Form 10-K, Exhibit 13
period 1996-12-31
COGNIZANT CORP
filed 1997-03-28
CIK 1019876

COGNIZANT CORPORATION

--------------------------------------------------------------------------------

                          1996 Report to Shareholders





                                COGNIZANT [LOGO]

                              COGNIZANT CORPORATION

                           1996 REPORT TO SHAREHOLDERS

                                TABLE OF CONTENTS

Financial Review ...............................................    1-6
Statement of Management's Responsibility for
 Financial Statements ..........................................      7
Report of Independent Accountants ..............................      7
Consolidated Financial Statements ..............................   8-11
Notes to Consolidated Financial Statements .....................  12-23
Five-Year Selected Financial Data ..............................     24

COGNIZANT CORPORATION

FINANCIAL REVIEW
Dollar amounts in thousands
--------------------------------------------------------------------------------

         On November 1, 1996, The Dun and Bradstreet Corporation ("D&B") distributed to its shareholders all of the outstanding shares of common stock of Cognizant Corporation (the "Company"), then a wholly-owned subsidiary of D&B (the "Distribution"). In the Distribution, holders of D&B common stock received one share of the Company's common stock for every share of D&B common stock held.

YEAR-ENDED DECEMBER 31, 1996 COMPARED WITH
 YEAR-ENDED DECEMBER 31, 1995

           Revenue in 1996 increased 12.2% to $1,730,596 from $1,542,340 in
1995. Revenue growth was held down principally by the one-time impact in 1995 of conforming fiscal quarters between the Company and Gartner Group ("the Gartner Group fiscal quarter change") and by the impact of discontinued business units not in the portfolio in 1996. Excluding these items, revenue growth was 14.8%. The increase reflected continued high growth at Gartner Group, principally from the introduction of new products and delivery options and double digit revenue performance at IMS and Nielsen Media Research, partially offset by declining revenues at Pilot Software. The growth at Nielsen Media Research was driven by the addition of new cable and broadcast customers, new products and services and continued service expansion to existing customers. The impact of a stronger U.S. dollar in 1996 decreased revenue growth for the Company by approximately 1%.

         Operating costs and selling and administrative expenses in 1996 were $1,253,567 compared with $1,242,331 in 1995, an increase of 0.9%. Operating costs and selling and administrative expenses in 1995 include a non-recurring charge of $90,070 ($49,268 after-tax) for costs principally associated with asset impairments, software write-offs and contractual obligations that have no future economic benefit, an incremental provision for postemployment benefit expense of $32,500 ($17,778 after tax), the Gartner Group fiscal quarter change and the impact of discontinued business units not in the portfolio in 1996. Operating costs and selling and administrative expenses in 1996 include a one-time acquisition-related charge of $33,233 ($32,778 after-tax) for in-process research and development costs associated with Gartner Group's acquisition of J3 Learning Corporation ("J3"). Excluding the above-mentioned 1995 and 1996 items, operating costs and selling and administrative expenses increased 13.4% to $1,217,056 in 1996 from $1,072,980 in 1995, reflecting the
Company's increased spending in new revenue growth initiatives which contributed to revenue growth of 14.8% in 1996. The impact of a stronger U.S. dollar in 1996 decreased operating costs and selling and administrative expense growth by approximately 1%.

         Operating income in 1996 increased 121.9% to $343,168 from $154,677 in 1995. The increase reflects the impact of the 1995 and 1996 items discussed above as well as 1995 restructuring expense of $12,800 ($7,002 after-tax). Excluding these 1995 and 1996 items operating income increased 25.5% to $379,679 in 1996 from $302,438 in 1995. Operating income growth outpaced revenue growth primarily due to Gartner Group's ability to take advantage of economies of scale and IMS's ability to leverage its resources. The impact of a stronger U.S. dollar in 1996 decreased operating income growth by approximately 2%.

         Operating margin in 1996 was 19.8% compared with 10.0% in 1995. The increase reflects the impact of the 1995 and 1996 items described above. Excluding these items in both years operating margin was 21.9% in 1996 compared with 20.1% in 1995.

         Non-operating income-net in 1996 was $5,853 compared with non-operating income-net of $7,880 in 1995, a decrease of 25.7%. The decrease was due principally to lower disposition gains in 1996, partially offset by lower minority interest expense related to Gartner Group due to the 1996 acquisition-related charge, and the impact in 1996 of a foreign exchange hedge gain. Excluding the disposition gains in 1995 and 1996 and adding back the minority interest expense associated with the 1996 acquisition-related charge, non-operating expense-net was $8,116 in 1996, as compared with $5,193 in 1995.

         The Company's consolidated 1996 effective tax rate was 44.0%, compared with 45.3% in 1995. The tax rates were computed on a separate-company basis. The Company has initiated global tax planning strategies to lower its effective tax rate.

         Net income in 1996 was $195,451 compared with $88,881 in 1995, an increase of 119.9%. Results for 1995 and 1996 include the items described above. Excluding these items net income increased 28.0% to $208,075 in 1996, from $162,593 in 1995.

         RESULTS BY BUSINESS SEGMENT

         The Marketing Information Services segment consists of IMS, Nielsen Media Research, Pilot Software, Erisco, Cognizant Technology Solutions, and Cognizant Enterprises. Marketing Information Services had an 8.4% increase in 1996 revenue to $1,306,214 from $1,204,701 in 1995. IMS had 1996 revenue of
$904,444, up 10.5% from $818,537 in 1995, and up 11.7% excluding the impact of a stronger U.S. dollar. Excluding the impact of discontinued business units that are no longer in the portfolio in 1996, revenue growth for the segment was 10.1%, reflecting Nielsen Media Research's addition of new cable and broadcast customers, metered market and local Hispanic service expansion and continued

Dollar amounts in thousands
--------------------------------------------------------------------------------

service expansion to existing customers; and strong performance of core business services and new product introductions at IMS. Growth in 1996 was adversely impacted by declining revenues at Pilot Software. Excluding the impact of a stronger U.S. dollar, revenue growth for the segment was 11.1%.

         1996 operating income for the segment was $319,385 compared with $158,037 in 1995, an increase of 102.1%. The increase was primarily due to the absence in 1996 of: $72,870 of the 1995 non-recurring charge, $24,300 of the 1995 incremental provision for postemployment benefits expense, and 1995 restructuring expense of $12,800. Excluding these items and the impact of discontinued business units that are no longer in the portfolio, operating income for the segment grew 11.5% to $319,349 in 1996, from $286,476 in 1995. IMS, the largest business within this segment, delivered 18.0% operating income growth, which was partially offset by a loss at Pilot Software. Excluding the impact of a stronger U.S. dollar, operating income growth for the segment was 13.7%.

         The Information Technology Services segment consists of the Company's majority-owned subsidiary, Gartner Group. Information Technology Services had 1996 revenue of $424,382, up 25.7% from $337,639 in 1995. Revenue growth was held down by the impact of the Gartner Group fiscal quarter change. Excluding this impact, revenue growth was 32.0%. This growth principally reflected strong gains at Gartner Group from symposium events, consulting and technology-based training businesses.

         Operating income for the segment increased 17.5% to $60,114 in 1996 from $51,180 in 1995. This growth was held down by the 1996 acquisition-related charge. In addition, 1995 results include $8,200 of the incremental provision for postemployment benefits expense and the impact of the Gartner Group fiscal quarter change. Excluding these items, operating income for the segment grew 67.2% to $93,347 in 1996 from $55,818 in 1995. The growth in operating income was primarily due to Gartner Group's revenue growth and its ability to take advantage of economies of scale.

         RESULTS BY GEOGRAPHIC AREA

           Revenue in the United States increased by 13.9% to $950,526 in 1996 from $834,786 in 1995. The increase reflected Gartner Group's introduction of new products and delivery options, Nielsen Media Research's addition of new customers and service expansions, and new product introductions by IMS, partially offset by declining revenues at Pilot Software, the impact of the Gartner Group fiscal quarter change and the absence of revenue from discontinued business units no longer in the portfolio. Revenue increased in Europe by 9.9% to $505,969 in 1996 from $460,320 in 1995, principally reflecting continued growth at IMS and Gartner Group's increased subscription services revenue and expansion into new global markets. All other non-U.S. revenues increased 10.9% to $274,101 in 1996 from $247,234 in 1995. Excluding the 1996 and 1995 items discussed previously and the impact of a stronger U.S. dollar, revenue growth in Europe and other non-U.S. was 12.0% and 16.2%, respectively.

         Operating income in the U.S. was $131,402 in 1996 compared with $45,149 in 1995, an increase of 191.0%. The increase was primarily attributable to the absence in 1996 of the 1995 non-recurring charge, the 1995 incremental provision for postemployment benefit expense and 1995 restructuring expense, offset, in part, by the impact of the 1995 Gartner Group fiscal quarter change, the 1996 acquisition-related charge and the impact of discontinued business units not in the portfolio in 1996. Operating income in Europe was $120,119 in 1996 compared with $52,694 in 1995, an increase of 128.0%. The increase in operating income was primarily due to the absence in 1996 of the 1995 non-recurring charge and the 1995 incremental provision for postemployment benefit expense. Operating income in other non-U.S. countries was $91,647 in 1996 compared with $56,834 in 1995, an increase of 61.3%. Excluding the 1996 and 1995 items discussed previously and the impact of a stronger U.S. dollar, operating income growth for Europe and other non-U.S. was 24.4% and 59.4%, respectively.

YEAR-ENDED DECEMBER 31, 1995 COMPARED WITH
 YEAR-ENDED DECEMBER 31, 1994

         Revenue in 1995 increased 22.7% to $1,542,340 from $1,257,415 in 1994.
Revenue growth was favorably affected principally by the impact in 1995 of the Gartner Group fiscal quarter change partially offset by the impact of discontinued business units during 1995. Excluding these items, revenue growth was 20.4%. This increase principally reflected strong revenue growth at Gartner Group and strong revenue performances at IMS and Nielsen Media Research. The impact of a weaker U.S. dollar in 1995 increased revenue growth by approximately 4%.

         Operating costs and selling and administrative expenses in 1995 were $1,242,331 compared with $911,074 in 1994, an increase of 36.4%. This increase was primarily due to the 1995 non-recurring charge, the 1995 incremental provision for postemployment benefit expense and the impact of the Gartner Group fiscal quarter change discussed previously. This was partially offset by the impact of discontinued business units during 1995. Excluding these 1995 items and curtailment gains and other one-time items recorded in 1994, 1995 operating costs and selling and administrative expenses increased 16.3% to $1,072,980 in 1995 from $922,576 in 1994 reflecting the Company's increased spending in new revenue growth initiatives which contributed to revenue growth of 20.4% in 1995. This increased spending was

Dollar amounts in thousands
--------------------------------------------------------------------------------


partially offset by productivity gains at IMS and Gartner Group. The impact of a weaker U.S. dollar in 1995 increased operating costs and selling and administrative expense growth by 3%.

         The following discusses the fourth quarter 1995 non-recurring charge:

         In the fourth quarter of 1995, the Company recorded within operating costs a charge of $90,070. This charge primarily reflected an impairment loss in connection with the adoption of the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ($40,570), the write-off of certain computer software ($20,300), a provision for postemployment benefits ($7,400) under D&B's severance plan and an accrual for contractual obligations that have no future economic benefits ($21,800). No payments relating to the accrued contractual obligations were made in 1995.

         SFAS No. 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In connection with this review, the Company recorded an impairment loss of $40,570 reflecting the revaluation of certain fixed assets, administrative and production systems and other intangibles that were replaced or no longer used. In addition, the Company recognized a charge of $20,300 principally related to the write-off of certain computer software product lines at Pilot Software.

         The provision for postemployment benefits of $7,400, represented the cost of workforce reductions. The accrual for contractual obligations that have no future economic benefits of $21,800 related to the acquisition of certain information and other services that were no longer used by the Company.

         The 1995 non-recurring charge of $90,070 ($49,268 after-tax) evolved from D&B's annual budget and strategic planning process in the fall of 1995, which indicated, based on preliminary results, that D&B's consolidated long-term profitability objectives would not be achieved. Accordingly, a more comprehensive review was undertaken to assess D&B's underlying cost structure, products and services and assets used in the business. Based upon such analysis, management, having the authority to approve such business decisions, committed in December 1995 to a plan to discontinue certain product lines and dispose of certain other assets, resulting in the charge. These decisions were not reversed or modified as a result of D&B's reorganization plan relating to the Distribution, which was reviewed and, subject to certain conditions, approved by the Board of Directors of D&B on January 9, 1996.

         Additionally, during 1995 the Company recorded a $12,800 restructuring provision primarily to write-off software for product lines that were discontinued at Sales Technologies, a division of IMS. (See Note 4 to the Consolidated Financial Statements.)

         1995 operating income was $154,677 compared with $226,635 in 1994, a decrease of 31.8%. The decrease reflects the impact of the 1995 items discussed above as well as an increase in restructuring expense in 1995. These items are partially offset by the impact of the Gartner Group fiscal quarter change. Excluding the 1995 and 1994 items described above and restructuring expense in both years operating income increased 38.3% to $302,438 from $218,625. The impact of a weaker U.S. dollar in 1995 increased operating income growth by approximately 6%.

         Operating margin in 1995 was 10.0% compared with 18.0% in 1994. The decline reflected the impact of the 1995 and 1994 items discussed above. Excluding these items operating margin was 20.1% for 1995 compared with 17.4% for 1994.

         Non-operating income-net was $7,880 in 1995 compared with $18,853 in 1994, a decrease of 58.2%. The decrease was due principally to higher minority interest expense related to Gartner Group, and lower disposition gains, offset in part by increased interest income. Excluding principally the impact of disposition gains in both years, non-operating (expense)/income--net was ($5,193) in 1995, as compared with $1,075 in 1994.

         Net income in 1995 was $88,881 compared with $146,405 in 1994, a decrease of 39.3%. Results for 1995 and 1994 include the items described above, and a higher effective tax rate of 45.3% in 1995, as compared with 40.4% in 1994, primarily due to the impact of repatriation of non-U.S. subsidiary earnings without offsetting foreign tax credits. Excluding these 1995 and 1994 items, 1995 net income increased 24.2% to $162,593, from $130,941 in 1994.

         RESULTS BY BUSINESS SEGMENT

           Marketing Information Services had 1995 revenue of $1,204,701, up 18.2% from $1,019,160 in 1994. IMS had 1995 revenue of $818,537, up 18.4% from
$691,060 in 1994, and up 12.9% excluding the impact of a weaker U.S. dollar. Excluding the impact of business units that were discontinued during 1995 revenue growth for the segment was 16.5%. The increase reflected Nielsen Media Research's addition of new customers (due in part to Arbitron's exit from the marketplace), new products and services and strong growth in Canada, and new product introductions at IMS. Excluding the impact of a weaker U.S. dollar, revenue growth for the segment was 12.5%.

Dollar amounts in thousands
--------------------------------------------------------------------------------

         1995 operating income for the segment was $158,037 compared with $228,864 in 1994, a decrease of 30.9%. The decline was primarily due to the 1995 non-recurring charge, the 1995 incremental provision for postemployment benefit expense, an increase in restructuring expense in 1995 and the impact of business units that were discontinued during 1995. Excluding these items, restructuring expense in both years, and the curtailment gains and other one-time items in 1994, operating income for the segment increased 32.8% to $286,476 in 1995 compared with $215,743 in 1994. Excluding the impact of a weaker U.S. dollar operating income growth for the segment was 26.5%. This growth was favorably impacted by productivity gains at IMS.

         Information Technology Services had 1995 revenue of $337,639, up 41.7% from $238,255 in 1994. Revenue growth was favorably impacted by the effect of the Gartner Group fiscal quarter change partially offset by the impact of a sale of a division in 1994. Excluding these items 1995 revenue growth was 36.9%. The increase principally reflected an increase in subscription services revenue at Gartner Group.

         Operating income for the segment increased 49.7% to $51,180 in 1995 from $34,185 in 1994. The increase was primarily due to Gartner Group's revenue growth and its ability to take advantage of economies of scale and the effect of the Gartner Group fiscal quarter change. These items are partially offset by the 1995 incremental provision for postemployment benefit expense. Excluding the impact of the postemployment benefit provision, the Gartner Group fiscal quarter change and the sale of a division in 1994, operating income for the segment grew 80.1% to $55,818 in 1995 from $30,989 in 1994.

         RESULTS BY GEOGRAPHIC AREA

           Revenue in the United States increased by 27.1% to $834,786 in 1995 from $656,701 in 1994, reflecting Gartner Group's increased services revenue (including the impact of the Gartner Group fiscal quarter change), Nielsen Media Research's addition of new customers (due in part to Arbitron's exit from the marketplace) and new products and services, and new product introductions by IMS. This was partially offset by the impact of discontinued business units in 1995 and 1994. Revenue increased in Europe by 14.1% to $460,320 in 1995 from $403,423 in 1994, principally reflecting continued growth at IMS and Gartner Group's increased subscription services revenue and expansion into new global markets. All other non-U.S. revenues increased 25.3% to $247,234 in 1995 from $197,291 in 1994. Excluding the 1995 and 1994 items discussed previously and the impact of a weaker U.S. dollar, revenue growth in Europe and other non-U.S. was 12.2% and 18.3%, respectively.

           Operating income in the U.S. was $45,149 in 1995 compared with $129,830 in 1994, a decrease of 65.2%. The decline was primarily attributable to the 1995 non-recurring charge, the 1995 incremental provision for postemployment benefit expense, higher 1995 restructuring expenses, the impact of discontinued business units in 1995 and 1994, and curtailment gains and other one-time items in 1994. Partially offsetting this was the impact of the Gartner Group fiscal quarter change. Operating income in Europe was $52,694 in 1995 compared with $59,338 in 1994, a decrease of 11.2%. The decline was primarily due to the 1995 non-recurring charge and the 1995 incremental provision for postemployment benefit expense. Operating income in other non-U.S. countries grew 51.7% to $56,834 in 1995 from $37,467 in 1994. Excluding the 1995 and 1994 items discussed previously and the impact of a weaker U.S. dollar, operating income growth for Europe was 40.2%, principally reflecting productivity gains at IMS, and 47.5% for other non-U.S. countries.

CHANGES IN FINANCIAL POSITION AT DECEMBER 31, 1996
 COMPARED WITH DECEMBER 31, 1995

         Cash and Cash Equivalents increased to $428,520 at December 31, 1996 from $157,105 at December 31, 1995 primarily due to cash transferred from D&B in connection with the Distribution. Sources of cash in 1996 included strong operating cash flow from IMS, Nielsen Media Research and Gartner Group.

         Marketable Securities and Other Investments increased to $117,706 at December 31, 1996 from $33,201 at December 31, 1995 principally due to additional equity investments and unrealized gains on investments.

         Other Liabilities and Minority Interests increased to $166,785 at December 31, 1996 from $53,267 at December 31, 1995 principally due to long-term liabilities assumed in connection with the Distribution related to prior business transactions, and an increase in Gartner Group minority interest liability.

ADOPTION OF STATEMENTS OF FINANCIAL ACCOUNTING
 STANDARDS

         In 1995, the Company recorded a pre-tax charge of $90,070 that included an impairment loss of $40,570 related to long-lived assets for which management, having the authority to approve such business decisions, committed to a plan to discontinue certain product lines and dispose of certain real property.

         SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in

Dollar amounts in thousands
--------------------------------------------------------------------------------

circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such impairment loss is then based on the fair value of the asset. While SFAS No. 121 affected the measurement of the impairment charge noted above, it had no effect on the timing of recognition of the impairment.

         The 1995 charge principally reflected an impairment loss of $40,570 reflecting the revaluation of certain fixed assets, administrative and production systems and other intangibles that were replaced or no longer used. In addition, the Company recorded a charge of $20,300 principally related to the write-off of certain computer software product lines at Pilot Software. (See
Note 3 to the Consolidated Financial Statements.)

         In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 "Accounting for Stock-Based Compensation", which requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts as disclosed in Note 9 to the Consolidated Financial Statements.

RESTRUCTURING

         In 1995, the Company recorded a $12,800 restructuring provision primarily to write off software for product lines that were discontinued at Sales Technologies, a division of IMS.

         In the second quarter of 1994, the Company recorded a provision of $7,957 to restructure certain operations and businesses, and to reduce costs and increase operating efficiencies. These restructuring actions included office consolidations, the closedown of Sales Technologies' European operations, as well as additional steps to complete certain actions initiated in 1993.

NON-U.S. OPERATING AND MONETARY ASSETS

         The Company operates globally. Approximately 45% of the Company's revenues and 62% of operating income in 1996 were derived from non-U.S. operations, including approximately 29% of revenues and 35% of operating income from European operations. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of U.S. dollar operating results. In 1996, foreign currency translation decreased U.S. dollar revenue growth and operating income growth by approximately 1% and 2%, respectively. In 1995, foreign currency translation increased U.S. dollar revenue growth and operating income growth by approximately 4% and 6%, respectively.

         Non-U.S. monetary assets are maintained in currencies other than the U.S. dollar, principally in Switzerland, Germany and Japan. Changes in the value of these currencies relative to the U.S. dollar are charged or credited to shareholders' equity. The effect of exchange rate changes during 1996 decreased the U.S. dollar amount of cash and cash equivalents by $3,074.

LIQUIDITY AND CAPITAL RESOURCES

         At December 31, 1996, cash, cash equivalents and current marketable securities totaled $450,796 (including $145,973 of Gartner Group cash and marketable securities). At December 31, 1995, cash, cash equivalents and current marketable securities totaled $187,223 (including $81,392 of Gartner Group cash and marketable securities). The increase in cash of $263,573 was primarily due to cash transferred from D&B in connection with the Distribution. The increase in cash was held down by payments for restructuring, non-recurring charges and postemployment benefits of $11,515, $13,125 and $11,045, respectively.

         Net cash provided by operating activities was $352,023, $288,539 and $209,407 in 1996, 1995 and 1994, respectively. The increase of $63,484 in net cash provided by operating activities in 1996 primarily reflected improved collections of accounts receivable and lower postemployment benefit payments, partially offset by lower other working capital items ($75,459), lower deferred revenue ($30,512), higher income tax payments ($21,416) and payments related to the 1995 non-recurring charge of ($13,125). The increase of $79,132 in net cash provided by operating activities in 1995 primarily reflected higher other working capital items ($34,273) and lower restructuring payments ($8,933), partially offset by a higher level of accounts receivables ($10,239).

         Net cash used in investing activities totaled $158,065 for 1996, compared with $148,169 and $206,127 in 1995 and 1994, respectively. The increase in cash usage in 1996 of

Dollar amounts in thousands
--------------------------------------------------------------------------------


$9,896 primarily reflected the purchase of Gartner Group stock, higher payments for acquisitions and equity investments, offset in part by higher net proceeds for marketable securities and lower additions to computer software. The decrease in cash usage in 1995 of $57,958 primarily reflected lower payments for acquisitions and reduced capital expenditures, offset in part by net purchases of marketable securities.

         Net cash provided by/(used in) financing activities totaled $80,531 for 1996, compared with ($116,095) and ($106,060) in 1995 and 1994, respectively.
The increase in 1996 cash provided by financing activities principally reflected a net amount transferred from D&B in connection with the Distribution, compared with net transfers to D&B in 1995 and long-term liabilities assumed with the Distribution related to prior business transactions, offset in part by the payment of short-term debt assumed with the Distribution. The increase in cash usage in 1995 of $10,035 primarily reflected short and long-term debt payments, included in Other financing activities.

         The Company will continue to invest in information systems, software and other technologies. These systems and technologies are subject to refinements and updating including compliance with "Year 2000". The Year 2000 costs will be expensed as incurred.

         On February 18, 1997 the Company announced that its Board of Directors had authorized a systematic stock repurchase program to buy up to 8.5 million shares of the Company's outstanding common stock over a two-year period. Stock repurchases will be held in Treasury and reissued upon exercise of employee stock options.

         On March 12, 1997 Gartner Group announced that its Board of Directors had authorized the repurchase of up to 1.8 million shares of its outstanding Class A common stock. Gartner Group's stock repurchase program is intended to offset the dilutive effect of its stock-based employee compensation plan.

         The Company's existing balances of cash, cash equivalents and marketable securities, and cash generated from operations and debt capacity are expected to be sufficient to meet the Company's long-term and short-term cash requirements including dividends, acquisitions and the stock repurchase programs.

FACTORS THAT MAY AFFECT FUTURE RESULTS

         This report includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements.

DIVIDENDS

         The payment and level of cash dividends by the Company are subject to the discretion of the Board of Directors of the Company. Although the Company has declared and anticipates that it will declare quarterly dividends in the range of 5% to 8% of net earnings, dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of the Company.

COMMON STOCK INFORMATION

         The Company's common stock (symbol CZT) is listed on the New York Stock Exchange. The number of shareholders of record and shares issued and outstanding on December 31, 1996 were 12,815 and 170,277,119, respectively. The high and low price per share during the period the Company's stock traded "regular way" during 1996 were $36 7/8 and $31 3/8, respectively. Approximately 70% of shares were held by institutions.

STATEMENT OF MANAGEMENT'S
RESPONSIBILITY FOR FINANCIAL
STATEMENTS
--------------------------------------------------------------------------------
To the Shareholders of Cognizant Corporation:

         Management is responsible for the preparation of the consolidated financial statements and related information that are presented in this report. The consolidated financial statements, which include amounts based on management's estimates and judgments, have been prepared in conformity with generally accepted accounting principles. Other financial information in the report to shareholders is consistent with that in the consolidated financial statements.

         The Company maintains accounting and internal control systems to provide reasonable assurance at reasonable cost that assets are safeguarded against loss from unauthorized use or disposition, and that the financial records are reliable for preparing financial statements and maintaining accountability for assets. These systems are augmented by written policies, an organizational structure providing division of responsibilities, careful selection and training of qualified personnel and a program of internal audits.

         The Company engaged Coopers & Lybrand L.L.P., independent accountants, to audit and render an opinion on the consolidated financial statements in accordance with generally accepted auditing standards. These standards include an assessment of the systems of internal controls and tests of transactions to the extent considered necessary by them to support their opinion.

         The Board of Directors, through its Audit Committee consisting solely of outside directors of the Company, meets regularly with management, internal auditors and our independent accountants to ensure that each is meeting its responsibilities and to discuss matters concerning internal controls and financial reporting. Coopers & Lybrand and the internal auditors each have full and free access to the Audit Committee.


/s/ ROBERT E. WEISSMAN

Robert E. Weissman
Chairman &
Chief Executive Officer


/s/ VICTORIA R. FASH

Victoria R. Fash
Executive Vice President
& Chief Financial Officer


REPORT OF INDEPENDENT
ACCOUNTANTS
--------------------------------------------------------------------------------
To the Shareholders and Board of Directors of Cognizant Corporation:

         We have audited the accompanying consolidated statements of financial position of Cognizant Corporation as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cognizant Corporation as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the three years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

         As discussed in Note 2 to the consolidated financial statements, in 1995, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of".


/s/ COOPERS & LYBRAND LLP

Stamford, Connecticut
February 19, 1997

COGNIZANT CORPORATION

Consolidated Statements of Income

                                                                                      Years Ended December 31,
                                                                           --------------------------------------------
Dollar amounts in thousands, except per share data                               1996             1995             1994
-----------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE .......................................................  $1,730,596       $1,542,340       $1,257,415
Operating Costs .........................................................     746,781          753,466          516,895
Selling and Administrative Expenses .....................................     506,786          488,865          394,179
Depreciation and Amortization ...........................................     133,861          132,532          111,749
Restructuring Expense ...................................................          --           12,800            7,957
-----------------------------------------------------------------------------------------------------------------------
OPERATING INCOME ........................................................     343,168          154,677          226,635
-----------------------------------------------------------------------------------------------------------------------
Interest Income .........................................................       9,456           10,325            9,217
Interest Expense ........................................................      (1,338)            (540)            (715)
Gains from Dispositions .................................................         200           15,124           21,473
Other Expense--Net ......................................................      (2,465)         (17,029)         (11,122)
-----------------------------------------------------------------------------------------------------------------------
Non-Operating Income--Net ...............................................       5,853            7,880           18,853
-----------------------------------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes ................................     349,021          162,557          245,488
Provision for Income Taxes ..............................................    (153,570)         (73,676)         (99,083)
-----------------------------------------------------------------------------------------------------------------------
NET INCOME ..............................................................  $  195,451       $   88,881       $  146,405
-----------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE OF COMMON STOCK ......................................  $     1.15       $      .52       $      .86
-----------------------------------------------------------------------------------------------------------------------
Average Number of Shares Outstanding .................................... 169,944,000      169,522,000      169,946,000
-----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

COGNIZANT CORPORATION

Consolidated Statements of Financial Position

                                                                                                  December 31,
                                                                                     -----------------------------------
Dollar amounts in thousands, except per share data                                         1996                    1995
------------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents                                                            $  428,520              $  157,105
Accounts Receivable-Net                                                                 453,791                 432,957
Other Current Assets                                                                    112,151                 114,177
------------------------------------------------------------------------------------------------------------------------
   Total Current Assets                                                                 994,462                 704,239
------------------------------------------------------------------------------------------------------------------------
MARKETABLE SECURITIES AND OTHER INVESTMENTS                                             117,706                  33,201
------------------------------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT-NET                                                       268,888                 247,127
------------------------------------------------------------------------------------------------------------------------
OTHER ASSETS-NET
Computer Software                                                                       139,040                 137,700
Goodwill                                                                                251,483                 230,888
Other Assets                                                                            103,403                  88,935
------------------------------------------------------------------------------------------------------------------------
   Total Other Assets-Net                                                               493,926                 457,523
------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                         $1,874,982              $1,442,090
========================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts and Notes Payable                                                            $  46,923               $  60,966
Accrued and Other Current Liabilities                                                   276,682                 297,465
Accrued Income Taxes                                                                     63,416                  37,747
Deferred Revenues                                                                       292,970                 270,731
------------------------------------------------------------------------------------------------------------------------
   Total Current Liabilities                                                            679,991                 666,909
------------------------------------------------------------------------------------------------------------------------
POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS                                               50,519                  48,602
DEFERRED INCOME TAXES                                                                   105,074                  68,724
OTHER LIABILITIES AND MINORITY INTERESTS                                                166,785                  53,267
------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                     1,002,369                 837,502
========================================================================================================================
COMMITMENTS AND CONTINGENCIES
------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Preferred Stock, par value $.01 per share, authorized--
 10,000,000 shares; outstanding--none
Series Common Stock, par value $.01 per share, authorized--
 10,000,000 shares; outstanding--none
Common Stock, par value $.01 per share, authorized--400,000,000 shares;
 issued and outstanding 170,277,119 shares in 1996                                        1,703                      --
Capital Surplus                                                                         804,621                      --
Retained Earnings                                                                        65,989                      --
Treasury Stock, at cost, 800,000 shares                                                 (24,643)                     --
Cumulative Translation Adjustment                                                       (11,752)                  6,505
Unrealized Gains on Investments                                                          36,695                      --
Divisional Equity                                                                            --                 598,083
------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                              872,613                 604,588
------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                           $1,874,982              $1,442,090
========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

COGNIZANT CORPORATION

Consolidated Statements of Cash Flows

                                                                         Years Ended December 31,
                                                                 -----------------------------------
Dollar amounts in thousands                                           1996         1995         1994
====================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                       $ 195,451    $  88,881    $ 146,405
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
  Depreciation and Amortization                                    133,861      132,532      111,749
  Write-off of Purchased In Process Research and Development .      33,233           --           --
  Gains From Dispositions                                             (200)     (15,124)     (21,473)
  Restructuring Provisions                                              --       12,800        7,957
  Restructuring Payments                                           (11,515)     (15,544)     (24,477)
  Non-Recurring Charge                                                  --       90,070           --
  Non-Recurring Charge Payments                                    (13,125)          --           --
  Postemployment Benefit Expense                                       666       37,632        1,427
  Postemployment Benefit Payments                                  (11,045)     (18,480)     (19,552)
  Net Increase in Accounts Receivable                              (19,576)     (83,035)     (72,796)
  Net Increase in Deferred Revenue                                  23,276       53,788       36,600
  Gartner Group Minority Interest (inclusive of R&D write-off)      11,710       14,696        8,358
  Deferred Income Taxes                                             16,566      (13,392)       5,189
  Net Increase (Decrease) in Accrued Income Taxes                   23,606      (35,994)      13,976
  Net (Increase) Decrease in Other Working Capital Items           (26,932)      48,527       14,254
  Other                                                             (3,953)      (8,818)       1,790
----------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                          352,023      288,539      209,407
----------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Maturities of Marketable Securities                  193,392       40,338           --
Payments for Marketable Securities                                (165,791)     (70,546)          --
Proceeds from Sale of Businesses                                     1,565       11,349       20,700
Payments for Acquisition of Businesses                             (24,386)     (10,916)     (63,579)
Capital Expenditures                                               (74,963)     (77,032)    (104,475)
Additions to Computer Software                                     (49,395)     (70,565)     (60,241)
Increase in Other Investments--Net                                 (24,423)      (8,232)     (20,479)
Payments for Purchase of Gartner Group Stock                       (49,419)      (8,372)          --
Other                                                               35,355       45,807       21,947
----------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                             (158,065)    (148,169)    (206,127)
----------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Exercise of Stock Options                                557           --           --
Proceeds from Issuance of Purchased Stock Options                    8,699           --           --
Other Stock Transactions with Employees                             14,377        5,149        2,293
Net Transfers from (to) The Dun & Bradstreet Corporation            44,880     (113,051)    (111,212)
Payment of Short-Term Debt                                         (50,000)          --           --
Other                                                               62,018       (8,193)       2,859
----------------------------------------------------------------------------------------------------
Net Cash Provided by (Used in) Financing Activities                 80,531     (116,095)    (106,060)
----------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash and Cash Equivalents .      (3,074)       4,846        9,699
----------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents                   271,415       29,121      (93,081)
Cash and Cash Equivalents, Beginning of Year                       157,105      127,984      221,065
----------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                           $ 428,520    $ 157,105    $ 127,984
====================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid During the Year for Interest                           $   1,463    $     425    $     925
Cash Paid During the Year for Income Taxes                       $  48,372    $  26,956    $  29,287


The accompanying notes are an integral part of the consolidated financial statements.

COGNIZANT CORPORATION

Consolidated Statements of Shareholders' Equity


Dollar amounts in thousands
===================================================================================================================================
                                                                                                            UNREALIZED
                                                                                             CUMULATIVE       GAINS
THREE YEARS ENDED               DIVISIONAL    COMMON      CAPITAL   RETAINED    TREASURY     TRANSLATION        ON
DECEMBER 31, 1996                 EQUITY       STOCK      SURPLUS   EARNINGS      STOCK      ADJUSTMENT     INVESTMENTS      TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1994        $587,060      $   --    $     --   $    --     $     --      $(46,227)       $    --       $540,833
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                       146,405                                                                                    146,405
Net Transfers to The Dun &
 Bradstreet Corporation         (111,212)                                                                                  (111,212)
Change in Cumulative
 Translation Adjustment                                                                        30,457                        30,457
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994       622,253          --          --        --           --       (15,770)            --        606,483
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                        88,881                                                                                     88,881
Net Transfers to The Dun &
 Bradstreet Corporation         (113,051)                                                                                  (113,051)
Change in Cumulative
 Translation Adjustment                                                                        22,275                        22,275
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995       598,083          --          --        --           --         6,505             --        604,588
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                       129,462                                                                                    129,462
Net Transfers from The Dun &
 Bradstreet Corporation           44,880                                                                                     44,880
Change in Cumulative
 Translation Adjustment                                                                       (16,817)                      (16,817)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 1, 1996             --       1,703     795,922        --      (25,200)      (10,312)            --        762,113
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                          65,989                                                   65,989
Exercise of Stock Options                                                           557                                         557
Purchase of Stock Options                                  8,699                                                              8,699
Change in Cumulative
 Translation Adjustment                                                                        (1,440)                       (1,440)
Unrealized Gains on
  Investments                                                                                                 36,695         36,695
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996            --      $1,703    $804,621   $65,989     $(24,643)     $(11,752)       $36,695       $872,613
===================================================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.

COGNIZANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollar amounts in thousands
-------------------------------------------------------------------------------

Note 1. Basis of Presentation

         Cognizant Corporation (the "Company") integrates information and technology to create business insight. I.M.S. International, Inc. ("IMS"), which offers global information solutions to the pharmaceutical and healthcare industries, and Nielsen Media Research, Inc., the leader in audience measurement information for electronic media, are the principal operating units in the marketing information services business segment. The other operating units included in this segment are Pilot Software, Inc., Erisco, Inc., Cognizant Technology Solutions Corporation, and Cognizant Enterprises, Inc. The Company's majority-owned subsidiary, Gartner Group, Inc., the premier provider of research and advisory services to the information technology industry, comprises the Company's information technology services business segment.

         On November 1, 1996 (the "Distribution Date"), The Dun & Bradstreet Corporation ("D&B") distributed to its shareholders all of the outstanding shares of common stock of the Company, then a wholly-owned subsidiary of D&B (the "Distribution"). In the Distribution, holders of D&B common stock received one share of the Company's common stock for every share of D&B common stock held.

         These financial statements reflect the financial position, results of operations and cash flows of the Company as if it were a separate entity for all periods presented. D&B's historical basis in the assets and liabilities of the Company has been carried over.

         The financial statements also include allocations of certain D&B corporate headquarters assets (including prepaid pension assets), liabilities (including pension and postretirement benefits) and expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other D&B corporate overhead) relating to the Company's businesses that were transferred to the Company from D&B. Management believes these allocations are reasonable. However, the financial information included herein may not necessarily reflect the financial position, results of operations, and cash flows had the Company been a separate entity for all periods presented.

--------------------------------------------------------------------------------

Note 2. Summary of Significant Accounting Policies

Consolidation. The consolidated financial statements of the Company include the accounts of the Company and its subsidiaries after elimination of all material intercompany accounts and transactions. Investments in companies over which the Company has significant influence but not a controlling interest are accounted for under the equity method of accounting. The financial statements of IMS and its affiliates reflect a fiscal year ending November 30 to facilitate timely reporting of the Company's financial results.

Cash Equivalents. The Company considers all highly liquid investments with a maturity of 90 days or less at the time of purchase to be cash equivalents.

Marketable Securities. The Company values all marketable securities that mature in more than 90 days at amortized cost (which approximates market value) as it is management's intent to hold these instruments to maturity. Other marketable securities, principally consisting of equity securities, are classified as available-for-sale. Such securities are carried at fair value, with the unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity.

Property, Plant and Equipment. Buildings and machinery and equipment are depreciated over their estimated useful lives using principally the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement.

Computer Software. Certain internal costs incurred in the development of computer software are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Costs incurred to establish technological feasibility of a computer software product are expensed in the periods in which they are incurred. Capitalization ceases and amortization starts when the product is available for general release to customers. Computer software costs are being amortized, on a product by product basis, over three to five years. Annual amortization is the greater of the amount computed using (a) the ratio that gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product. At each balance sheet date, the Company reviews the recoverability of the unamortized capitalized costs of computer software products by comparing the carrying value of computer software with its estimated net realizable value.

Goodwill. Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired and is amortized on a straight-line basis over seven to forty years. At each balance sheet date, the Company reviews the recoverability of goodwill, not identified with impaired long-lived assets, based on estimated undiscounted future cash flows from operating activities compared with the carrying value of goodwill and recognizes any impairment on the basis of such comparison. The recognition and measurement of goodwill impairment is assessed at the business unit level.

Dollar amounts in thousands
--------------------------------------------------------------------------------

Other Assets. Other intangibles result from acquisitions and database development and are included in other assets. Other intangibles are being amortized, using principally the straight-line method, over five to fifteen years.

         The Company adopted the provisions of SFAS No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in 1995. This statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such impairment loss is then based on the fair value of the asset. See Note 3 to the Consolidated Financial Statements.

Revenue Recognition. The Company recognizes revenue as earned, which is over the contract period or as the information is delivered or related services are performed. Amounts billed for service and subscriptions are credited to deferred revenues and reflected in operating revenue over the subscription term, which is generally one year. Software license revenue is recognized upon delivery of the software and documentation when there are no significant remaining related obligations. Revenue from post-contract customer support (maintenance) is recognized on a straight-line basis over the term of the contract.

Foreign Currency Translation. The Company has significant investments in non-U.S. countries. Therefore, changes in the value of foreign currencies affect the Company's consolidated financial statements when translated into U.S. dollars.

         For all operations outside the United States where the Company has designated the local currency as the functional currency, assets and liabilities are translated using end-of-year exchange rates; revenues and expenses are translated using average rates of exchange. For these countries, currency translation adjustments are accumulated in a separate component of shareholders' equity whereas realized transaction gains and losses are recognized in other expense--net. For operations in countries that are considered to be highly inflationary, where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are translated using end-of-year exchange rates, nonmonetary accounts are translated using historical exchange rates, and all translation and transaction adjustments are recognized in other expense--net.

Income Taxes. Prior to the Distribution, the Company was included in the Federal and certain state and non-U.S. income tax returns of D&B. The provision for income taxes in the Company's financial statements has been calculated on a separate-company basis. Income taxes paid on behalf of the Company by D&B, prior to the Distribution, are included in Divisional Equity.

Divisional Equity. Divisional Equity includes historical investments and advances from D&B, including net transfers to/from D&B, third party liabilities paid on behalf of the Company by D&B and amounts due to/from D&B for services and other charges, as well as current period income through the Distribution Date.

Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for: allowance for uncollectible accounts receivable, depreciation and amortization, capitalized software costs, employee benefit plans, taxes, restructuring reserves and contingencies.

Earnings Per Share. Earnings per share of common stock were computed by dividing net income by the weighted average number of shares of common stock outstanding during the periods. The computation includes the weighted average number of shares of D&B common stock outstanding through the Distribution Date, reflecting the one-for-one distribution ratio, and the weighted average number of shares of Cognizant common stock outstanding since the Distribution. The inclusion of shares issuable under stock options in the calculation of earnings per share would not result in material dilution.

Concentrations of Credit Risk. IMS maintains accounts receivable balances ($237,279 and $252,067 at December 31, 1996 and 1995, respectively) principally from customers in the pharmaceutical industry.

Reclassifications. Certain prior-year amounts have been reclassified to conform with the 1996 presentation.

--------------------------------------------------------------------------------

Note 3. Non-Recurring Charges

         In the fourth quarter of 1995, the Company recorded within operating costs a charge of $90,070. This charge primarily reflected an impairment loss in connection with the adoption of the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ($40,570), the write-off of certain computer software ($20,300), a provision for postemployment benefits ($7,400) under the Company's severance plan and an accrual for contractual obligations that have no future economic benefits ($21,800).

         SFAS No. 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In connection with this

Dollar amounts in thousands
--------------------------------------------------------------------------------


review, the Company recorded an impairment loss of $40,570 reflecting the revaluation of certain fixed assets, administrative and production systems and other intangibles that were replaced or no longer used. In addition, the Company recognized a charge of $20,300 principally related to the write-off of certain computer software product lines at Pilot Software.

         The provision for postemployment benefits of $7,400 represented the cost of workforce reductions. The accrual for contractual obligations that have no future economic benefits of $21,800 related to the acquisition of certain information and other services that were no longer used by the Company.

         This 1995 non-recurring charge evolved from D&B's annual budget and strategic planning process, which included a review of D&B's underlying cost structure, products and services and assets used in the business. Based upon such analysis, management, having the authority to approve such business decisions, committed in December 1995 to a plan to discontinue certain product lines and dispose of certain other assets, resulting in the charge. These decisions were not reversed or modified as a result of D&B's reorganization plan relating to the Distribution, which was reviewed and, subject to certain conditions, approved by the Board of Directors of D&B on January 9, 1996.

--------------------------------------------------------------------------------

Note 4. Restructuring

         In 1995, the Company recorded a $12,800 restructuring provision primarily to write-off software for product lines that were discontinued at Sales Technologies, a division of IMS.

         In the second quarter of 1994, the Company recorded a provision of $7,957 to restructure certain operations and businesses, and to reduce costs and increase operating efficiencies. These restructuring actions included office consolidations, the closedown of Sales Technologies' European operations, and additional steps to complete certain actions initiated in 1993.

         All restructuring actions were completed in 1996. The table below sets forth the details of all restructuring accrual activity by major category for the years ended December 31, 1995 and 1996.


                                   JANUARY 1,                          CASH &      DECEMBER 31,      CASH    DECEMBER 31,
CATEGORY                              1995          EXPENSE        NONCASH ITEMS      1995          ITEMS       1996
-------------------------------------------------------------------------------------------------------------------------
Real Estate Cost Reductions         $13,676             --           $(12,617)       $ 1,059      $ (1,059)      --
Discontinue Production and Data
 Collection Systems and Products        --          $12,800            (8,400)         4,400        (4,400)
Other                                11,783              --            (5,727)         6,056        (6,056)      --
-------------------------------------------------------------------------------------------------------------------------
Total                               $25,459         $12,800          $(26,744)       $11,515      $(11,515)      --
=========================================================================================================================

--------------------------------------------------------------------------------

Note 5. Acquisitions

         In 1996, 1995 and 1994, the Company acquired various companies in separate transactions that were accounted for as purchases.

         The aggregate cash purchase price of such acquisitions totaled $24,386 in 1996. The largest acquisition during 1996 was Gartner Group's acquisition of J3 Learning Corporation ("J3"), a leading provider of software educational materials for corporate and individual training. Gartner Group acquired all of the outstanding shares of J3 for consideration of $8,000 in cash, approximately $35,400 in Gartner Group Class A Common Stock, and options to purchase Gartner Group Class A Common Stock, which had a value of $1,300.

         The aggregate purchase price of such acquisitions totaled $10,916 in 1995.

         The aggregate purchase price of such acquisitions totaled $63,579 in 1994. The largest acquisition during 1994 was Pilot Software, a leading provider of on-line analytic processing software solutions that support business decision-making needs across many industries.

         The results of operations of all purchases are included in the Consolidated Statements of Income from the date of acquisition. Had the acquisitions made in 1994, 1995 and 1996 been consummated on January 1 of the year preceding the year of acquisition, the results of these acquired operations would not have had a significant impact on the Company's consolidated results of operations for any of the years presented.

Dollar amounts in thousands
--------------------------------------------------------------------------------


Note 6. Marketable Securities

         Amounts included below are classified in the consolidated statements of financial position as marketable securities. Cash equivalents have been excluded from these disclosures.

                                                 December 31,
                                     -------------------------------------------
                                          1996                 1995
--------------------------------------------------------------------------------
                                                 FAIR                 Fair
                                      COST      VALUE      Cost      Value
--------------------------------------------------------------------------------
Debt Securities of States
 and Other Subdivisions
 of the U.S.
 Government                         $23,317    $23,317   $30,118    $30,118
Equity Securities                     4,357     58,320        --         --
--------------------------------------------------------------------------------
                                    $27,674    $81,637   $30,118    $30,118
================================================================================


         At December 31, 1996, cost and fair values of debt securities by contractual maturity were as follows:

                                                            COST     FAIR VALUE
--------------------------------------------------------------------------------
Due in one year or less                                  $22,276        $22,276
Due after one year through five years                      1,041          1,041
--------------------------------------------------------------------------------
                                                         $23,317        $23,317
================================================================================

Note 7. Financial Instruments with Off-Balance-Sheet Risk

         The Company is a party to financial instruments with off-balance sheet risk, which are entered into in the normal course of business to reduce exposure to fluctuations in foreign currency exchange rates. The counterparties to these instruments are major financial institutions. The Company is exposed to exchange rate risk in the event of nonperformance by the counterparties to the financial instruments; however, the Company does not anticipate such nonperformance. The amount of such exposure is generally the unrealized gains in such contracts.

         Foreign exchange forward contracts are entered into to hedge against foreign currency exchange movements on earnings and on certain assets and liabilities of subsidiaries that are denominated in currencies other than the subsidiary's functional currency. The forward contracts typically have maturities of three months or less. At December 31, 1996, the Company had approximately $315,000 in foreign exchange forward contracts outstanding, with various expiration dates through January 1997. Foreign exchange forward contracts are valued at market quotes, with the unrealized gains and losses on these contracts included in other expense -- net.

--------------------------------------------------------------------------------

Note 8. Pension and Postretirement Benefits

         Pension Plans. At the Distribution Date, the Company assumed responsibility from D&B for pension and postretirement benefits for active U.S. plan participants of the Company. The responsibility for retirees and terminated vested employees remained with D&B. An allocation of assets and liabilities for such benefits, which are not material, has been included in the consolidated financial statements. The Company's non-U.S. subsidiaries provide retirement benefits for employees consistent with local practices, primarily using defined benefit or termination indemnity plans.

         The Company has established a defined benefit pension plan. This plan covers all employees in the United States in certain of the Company's businesses. The plan is a cash balance pension plan under which 6% of creditable compensation plus interest is credited to eligible employee retirement accounts on a monthly basis. At the time of retirement, the vested employee's account balance is actuarially converted into an annuity. Pension costs are determined actuarially and are funded to the extent allowable under the Internal Revenue Code. Supplemental plans in the United States are maintained to provide retirement benefits in excess of levels allowed by ERISA.

         Prior to the Distribution, the Company accounted for its participation in D&B's U.S. pension plans as a multi-employer plan.

Consolidated pension costs are summarized as follows:

                                                 1996      1995      1994
--------------------------------------------------------------------------------
U.S. Plans--D&B Allocation                     $2,230    $1,241    $ (890)
U.S. Plans--Post Distribution                     291       --        --
Non-U.S. Plans                                  4,364     4,078     3,249
--------------------------------------------------------------------------------
Total Pension Cost                             $6,885    $5,319    $2,359
================================================================================

         In addition, during 1996 and 1994 the Company recognized pension curtailment gains of $1,895 and $2,653 relating to a reduced level of participation in the Company's supplemental plan and workforce reductions, respectively.

         The status of all defined benefit pension plans at December 31, 1996 is as follows:



                                                       FUNDED        UNFUNDED
--------------------------------------------------------------------------------
Fair Value of Plan Assets                              $151,724         --
--------------------------------------------------------------------------------
Actuarial Present Value of Accumulated
 Benefit Obligation:
  Vested                                               (120,602)    $(4,857)
  Nonvested                                              (1,611)       (296)
--------------------------------------------------------------------------------
Accumulated Benefit Obligation                         (122,213)     (5,153)
Effect of Projected Future Salary
 Increases                                              (12,088)     (7,100)
--------------------------------------------------------------------------------
Projected Benefit Obligation                           (134,301)    (12,253)
--------------------------------------------------------------------------------
Plan Assets in Excess of
 (Less Than) Projected
 Benefit Obligation                                      17,423     (12,253)
Unrecognized Net Loss                                     3,652         478
Unrecognized Prior Service Cost (Credit)                 (6,547)        833
Unrecognized Net Transition (Asset)
 Obligation                                              (1,226)         49
Adjustment to Recognize Minimum Liability                   --         (123)
--------------------------------------------------------------------------------
Prepaid (Accrued) Pension Cost                         $ 13,302    $(11,016)
--------------------------------------------------------------------------------

Dollar amounts in thousands
--------------------------------------------------------------------------------

     The weighted average expected long-term rate of return on pension plan assets was 9.31%, 9.82% and 9.75% for 1996, 1995 and 1994, respectively. At December 31, 1996 and 1995, the projected benefit obligation was determined using weighted average discount rates of 7.59% and 7.76%, respectively, and weighted average rates of increase in future compensation levels of 4.59% and 5.06%, respectively. Plan assets are invested in diversified portfolios that consist primarily of equity and debt securities.

     Certain employees of the Company in the United States also are eligible to participate in the Company-sponsored defined contribution plan. The Company's businesses make a matching contribution of 50% of the employee's contribution based on specified limits of the employee's salary. The Company's expense related to this plan was $4,075, $3,178 and $2,627 for the years 1996, 1995 and 1994, respectively.

     Additionally, Gartner Group has a savings and investment plan covering substantially all domestic employees. Gartner Group contributes amounts to this plan based upon the level of the employee contributions. Gartner Group also contributes fixed and discretionary amounts based on employee participation and attainment of operating margins specified by the Gartner Group Board of Directors. Amounts expensed in connection with the plan totaled $3,200, $2,000 and $1,400 for 1996, 1995 and 1994, respectively.

     Postretirement Benefits. In addition to providing pension benefits, the Company provides various health-care and life-insurance benefits for retired employees. Employees at certain businesses of the Company in the United States become eligible for these benefits if they attain 10 years of credited service after age 45. The Company's future costs are limited based on a cost cap. Certain of the Company's subsidiaries outside the United States have postretirement benefit plans, although most participants are covered by government-sponsored or administered plans. The cost of Company-sponsored postretirement benefit plans outside the U.S. is not significant.

     Prior to the Distribution, the Company accounted for its participation in D&B's U.S. postretirement plan as a multi-employer plan. Accordingly, the Company has recorded postretirement benefits costs as allocated by D&B totaling $2,289, $3,447 and $2,129 for the 10 month period ended October 31, 1996 and for the years ended December 31, 1995 and 1994, respectively. Postretirement benefit costs totalled $330 for the two month post-distribution period ended December 31, 1996. During 1994 the Company recognized a curtailment gain of $4,199 resulting from a change in eligibility requirements for the postretirement medical plan.

     The status of postretirement benefit plans other than pensions at December 31, 1996 is as follows:

--------------------------------------------------------------------------------
Accumulated Postretirement Benefit Obligation:
 Active Employees--Eligible                                          $ (8,350)
 Active Employees--Not Yet Eligible                                    (6,530)
--------------------------------------------------------------------------------
Accumulated Postretirement Benefit Obligation                         (14,880)
Unrecognized Net Loss                                                     300
Unrecognized Prior Service Credit                                        (850)
--------------------------------------------------------------------------------
Accrued Postretirement Benefit Cost                                  $(15,430)
--------------------------------------------------------------------------------

     The accumulated postretirement benefit obligation at December 31, 1996 was determined using a discount rate of 7.5%. The assumed rate of future increases in per capita cost of covered health-care benefits is 8.0% in 1997, decreasing gradually to 5.0% for the year 2021 and remaining constant thereafter. Increasing the assumed health-care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation by $1,800 and would increase annual aggregate service and interest costs by $300.

--------------------------------------------------------------------------------

Note 9. Employee Stock Plans

     Prior to the Distribution, certain employees of the Company were granted stock options and limited stock appreciation rights in tandem with stock options under D&B's Key Employees Stock Option Plans. These awards were granted at the market price on the date of the grant.

     Immediately following the Distribution, outstanding awards under the D&B Key Employees Stock Option Plans held by Company employees were cancelled and replaced by substitute awards under the Company's Key Employees Stock Incentive Plan (the "Plan"). This Plan provides for the grant of stock options to eligible employees. In addition it provides an opportunity for the purchase of stock options with a prepayment equal to ten percent of the exercise price, with the remaining payment due when the options are exercised. All options have a life of ten years, vest proportionally over six years and have an exercise price equal to the fair market value of the common stock on the grant date.

     The substitute awards had the same ratio of the exercise price per option to the market value per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option periods and other terms and conditions as the options they replaced.

     In 1995 Pilot Software adopted an equity participation plan authorizing Pilot Software to grant options for up to 19.5% of its stock to its employees. The options are exercisable after nine years from the grant date at fair market value, as determined by an appraisal; however, vesting may be accelerated based on the occurrence of "trigger events" as defined by the plan. Two-thirds of the authorized options were outstanding at December 31, 1996, at exercise prices ranging from $1.75 to $7.25 per share, which were the fair values at the dates of grant. None were exercisable at December 31, 1996.

     Gartner Group has several stock option and stock purchase plans. The exercise price of options granted under the plans is equal to the fair market value at the date of grant of Gartner Group stock. Options outstanding and exercisable were 18,370,318 and 5,068,133, respectively, at December 31, 1996, at prices ranging from $.02 to $35.38 per share.

     In October 1995 the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation", which requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                    Year Ended December 31,
                                                --------------------------------
                                                     1996           1995
--------------------------------------------------------------------------------
Net Income               As reported               $195,451        $88,881
                         Pro forma                 $188,705        $88,120
Earnings Per Share       As reported                  $1.15          $0.52
                         Pro forma                    $1.11          $0.52
--------------------------------------------------------------------------------

Note: The pro forma disclosures shown above are not representative of the effects on net income and earnings per share in future years.

     The fair value of the Company's stock options used to compute pro forma net income and earnings per share disclosures is the estimated present value at grant date using the Black-Scholes option pricing model. The following weighted-average assumptions were used for options granted in 1996: dividend yield of 0.3%; expected volatility of 25%; a risk-free interest rate of 6.0%; and an expected term of 4.5 years. The weighted-average assumptions for D&B options granted in 1995 were: dividend yield 4.7%; expected volatility 15%; a risk-free interest rate of 5.6%; and an expected term of 5 years. The weighted average fair value of the Company's stock options granted in 1996 is $9.76. The weighted average fair value of D&B stock options granted in 1995 is $7.61.

     The fair value of Gartner Group stock options used to compute the Company's pro forma net income and earnings per share disclosures was computed in the same manner with the following weighted-average assumptions for 1996 and 1995: dividend yield of 0%; expected volatility of 38%; a risk-free interest rate of 6.0%; and an expected term of 3.5 years. The weighted average fair values of Gartner Group stock options granted in 1996 and 1995 are $11.80 and $5.82, respectively.

     At December 31, 1996, outstanding options for Cognizant common stock held by Company employees, including the substitute awards mentioned above, totaled 20,226,749, of which 2,168,714 of the substitute awards had vested and were exercisable. The option prices range from $22.99 to $35.31 per share and are exercisable over periods ending no later than 2006. At December 31, 1995, outstanding options for D&B common stock held by Company employees totaled 1,936,436, of which 943,072 had vested and were exercisable. The option prices ranged from $33.55 to $63.75 per share.

                                                                    WEIGHTED
                                                                     AVERAGE
                                                        SHARES    EXERCISE PRICE
--------------------------------------------------------------------------------
Options Outstanding,
 November 1, 1996                                       3,340,778     $31.13

Granted                                                14,209,500     $33.37
Purchased                                               2,702,700     $33.37
Exercised                                                 (18,467)    $30.17
Expired                                                    (7,762)    $33.75
--------------------------------------------------------------------------------
Options Outstanding,
 December 31, 1996                                     20,226,749     $33.00
================================================================================

Note 10. Income Taxes

Income before provision for income taxes consisted of:

                                                    1996      1995        1994
--------------------------------------------------------------------------------
U.S.                                              $162,128  $ 43,495    $111,054
Non-U.S.                                           186,893   119,062     134,434
--------------------------------------------------------------------------------
                                                  $349,021  $162,557    $245,488
================================================================================

The provision (benefit) for income taxes consisted of:

                                                    1996      1995        1994
--------------------------------------------------------------------------------
U.S. Federal and State:
Current                                          $ 53,489   $57,596     $54,161
Deferred                                           31,178   (23,871)     (2,377)
--------------------------------------------------------------------------------
Non-U.S.:                                          84,667    33,725      51,784
--------------------------------------------------------------------------------
Current                                            61,880    33,632      40,643
Deferred                                            7,023     6,319       6,656
--------------------------------------------------------------------------------
                                                   68,903    39,951      47,299
--------------------------------------------------------------------------------
Total                                            $153,570   $73,676     $99,083
================================================================================

     The following table summarizes the significant differences between the U.S. Federal statutory taxes and the

Dollar amounts in thousands
--------------------------------------------------------------------------------


Company's provision for income taxes for consolidated financial statement purposes.

                                                 1996      1995        1994
--------------------------------------------------------------------------------
Tax Expense at Statutory Rate                  $122,157   $56,895     $85,922
State and Local Income Taxes,
 net of Federal Tax Benefit                      12,729    13,079       9,536
Non-U.S. Taxes                                    2,939    (3,684)       (941)
Purchased In-Process R&D Costs                   11,632      --           --
Goodwill                                          3,709     4,457       1,585
Other                                               404     2,929       2,981
--------------------------------------------------------------------------------
Total Taxes                                    $153,570   $73,676     $99,083
================================================================================


     The Company's deferred tax assets (liabilities) are comprised of the following at December 31:

                                                   1996         1995
--------------------------------------------------------------------------------
Deferred Tax Assets:
 Operating Losses                              $ 34,225     $ 20,817
 Non-Recurring Charges                            5,440       12,840
 Postretirement Benefits                          5,274        2,608
 Postemployment Benefits                          4,969        1,138
 Bad Debts                                        2,488        2,754
 Restructuring Costs                                 --       12,138
 Other                                            9,006        2,326
--------------------------------------------------------------------------------
                                                 61,402       54,621
Valuation Allowance                             (29,784)     (20,817)
--------------------------------------------------------------------------------
                                                 31,618       33,804
--------------------------------------------------------------------------------
Deferred Tax Liabilities:
 Intangibles                                    (67,818)     (62,473)
 Marketable Securities                          (17,268)          --
 Deferred Revenue                               (16,966)     (17,385)
 Depreciation                                   (12,223)      (2,350)
 Other                                           (7,442)      (3,494)
--------------------------------------------------------------------------------
                                               (121,717)     (85,702)
--------------------------------------------------------------------------------
Net Deferred Tax Liability                     $(90,099)    $(51,898)
================================================================================

     The 1996 net deferred tax liability consists of a non-current deferred tax liability of $105,074, offset by a current deferred tax asset of $14,975 included in Other Current Assets. (See Note 15 to the Consolidated Financial Statements.)

     The Company has established a valuation allowance attributable to deferred tax assets in certain U.S. state and non-U.S. tax jurisdictions where, based on available evidence, it is more likely than not that such assets will not be realized.

     Undistributed earnings of non-U.S. subsidiaries aggregated approximately $414,000 at December 31, 1996. Deferred tax liabilities have not been recognized for these undistributed earnings because it is the Company's intention to permanently reinvest such undistributed earnings outside the U.S. If such earnings are repatriated in the future, or are no longer deemed to be permanently reinvested, applicable taxes will be provided for on such amounts. It is not currently practicable to determine the amount of applicable taxes.

--------------------------------------------------------------------------------

Note 11. Lease Commitments

     Certain of the Company's operations are conducted from leased facilities, which are under operating leases. Rental expense under real estate operating leases for the years 1996, 1995 and 1994 was $37,805, $34,997, and $30,670, respectively. The totals include $387, $446 and $32 in 1996, 1995 and 1994, respectively, for facilities usage charged by D&B or an affiliate. The minimum annual rental expense for real estate operating leases that have remaining noncancelable lease terms in excess of one year, net of sublease rentals, at December 31, 1996 was: 1997 -- $37,517; 1998 -- $34,420; 1999 -- $30,267; 2000
-- $27,036; 2001 -- $24,979 and an aggregate of $44,327 thereafter.

     The Company also leases or participates in leases of certain computer and other equipment under operating leases. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance. Rental expense under computer and other equipment leases was $25,304, $21,864, and $18,538 for 1996, 1995 and 1994, respectively. At December 31, 1996, the minimum annual rental expense for computer and other equipment under operating leases that have remaining noncancelable lease terms in excess of one year was: 1997 -- $23,084; 1998 -- $17,900; 1999 -- $12,649; 2000 -- $4,318; 2001 -- $1,571 and an
aggregate of $60 thereafter.

     The Company has agreements with various third parties to purchase certain data processing and telecommunications services, extending beyond one year. At December 31, 1996, the purchases covered by these agreements aggregated: 1997 -- $12,978; 1998 -- $13,578; 1999 -- $13,638 and 2000 -- $5,880.

--------------------------------------------------------------------------------

Note 12. Other Transactions with Affiliates

     Prior to the Distribution, D&B provided certain centralized services (see
Note 1 to the Consolidated Financial Statements) to the Company. Expenses related to these services were allocated to the Company based on utilization of specific services or, where not estimable, based on assets employed by the Company in proportion to D&B's total assets. Management believes these allocation methods are reasonable. These allocations (including data service charges beginning in 1995) were $107,200, $116,900, and $65,100 in 1996, 1995, and 1994, respectively, and are included in operating costs and selling and administrative expenses in the Consolidated Statements of Income.
Amounts due to D&B for these expenses are included in Divisional Equity.

     Net transfers to or from D&B, included in Divisional Equity, include advances and loans from affiliates, net cash transfers to or from D&B, third party liabilities paid on behalf of the Company by D&B, amounts due to or from D&B for services and other charges, and income taxes paid on behalf of the Company by D&B. No interest has been charged on these transactions. The weighted average balance due from D&B was $466,938, $452,693, and $365,120 for 1996, 1995 and 1994, respectively.

     The activity in the net transfers from (to) D&B account for the periods through the Distribution Date included in Divisional Equity in the Consolidated Statements of Shareholders' Equity is summarized as follows:

                                            TEN MONTHS
                                                ENDED          YEAR ENDED
                                              OCTOBER 31,      DECEMBER 31,
                                                 1996        1995        1994
--------------------------------------------------------------------------------
D&B Services and Other Charges                $ 111,806    $ 121,673  $  52,801
Loans and Advances--Net                         137,639       44,917   (124,561)
U.S. Income Taxes                                35,434       57,596     54,161
Cash Transfers--Net                            (239,999)    (337,237)   (93,613)
--------------------------------------------------------------------------------
Net Transfers from (to) D&B                   $  44,880    $(113,051) $(111,212)
--------------------------------------------------------------------------------

     Additionally, the Company, D&B and third party investors have in the past contributed assets to a limited partnership in which they are partners. The partnership is a separate legal entity engaged in the business of licensing database assets and software.

     In connection with the Distribution the Company received 800,000 shares of new D&B common stock and 266,666 shares of ACNielsen Corporation ("ACNielsen") common stock. In December 1996 the Company sold such shares to D&B and ACNielsen, at fair market value, for $18,560 and $3,967, respectively. In addition, the Company assumed $69,000 of liabilities (included in Other Liabilities and Minority Interests) which are subject to adjustment in accordance with the Distribution Agreement, related to certain prior business transactions, and $50,000 of short-term debt, which was repaid in December 1996.

     For purposes of governing certain of the ongoing relationships between the Company, D&B and ACNielsen after the Distribution and to provide for an orderly transition, the Company, D&B and ACNielsen have entered into various agreements including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Indemnity and Joint Defense Agreement, Television Audience Measurement Master Agreement, Intellectual Property Agreement, Shared Transaction Services Agreement, Data Services Agreement and Transition Services Agreement. Among other things, the agreements set forth principles to be applied in allocating certain Distribution-related costs and specify portions of contingent liabilities to be shared if certain amounts are exceeded.

--------------------------------------------------------------------------------

Note 13. Capital Stock

     Under a Shareholder Rights Plan adopted by the Board of Directors, each certificate for a share of the Company's common stock also represents one Preferred Share Purchase Right (a "Right"). In the event a person or group (an "Acquiring Person") acquires beneficial ownership of, or commences or announces an intention to make a tender offer for more than 15% of the outstanding shares of common stock, each Right entitles the holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at $210 per each one one-thousandth of a share (the "Purchase Price"). In the event a person or group becomes an Acquiring Person, or the Company is acquired in a merger or other business combination or 50% or more of its assets or earning power are sold, each holder of a Right (other than an Acquiring Person) has the right to receive common stock of the Company or the entity that engaged in such transaction, as applicable, which has a market value of two times the Purchase Price. The Rights, which do not have voting rights and are subject to adjustment in certain circumstances, expire on October 23, 2006 and are redeemable by the Company at a price of $.01 per Right under certain circumstances.

--------------------------------------------------------------------------------

Note 14. Litigation

     The Company and its subsidiaries are involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such current legal proceedings and litigation, if decided adversely, could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, in the opinion of management, these matters will not materially affect the Company's consolidated financial position.

     In addition, on July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen Company and IMS (the "IRI Action").

     The complaint alleges various violations of the United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges that SRG violated an alleged agreement with IRI when it agreed to be acquired by defendants and that the defendants induced SRG to breach that agreement.

     IRI's complaint alleges damages in excess of $350,000, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount.

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

     In connection with the IRI Action, D&B, ACNielsen Corporation (the parent company of A.C. Nielsen Company) and the Company have entered into an Indemnity and Joint Defense Agreement (the "Indemnity and Joint Defense Agreement") pursuant to which they agree (i) to certain arrangements allocating potential liabilities ("IRI Liabilities") that may arise out of or in connection with the IRI Action and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that ACNielsen will assume exclusive liability for IRI Liabilities up to a maximum amount to be calculated at the time such liabilities, if any, become payable (the "ACN Maximum Amount"), and that the Company and D&B will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount which ACNielsen is able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring stockholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

     Management of the Company is unable to predict at this time the final outcome of this matter or whether the resolution of this matter could materially affect the Company's results of operations, cash flows or financial position.

--------------------------------------------------------------------------------

Note 15. Supplemental Financial Data

Accounts Receivable--Net:

                                                           1996         1995
--------------------------------------------------------------------------------
Trade                                                    $401,224     $386,941
Less: Allowance for Doubtful Accounts                     (15,470)     (11,446)
Unbilled Receivables                                       35,383       39,476
Other                                                      32,654       17,986
--------------------------------------------------------------------------------
                                                         $453,791     $432,957
================================================================================

Other Current Assets:

                                                           1996         1995
--------------------------------------------------------------------------------
Deferred Income Taxes                                  $ 14,975     $ 16,826
Prepaid Expenses                                         48,531       42,759
Inventories                                              26,369       24,474
Marketable Securities                                    22,276       30,118
--------------------------------------------------------------------------------
                                                       $112,151     $114,177
================================================================================

Property, Plant and Equipment--Net, carried at cost, less accumulated depreciation and amortization:

                                                   1996         1995
--------------------------------------------------------------------------------
Buildings                                      $118,122     $125,536
Machinery and Equipment                         402,424      363,305
Less: Accumulated Depreciation                 (287,200)    (281,226)
Leasehold Improvements, less:
 Accumulated Amortization of
 $20,199 and $16,117                             23,282       26,276
Land                                             12,260       13,236
--------------------------------------------------------------------------------
                                               $268,888     $247,127
================================================================================

Computer Software and Goodwill:
                                               COMPUTER
                                               SOFTWARE     GOODWILL
--------------------------------------------------------------------------------
January 1, 1995                                $124,201     $250,127
Additions at Cost                                70,565       11,799
Amortization                                    (39,221)     (16,167)
Other Deductions, Additions
 and Reclassifications                          (17,845)     (14,871)
-------------------------------------------------------------------------------
December 31, 1995                               137,700      230,888
Additions at Cost                                49,395       60,484
Amortization                                    (39,802)     (17,094)
Other Deductions and
 Reclassifications                               (8,253)     (22,795)
--------------------------------------------------------------------------------
DECEMBER 31, 1996                              $139,040     $251,483
--------------------------------------------------------------------------------

     Accumulated amortization of computer software and goodwill was $217,847 and $164,829 at December 31, 1996 and 1995, respectively.

Accounts and Notes Payable:

                                                    1996         1995
--------------------------------------------------------------------------------
Trade                                            $25,763      $28,562
Taxes Other Than Income Taxes                     15,587       14,420
Notes                                                464        7,424
Other                                              5,109       10,560
--------------------------------------------------------------------------------
                                                 $46,923      $60,966
================================================================================



















     The weighted average interest rates on notes payable at December 31, 1996 and 1995 were 6.4% and 4.4%, respectively. The Company has short-term borrowing agreements with several banks to provide up to $52,300 of borrowings at December 31, 1996. None of these arrangements had material commitment fees or compensating balance requirements.

 Accrued and Other Current Liabilities:

                                                   1996         1995
--------------------------------------------------------------------------------
Salaries, Wages, Bonuses and
 Other Compensation                              $ 78,676     $ 77,218
Restructuring Costs                                    --       11,515
Postemployment Benefits                             7,995       36,582
Other                                             190,011      172,150
--------------------------------------------------------------------------------
                                                 $276,682     $297,465
================================================================================

Dollar amounts in thousands
--------------------------------------------------------------------------------
Note 16. Operations by Business Segments

The Company, operating globally, delivers information, software and related services principally through two business segments referenced below.


                                                                           MARKETING        INFORMATION
                                                                          INFORMATION       TECHNOLOGY
Year Ended December 31, 1996                                             SERVICES (1)        SERVICES           TOTAL
-----------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE                                                         $1,306,214         $424,382        $1,730,596
SEGMENT OPERATING INCOME (2)                                              $  319,385         $ 60,114        $  379,499
General Corporate Expenses                                                                                       36,331
Non-Operating Income--Net                                                                                         5,853
-----------------------------------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes                                                                     $  349,021
Segment Depreciation and Amortization( 3)                                 $  117,723         $ 15,934        $  133,657
Segment Capital Expenditures                                              $   59,045         $ 15,918        $   74,963
IDENTIFIABLE ASSETS AT DECEMBER 31, 1996 (4)                              $1,113,523         $499,817        $1,613,340
=======================================================================================================================
Year Ended December 31, 1995
-----------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE                                                         $1,204,701         $337,639        $1,542,340
Restructuring Expense  (5)                                                $   12,800               --        $   12,800
SEGMENT OPERATING INCOME (6)(7)                                           $  158,037         $ 51,180        $  209,217
General Corporate Expenses (8)                                                                                   54,540
Non-Operating Income--Net                                                                                         7,880
-----------------------------------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes                                                                     $  162,557
Segment Depreciation and Amortization (3)                                 $  120,545         $ 11,987        $  132,532
Segment Capital Expenditures                                              $   45,975         $ 19,657        $   65,632
IDENTIFIABLE ASSETS AT DECEMBER 31, 1995 (4)                              $1,025,787         $355,088        $1,380,875
=======================================================================================================================
Year Ended December 31, 1994
-----------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE                                                         $1,019,160         $238,255        $1,257,415
Restructuring Expense (5)                                                 $    7,957               --        $    7,957
SEGMENT OPERATING INCOME                                                  $  228,864         $ 34,185        $  263,049
General Corporate Expenses                                                                                       36,414
Non-Operating Income--Net                                                                                        18,853
-----------------------------------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes                                                                     $  245,488
Segment Depreciation and Amortization (3)                                 $  101,826          $ 9,923        $  111,749
Segment Capital Expenditures                                              $   74,686          $ 5,273        $   79,959
IDENTIFIABLE ASSETS AT DECEMBER 31, 1994 (4)                              $1,008,507         $275,272        $1,283,779
=======================================================================================================================


(1)  IMS's Operating Revenue was $904,444 in 1996, $818,537 in 1995 and $691,060
     in 1994.

(2) Information Technology Services 1996 Operating Income includes a one-time acquisition-related charge of $33,233 related to Gartner Group's Acquisition of J3.

(3) Includes depreciation and amortization of Property, Plant and Equipment, Computer Software, Other Intangibles and Goodwill. For the year-ended 1996, segment depreciation and amortization excludes $204 related to Corporate office depreciation for the two month post-Distribution period.

(4)  Assets of $261,642, $61,215 and $47,259 at December 31, 1996, 1995 and
     1994, respectively, include Cash and Cash Equivalents and Property, Plant & Equipment not identified with business segments and represent the reconciling items between total Identifiable Assets shown and the Company's total assets.

(5)  See Note 4 to the Consolidated Financial Statements.

(6) Marketing Information Services 1995 Operating Income includes a non-recurring charge of $72,870 (See Note 3 to the Consolidated Financial Statements) and an incremental provision for postemployment benefits of $24,300.

(7) Information Technology Services 1995 Operating Income includes an incremental provision for postemployment benefits of $8,200.

(8) General Corporate Expenses include $17,200 of non-recurring charges in 1995, principally related to Corporate-owned Property, Plant & Equipment. See Note 3 to the Consolidated Financial Statements.

Dollar amounts in thousands
--------------------------------------------------------------------------------
Note 17. Operations by Geographic Area

Financial information by geographic area is summarized as follows. Inter-area sales were not significant.


                                                                                              OTHER
                                                       UNITED STATES        EUROPE           NON-U.S.           TOTAL
-----------------------------------------------------------------------------------------------------------------------
1996
-----------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE                                       $  950,526        $  505,969       $  274,101        $1,730,596
OPERATING INCOME (1)                                    $  131,402        $  120,119       $   91,647        $  343,168
IDENTIFIABLE ASSETS                                     $1,051,857        $  396,038       $  165,445        $1,613,340
=======================================================================================================================
1995
-----------------------------------------------------------------------------------------------------------------------
Operating Revenue                                       $  834,786        $  460,320       $  247,234        $1,542,340
Restructuring Expense (2)                               $   12,800                --               --        $   12,800
Operating Income (3)                                    $   45,149        $   52,694       $   56,834        $  154,677
Identifiable Assets                                     $  834,003        $  405,059       $  141,813        $1,380,875
=======================================================================================================================
1994
-----------------------------------------------------------------------------------------------------------------------
Operating Revenue                                       $  656,701        $  403,423       $  197,291        $1,257,415
Restructuring Expense (2)                               $    5,047        $    2,910               --        $    7,957
Operating Income                                        $  129,830        $   59,338       $   37,467        $  226,635
Identifiable Assets                                     $  800,691        $  375,666       $  107,422        $1,283,779
=======================================================================================================================


(1) 1996 Operating Income in the U.S. includes a one-time acquisition-related charge of $33,233 related to Gartner Group's acquisition of J3.

(2)  See Note 4 to the Consolidated Financial Statements.

(3) 1995 Operating Income includes a non-recurring charge of $90,070 ($60,440 in the U.S., $27,000 in Europe, and $2,630 in Other Non-U.S.) (See Note 3 to the Consolidated Financial Statements) and an incremental provision for postemployment benefits of $32,500 ($18,000 in the U.S., $13,100 in Europe, and $1,400 in Other Non-U.S.).




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Dollar amounts in thousands, except per share data
----------------------------------------------------------------------------------------------------------------------
Note 18. Quarterly Financial Data (Unaudited)

                                                               THREE MONTHS ENDED
                                         ------------------------------------------------------------              FULL
                                         MARCH 31          JUNE 30      SEPTEMBER 30      DECEMBER 31              YEAR
-----------------------------------------------------------------------------------------------------------------------
1996
-----------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE                        $370,019         $415,703          $424,188         $520,686        $1,730,596
OPERATING INCOME (1)                     $ 58,978         $ 81,912          $ 60,195         $142,083        $  343,168
NET INCOME                               $ 33,277         $ 42,875          $ 39,858         $ 79,441        $  195,451
EARNINGS PER SHARE                       $    .20         $    .25          $    .23         $    .47        $     1.15
-----------------------------------------------------------------------------------------------------------------------
1995
-----------------------------------------------------------------------------------------------------------------------
Operating Revenue                        $347,519         $362,230          $374,521         $458,070        $1,542,340
Restructuring Expense                    $     --         $     --          $ 12,800         $     --        $   12,800
Operating Income (2)(3)                  $ 47,881         $ 67,026          $ 34,450         $  5,320        $  154,677
Net Income                               $ 25,853         $ 37,290          $ 15,485         $ 10,253        $   88,881
Earnings Per Share                       $    .15         $    .22          $    .09         $    .06        $      .52
-----------------------------------------------------------------------------------------------------------------------

(1) Includes a one-time acquisition-related charge of $33,233 related to Gartner Group's acquisition of J3 in the third quarter.

(2) Includes a non-recurring charge of $90,070 in the fourth quarter. (See Note 3 to the Consolidated Financial Statements)

(3) Includes an incremental provision for postemployment benefits of $32,500 in the third quarter.




FIVE-YEAR SELECTED FINANCIAL DATA

Dollar amounts in thousands, except per share data


                                                                                                                     1992
                                                1996              1995             1994              1993     (unaudited)
-------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS:
   Operating Revenue                      $1,730,596        $1,542,340       $1,257,415        $1,039,259        $909,566
   Costs and Expenses (1)(2)               1,387,428         1,387,663        1,030,780           897,909         765,159
-------------------------------------------------------------------------------------------------------------------------
   Operating Income (1)(2)                   343,168           154,677          226,635           141,350         144,407
   Non-Operating
   Income--Net (3)                             5,853             7,880           18,853            25,982           3,092
-------------------------------------------------------------------------------------------------------------------------
   Income Before Provision for
    Income Taxes                             349,021           162,557          245,488           167,332         147,499
   Provision for Income Taxes               (153,570)          (73,676)         (99,083)          (58,475)        (60,152)
-------------------------------------------------------------------------------------------------------------------------
Income Before Cumulative Effect of
 Accounting Changes                          195,451            88,881          146,405           108,857          87,347
Cumulative Effect of Accounting
 Changes, Net of income Taxes (4)                 --                --               --           (41,143)             --
-------------------------------------------------------------------------------------------------------------------------
Net Income                                 $ 195,451         $  88,881        $ 146,405         $  67,714        $ 87,347
-------------------------------------------------------------------------------------------------------------------------
Earnings Per Share of Common Stock         $    1.15         $     .52        $     .86                --              --
-------------------------------------------------------------------------------------------------------------------------
Average Number of Shares Outstanding     169,944,000       169,522,000      169,946,000                --              --
-------------------------------------------------------------------------------------------------------------------------
As a % of Operating Revenue:
 Operating Income                               19.8              10.0             18.0              13.6            15.9
 Income Before Cumulative Effect of
   Accounting Changes                           11.3               5.8             11.6              10.5             9.6
-------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                       $ 872,613         $ 604,588        $ 606,483         $ 540,833        $483,005
-------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                              $1,874,982        $1,442,090       $1,331,038        $1,158,764        $894,336
-------------------------------------------------------------------------------------------------------------------------

(1) 1996 includes a one-time acquisition-related charge of $33,233 related to Gartner Group's acquisition of J3.

(2) 1995 includes a non-recurring charge of $90,070 (See Note 3 to the Consolidated Financial Statements) and an incremental provision for postemployment benefits of $32,500. Also includes restructuring expense of $12,800, $7,957, $46,408 and $769 in 1995, 1994, 1993 and 1992,
     respectively. (See Note 4 to the Consolidation Financial Statements).

(3) Includes gains from dispositions of $200, $15,124, $21,473 and $21,022 in non-operating income in 1996, 1995, 1994 and 1993, respectively.

(4) 1993 includes the impact of $28,303 for the adoption of SFAS No.112 and $12,840 for the adoption of SFAS No.106.

COGNIZANT CORPORATION
-------------------------------------------------------------------------------
DIRECTORS
-------------------------------------------------------------------------------
CLIFFORD L. ALEXANDER, JR. (1)                        H. EUGENE LOCKHART (1)
President                                             President
Alexander & Associates, Inc.                          BankAmerica Corp.
(Consulting Firm specializing in work force           Retail Banking Division
inclusiveness)                                        (Financial Services)

JOHN P. IMLAY, JR. (2)
Chairman
Imlay Investments, Inc.
(Private Venture Capital Investments)

ROBERT KAMERSCHEN (2)
Chairman & Chief Executive Officer
ADVO, Inc.
(Direct Mail Marketing Services)

ROBERT J. LANIGAN (1)
Chairman Emeritus
Former Chairman & Chief Executive Officer
Owens-Illinois, Inc.
(Glass, Paper, Plastics and Other Packaging Products)

JAMES R. PETERSON (2)
Former President & Chief Executive Officer
The Parker Pen Company
(Writing Instruments and Temporary Help Services)

M. BERNARD PUCKETT (2)
Private Investor

ROBERT E. WEISSMAN
Chairman & Chief Executive Officer
Cognizant Corporation

Board Committees
(1) Audit Committee
(2) Compensation and Benefits Committee

OFFICERS


-------------------------------------------------------------------------------
Chairman & Chief Executive Officer
ROBERT E. WEISSMAN
-------------------------------------------------------------------------------

Executive Vice Presidents

VICTORIA R. FASH                              WILLIAM G. JACOBI
Chief Financial Officer                       Chairman, IMS International and
                                               Nielsen Media Research
----------------------------------------------------------------------------------------------------
Senior Vice Presidents

HANS B. AMELL                                 RANDALL C. HARRIS                     ALAN J. KLUTCH
Marketing                                     Human Resources                       Finance

JAMES C. MALONE                               SUSAN H. REYNOLDS                     KENNETH S. SIEGEL
Finance & Controller                          Corporate Secretary                   General Counsel
-----------------------------------------------------------------------------------------------------
Vice President

LESLYE G. KATZ
Treasurer

OFFICERS OF OPERATING UNITS
--------------------------------------------------------------------------------------------------
IMS International                       Gartner Group                         Erisco
WILLIAM G. JACOBI                       MANUEL A. FERNANDEZ                   ANTHONY BELLOMO
Chairman                                Chairman,                             President

TOMMY BOHMAN
Vice Chairman, IMS & President, IMS America

RENE DERECQUE
Pilot Software

HANS B. AMELL
President & Chief Executive Officer

Cognizant Technology Solutions
WIJEYARAJ A. MAHADEVA
Chairman & Chief Executive Officer

HANS B. AMELL
President & Chief Executive Officer

Nielsen Media Research

WILLIAM G. JACOBI
Chairman

JOHN A. DIMLING
President & Chief Operating Officer

Vice Chairman, IMS & President, IMS Int'l Region

SHUNSUKE KEIMATSU
President, IMS Japan
Chairman, Cognizant Japan
Chairman, SSJ K.K.

JAMES C. NEWELL
Senior Vice President, Global Services and
Global Client Services


                                 [LOGO TO COME]







TRANSFER AGENT
First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, New Jersey 07303-2500
Telephone: (201) 324-1225

CORPORATE CENTER
200 Nyala Farms
Westport, Connecticut 06880
Telephone: (203) 222-4200

INDEPENDENT ACCOUNTANTS
Coopers & Lybrand L.L.P.
One Canterbury Green
Stamford, Connecticut 06901

FORM 10-K
Your Company will file its report to shareholders on Form 10-K with the Securities and Exchange Commission by March 31, 1997. Many of the SEC's 10-K information requirements are satisfied by this 1996 report to shareholders. However, a copy of the Form 10-K will be available without charge after March 31, 1997, upon request to the Investor Relations Department at the Corporate Center address above.

COMMON STOCK INFORMATION
The Company's common stock (symbol CZT) is listed on the New York Stock
Exchange.