Form 10-K, Exhibit 13
period 1997-12-31
COGNIZANT CORP
filed 1998-03-18
CIK 1019876

COGNIZANT CORPORATION

              ----------------------------------------------------

                       1997 Annual Report to Shareholders

                                [COGNIZANT LOGO]

                              COGNIZANT CORPORATION

                       1997 ANNUAL REPORT TO SHAREHOLDERS


                                TABLE OF CONTENTS

Financial Review .......................................................     1-7
Statement of Management's Responsibility for Financial Statements ......       8
Report of Independent Accountants ......................................       8
Consolidated Financial Statements ......................................    9-12
Notes to Consolidated Financial Statements .............................   13-26
Five-Year Selected Financial Data ......................................      27

COGNIZANT CORPORATION

FINANCIAL REVIEW

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

     On January 15, 1998, Cognizant Corporation (the "Company") announced a plan to separate into two independent, publicly traded companies--IMS Health Incorporated ("IMS Health") and Nielsen Media Research, Inc. ("Nielsen Media Research"). The transaction, which has been structured as a tax-free dividend of one share of IMS Health common stock for each share of Cognizant Corporation common stock, is targeted for completion by the middle of 1998. Concurrent with the transaction, Cognizant Corporation will change its name to Nielsen Media Research, Inc. The separation would create IMS Health as the premier global provider of information solutions to the pharmaceutical and healthcare industries, and establish an independent Nielsen Media Research, the leader in electronic audience measurement services. The transaction is subject to final approval by the Company's board of directors and obtaining a ruling from the Internal Revenue Service with respect to the tax-free treatment of the transaction. IMS Health consists of IMS International, Inc. ("IMS"), Erisco, Inc. ("Erisco"), Cognizant Enterprises, Inc. ("Enterprises"), Cognizant Technology Solutions Corporation ("CTS"), SSJ K.K. ("Super Systems Japan"), and an equity investment in Gartner Group, Inc. ("Gartner").

YEAR-ENDED DECEMBER 31, 1997 COMPARED WITH
  YEAR-ENDED DECEMBER 31, 1996

     In September 1997, the Company's voting interest in Gartner fell below 50% as a result of the exercise of Gartner employee stock options and employee stock purchases. Accordingly, in the third quarter, the Company deconsolidated Gartner (the "Gartner Deconsolidation") as of January 1, 1997 and is accounting for its ownership interest on the equity basis.

     Revenue in 1997 decreased 18.1% to $1,418,153 from $1,730,596 in 1996. This decrease primarily reflects the impact of the Gartner Deconsolidation. Revenue in 1997 increased by 10.7%, excluding Gartner revenue from both years and the impact of a stronger U.S. dollar. The increase reflects double-digit revenue performance at IMS and Nielsen Media Research, partially offset by Pilot Software, Inc. ("Pilot"), which was sold in the third quarter of 1997. IMS revenue growth benefited from strong performance of its core business services, geographic expansion and excellent growth of its electronic territory management product. The growth at Nielsen Media Research was driven by the addition of new cable and broadcast customers, new products and services, and continued service expansion to existing customers. The impact of a stronger U.S. dollar in 1997 decreased reported revenue by approximately 2.0%.

     Operating costs and selling and administrative expenses in 1997 were $965,497 compared with $1,253,567 in 1996, a decrease of 23.0%. This decrease primarily reflects the impact of the Gartner Deconsolidation. Excluding Gartner expenses from both years and discontinued business units in 1996, operating costs and selling and administrative expenses increased 7.1% to $965,497 in 1997 from $901,454 in 1996. This increase reflects the Company's increased spending on new revenue growth initiatives which contributed to revenue growth of 10.7% in 1997. The impact of a stronger U.S. dollar in 1997 decreased operating costs and selling and administrative expenses by approximately 2.0%.

     Operating income in 1997 decreased 2.3% to $335,342 from $343,168 in 1996. This decrease primarily reflects the impact of the Gartner Deconsolidation. Excluding Gartner operating income in both years and discontinued business units in 1996, operating income increased 17.1% to $335,342 in 1997 from $286,332 in 1996. Operating income growth outpaced revenue growth primarily due to IMS's ability to leverage its resources. The impact of a stronger U.S. dollar in 1997 decreased reported operating income by less than 1.0%. The sale of Pilot, which had been generating an operating loss, enabled the Company to redeploy resources to strategic technology investments, including the initiative to accelerate Year 2000 compliance. The impact on operating income of Year 2000 compliance was $12,500 in 1997.

     Operating margin in 1997 was 23.6%, compared with 19.8% in 1996. Excluding Gartner results from both years, and discontinued business units in 1996, operating margin was 23.6% in 1997 compared with 21.9% in 1996.

     Non-operating income-net in 1997 was $94,893, compared with $5,853 in 1996. The increase was due principally to recording $65,120 of Gartner equity income in 1997 as a result of the Gartner Deconsolidation. The Company also recognized a pre-tax unrealized gain on its investment in Gartner ("SAB 51 Gain") of $14,689 (included in other income/expense-net) corresponding to the net increase in the underlying value of its investment in Gartner. In addition, non-operating income-net for 1997 includes gains of $39,336 related to the disposition of Cognizant Enterprises' investment in WEFA Group, Inc. and a portion of its investment in TSI International, Inc. and Aspect Development, Inc., and a $29,945 loss on the sale of Pilot (included in gains from dispositions-net).

     The Company's consolidated 1997 effective tax rate was 27.4%, compared with 44.0% in 1996. The Company's lower tax rate in 1997 is due to the benefits of global tax planning strategies.

     Net income in 1997 was $312,350, compared with $195,451 in 1996, an increase of 59.8%. This increase principally reflects gains from dispositions-net and SAB 51 gains in 1997 and a reduction in the tax rate from 44.0% in 1996 to 27.4% in 1997 due to global tax-planning actions. It

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

also reflects a one-time after-tax acquisition-related charge of $32,778 for in-process research and development costs associated with Gartner's acquisition of J3 Learning Corporation (the "J3 charge") in 1996. Excluding these items, net income increased 17.9% to $294,850 in 1997 from $250,079 in 1996.

     RESULTS BY BUSINESS SEGMENT

     IMS

     The IMS segment consists of IMS, the leading global provider of market information and decision-support services to the pharmaceutical and healthcare industries, and Sales Technologies, Inc. ("Sales Technologies"), a leading U.S. provider of automated sales support technologies to the pharmaceutical industry. IMS revenue increased 8.4% in 1997 to $980,521 from $904,444 in 1996. This growth reflected strong performance of core business services, new product introductions, geographic expansion and strong revenue growth at Sales Technologies. Excluding the impact of a stronger U.S. dollar, revenue growth was 11.4%. Operating income grew 14.0% to $265,351 in 1997 from $232,827 in 1996 due to the factors described above. Operating income growth outpaced revenue growth primarily due to IMS's ability to leverage its resources. Excluding the impact of Year 2000 compliance and a stronger U.S. dollar in 1997, and discontinued business units in 1996, operating income grew 18.2%.

     NIELSEN MEDIA RESEARCH

     Nielsen Media Research is the leading provider of television audience measurement services, both nationally and locally, in the United States and Canada. Nielsen Media Research revenue increased 12.3% in 1997 to $358,594 from $319,404 in 1996. Revenue growth resulted from additional cable customers, entrance into three new metered markets, an increase in the level of special analyses and the continued growth of the Hispanic service. 1997 operating income for the Nielsen Media Research segment was $107,732, compared with $99,461 in 1996, an increase of 8.3%. Excluding the impact of Year 2000 compliance, operating income increased 11.0% to $110,413 in 1997, from $99,461 in 1996.

     GARTNER

     Gartner is the world's leading independent provider of research and analysis on the computer hardware, software, communications and related information technology industries. As discussed earlier, the Company's voting interest in Gartner fell below 50% in September 1997. Accordingly, the Company has deconsolidated Gartner and is accounting for its ownership interest on the equity basis as of January 1, 1997. In 1997, the income statement impact of the Company's ownership interest appears in non-operating income-net as Gartner equity income and as a pre-tax unrealized gain on Gartner stock (included in other income/expense-net). 1996 revenue and operating income for Gartner were $424,382 and $60,114, respectively. Operating income was adversely affected by the J3 charge. Excluding this item, operating income was $93,347.

     EMERGING MARKETS

     The Emerging Markets segment consists of Erisco, CTS, Enterprises, Pilot and Super Systems Japan. In the third quarter, the Company sold Pilot and recorded a non-cash pre-tax loss of $29,945. The segment had a 4.0% decrease in 1997 revenue to $79,038 from $82,366 in 1996, reflecting the sale of Pilot. Erisco, CTS and Super Systems Japan posted high revenue growth through the addition of new customers and new product introductions. The 1997 operating loss for the segment was $9,752, compared with $12,903 in 1996, reflecting the sale of Pilot.

     RESULTS BY GEOGRAPHIC AREA

     Revenue in the United States decreased by 20.1% to $759,070 in 1997 from $950,526 in 1996. This decrease is primarily the result of the Gartner Deconsolidation. Excluding Gartner revenue in both years, 1997 revenue in the United States increased by 12.0.%. The increase reflected Nielsen Media Research's addition of new customers and service expansions; and new product introductions and a strong performance of core business services by IMS, partially offset by Pilot. Non-U.S. revenue decreased 15.5% to $659,083 in 1997 from $780,070 in 1996. The decrease is primarily the result of the Gartner Deconsolidation. Excluding Gartner revenue in both years, 1997 revenue for non-U.S. increased by 4.9%, and rose 9.4%, excluding the impact of a stronger U.S. dollar. The non-U.S. revenue growth is due to new product introductions and geographic expansion by IMS.

YEAR-ENDED DECEMBER 31, 1996 COMPARED WITH
  YEAR-ENDED DECEMBER 31, 1995

     Revenue in 1996 increased 12.2% to $1,730,596 from $1,542,340 in 1995.
Revenue growth was held down principally by the one-time impact in 1995 of conforming fiscal quarters between the Company and Gartner ("the Gartner fiscal quarter change") and by the impact of discontinued business units not in the portfolio in 1996. Excluding these items, revenue growth was 14.8%. The increase reflected continued high growth at Gartner, principally from the introduction of new products and delivery options, and double-digit revenue performance at IMS and Nielsen Media Research, partially offset by declining revenue at Pilot. The growth at Nielsen Media Research was driven by the addition of new cable and broadcast customers,

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

new products and services and continued service expansion to existing customers. The impact of a stronger U.S. dollar in 1996 decreased revenue growth for the Company by approximately 1%.

     Operating costs and selling and administrative expenses in 1996 were $1,253,567, compared with $1,242,331 in 1995, an increase of 0.9%. Operating costs and selling and administrative expenses in 1995 include a non-recurring charge of $90,070 ($49,268 after-tax) for costs principally associated with asset impairments, software write-offs and contractual obligations that have no future economic benefit; an incremental provision for postemployment benefit expense of $32,500 ($17,778 after tax); the Gartner fiscal quarter change and the impact of discontinued business units not in the portfolio in 1996. Operating costs and selling and administrative expenses in 1996 also include the J3 charge. Excluding the above-mentioned 1995 and 1996 items, operating costs and selling and administrative expenses increased 13.4% to $1,217,056 in 1996 from $1,072,980 in 1995, reflecting the Company's increased spending in new revenue growth initiatives which contributed to revenue growth of 14.8% in 1996. The impact of a stronger U.S. dollar in 1996 decreased operating costs and selling and administrative expense growth by approximately 1%.

     Operating income in 1996 increased 121.9% to $343,168 from $154,677 in 1995. The increase reflects the impact of the 1995 and 1996 items discussed above, as well as 1995 restructuring expense of $12,800 ($7,002 after-tax). Excluding these 1995 and 1996 items, operating income increased 25.5% to $379,679 in 1996 from $302,438 in 1995. Operating income growth outpaced revenue growth, primarily due to Gartner's ability to take advantage of economies of scale and IMS's ability to leverage its resources. The impact of a stronger U.S. dollar in 1996 decreased operating income growth by approximately 2%.

     Operating margin in 1996 was 19.8%, compared with 10.0% in 1995. The increase reflects the impact of the 1995 and 1996 items described above. Excluding these items in both years, operating margin was 21.9% in 1996, compared with 20.1% in 1995.

     Non-operating income-net in 1996 was $5,853, compared with $7,880 in 1995, a decrease of 25.7%. The decrease was due principally to lower disposition gains in 1996, partially offset by lower minority interest expense related to Gartner due to the J3 charge, and the impact in 1996 of a foreign exchange hedge gain.

     The Company's consolidated 1996 effective tax rate was 44.0%, compared with 45.3% in 1995. The tax rates were computed on a separate-company basis.

     Net income in 1996 was $195,451, compared with $88,881 in 1995, an increase of 119.9%. Excluding the after-tax impact of the items discussed in operating and non-operating income, net income increased 28.0% to $208,075 in 1996, from $162,593 in 1995.

RESULTS BY BUSINESS SEGMENT

IMS

     IMS revenue increased 8.3% in 1996 to $904,444 from $835,422 in 1995. The growth reflected strong performance of core business services, new product introductions and geographic expansion at IMS; and strong revenue growth at Sales Technologies. Excluding the impact of a stronger U.S. dollar in 1996 and discontinued business units in both years, revenue growth was 11.2%. Operating income grew 160.6% to $232,827 in 1996 from $89,335 in 1995. The increase was primarily due to the absence in 1996 of: $53,630 of the 1995 non-recurring charge, $24,300 of the 1995 incremental provision for postemployment benefits expense, and 1995 restructuring expense of $12,800. Excluding these items, discontinued business units in 1996, and the impact of a stronger U.S. dollar, operating income growth was 21.3%. Operating income growth outpaced revenue growth primarily due to IMS's ability to leverage its resources.

NIELSEN MEDIA RESEARCH

     Nielsen Media Research revenue increased 10.7% in 1996 to $319,404 from $288,652 in 1995. Revenue growth resulted from the expansion of network schedules, increased demand for special analyses, addition of cable customers and entrance into two new metered markets. 1996 operating income for the segment was $99,461, compared with $87,068 in 1995, an increase of 14.2%. The increase was due, in part, to the absence in 1996 of $2,300 of the 1995 non-recurring charge. Excluding this item, operating income growth for Nielsen Media Research was 11.3%, reflecting the revenue factors described above.

GARTNER

     Gartner, a majority-owned subsidiary in 1995 and 1996, had 1996 revenue of $424,382, up 25.7% from $337,639 in 1995. Revenue growth was held down by the impact of a Gartner fiscal quarter change. Excluding this impact, revenue growth was 31.9%. This growth principally reflected strong gains from symposium events, consulting and technology-based training businesses.

     Operating income for Gartner increased 17.5% to $60,114 in 1996 from $51,180 in 1995. This growth was held down by the J3 charge. In addition, 1995 results include $8,200 of the incremental provision for postemployment benefits expense and the impact of the Gartner fiscal quarter change. Excluding these items, operating income grew 67.2% to $93,347 in 1996 from $55,818 in 1995. The growth in

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

operating income was primarily due to revenue growth and Gartner's ability to take advantage of economies of scale.

EMERGING MARKETS

     Emerging Markets had a 2.2% increase in 1996 revenue to $82,366 from $80,607 in 1995. The increase reflected strong growth at CTS and the addition of new customers at Erisco and Super Systems Japan, partially offset by declining revenue at Pilot. The 1996 operating loss for the segment was $12,903, compared with $18,366 in 1995. The 1996 operating loss was due to Pilot. 1995 results include $16,940 of the 1995 non-recurring charge.

     RESULTS BY GEOGRAPHIC AREA

     Revenue in the United States increased by 13.9% to $950,526 in 1996 from $834,786 in 1995. The increase reflected Gartner's introduction of new products and delivery options, Nielsen Media Research's addition of new customers and service expansions; and new product introductions by IMS, partially offset by declining revenue at Pilot, the impact of the Gartner fiscal quarter change and the absence of revenue from discontinued business units no longer in the portfolio. Non-U.S. revenue increased 10.3% to $780,070 in 1996 from $707,554 in 1995, principally reflecting expansion into new global markets at IMS and Gartner's increased subscription services revenue and geographic expansion. Excluding the 1996 and 1995 items discussed previously and the impact of a stronger U.S. dollar, non-U.S. revenue growth was 11.8%.

CHANGES IN FINANCIAL POSITION AT DECEMBER 31, 1997
  COMPARED WITH DECEMBER 31, 1996

     Cash and Cash Equivalents decreased to $318,435 at December 31, 1997 from $428,520 at December 31, 1996, primarily due to the purchase of 9,074,600 shares of the Company's common stock and the absence of Gartner's cash balance as a result of the Gartner Deconsolidation. Offsetting the above were strong operating cash flows from IMS and Nielsen Media Research and proceeds from minority interest financing in 1997.

     Accounts Receivable-Net decreased to $303,609 at December 31, 1997 from $453,791 at December 31, 1996, principally due to the Gartner Deconsolidation.

     Investment in Gartner Group of $195,695 at December 31, 1997 represents the accounting for Gartner on an equity basis, compared with consolidating Gartner results in 1996.

     Goodwill decreased to $87,430 at December 31, 1997 from $251,483 at December 31, 1996, principally due to the Gartner Deconsolidation and the sale of Pilot.

     Accrued and Other Current Liabilities decreased to $212,944 at December 31, 1997 from $266,932 at December 31, 1996, principally due to the Gartner Deconsolidation.

     Deferred Revenue decreased to $111,921 at December 31, 1997 from $292,970 at December 31, 1996, principally due to the Gartner Deconsolidation.

     Minority Interests increased to $101,209 at December 31, 1997 from $90,635 at December 31, 1996, principally due to minority interest financing offset by the Gartner Deconsolidation.

     Shareholders' Equity decreased to $801,570 at December 31, 1997 from $872,613 at December 31, 1996, principally due to the purchase of the Company's common stock, payment of dividends and the change in cumulative translation adjustment, partially offset by net income.

ADOPTION OF STATEMENTS OF FINANCIAL ACCOUNTING
  STANDARDS

     In 1995, the Company recorded a pre-tax charge of $90,070 that included an impairment loss of $40,570 related to long-lived assets for which management, having the authority to approve such business decisions, committed to a plan to discontinue certain product lines and dispose of certain real property.

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such impairment loss is then based on the fair value of the asset. While SFAS No. 121 affected the measurement of the impairment charge noted above, it had no effect on the timing of recognition of the impairment.

     The 1995 charge principally reflected an impairment loss of $40,570 reflecting the revaluation of certain fixed assets, administrative and production systems and other intangibles that were replaced or no longer used. In addition, the Company recorded a charge of $20,300, principally related to the write-off of certain computer software product lines at Pilot. (See Note 3 to the Consolidated Financial Statements.)

     In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 "Accounting for Stock-Based Compensation", which requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

continue applying Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts as disclosed in Note 12 to the Consolidated Financial Statements.

     In February 1997, the FASB issued SFAS No. 128, "Earnings per Share", which simplifies existing computational guidelines, revises disclosure requirements and increases the comparability of earnings-per-share data on an international basis. Basic earnings per common share are based on the weighted average number of common shares outstanding in each year. Diluted earnings per common share assume that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds exercise price, less shares which could have been purchased by the Company with related proceeds. This statement, which has been adopted by the Company, requires restatement of all prior period earnings-per-share data presented. (See Note 2 to the Consolidated Financial Statements.)

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for periods beginning after December 15, 1997. The Company is in the process of determining its preferred disclosure format.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which changes the way public companies report information about segments. SFAS No. 131, which is based on the management approach to segment reporting, includes requirements to report selected segment information quarterly and entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues. This statement is effective for financial statements for periods beginning after December 15, 1997. Management has decided to early adopt this Statement. (See Note 19 to the Consolidated Financial Statements.)

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions And Other Postretirement Benefits", which changes current financial statement disclosure requirements from those required under SFAS No. 87, "Employers' Accounting for Pensions", SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The statement does not change the existing measurement or recognition provisions of SFAS Nos. 87, 88 or 106, and is effective for the fiscal years beginning after December 15, 1997. The Company is in the process of evaluating the disclosure requirements under this standard.

RESTRUCTURING

     In 1995, the Company recorded a $12,800 restructuring provision, primarily to write off software for product lines that were discontinued at Sales Technologies, a unit of IMS.

NON-U.S. OPERATING AND MONETARY ASSETS

     The Company operates globally, deriving a significant portion of its operating income from non-U.S. operations. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of U.S. dollar operating results. In 1997, foreign currency translation decreased U.S. dollar revenue growth and operating income growth by approximately 2% and 1%, respectively. In 1996, foreign currency translation decreased U.S. dollar revenue growth and operating income growth by approximately 1% and 2%, respectively.

     Non-U.S. monetary assets are maintained in currencies other than the U.S. dollar, principally in Switzerland, Japan and Spain. Changes in the value of these currencies relative to the U.S. dollar are charged or credited to shareholders' equity. The effect of exchange rate changes during 1997 decreased the U.S. dollar amount of cash and cash equivalents by $11,222.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1997, cash and cash equivalents totaled $318,435. At December 31, 1996, cash and cash equivalents totaled $428,520 (including $123,697 of Gartner cash). The decrease in cash of $110,085 was primarily due to the Gartner Deconsolidation.

     Net cash provided by operating activities was $357,014, $352,023 and $288,539 in 1997, 1996 and 1995, respectively. The increase of $4,991 in operating activities in 1997 primarily reflected increased cash from operations, improved collections of accounts receivable, the absence in 1997 of restructuring payments, and a lower level of postemployment benefit and non-recurring charge payments. These increases were partially offset by payment of income taxes in 1997 of $72,827. The increase of $63,484 in net cash provided by operating activities in 1996 primarily reflected increased cash from operations, improved collections of accounts receivable and lower postemployment benefit payments, partially offset

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

by lower other working capital items ($75,459), lower deferred revenue ($30,512), higher income tax payments ($21,416) and payments related to the 1995 non-recurring charge of ($13,125).

     Net cash used in investing activities totaled $240,679 for 1997, compared with $158,065 and $148,169 in 1996 and 1995, respectively. The increase in cash usage in 1997 of $82,614 primarily reflected the change in Gartner to an equity basis ($123,697), the absence of net proceeds from marketable securities ($27,601) offset in part by higher proceeds from the sale of businesses and investments ($43,336) and the absence of purchases of Gartner common stock ($49,419). The increase in cash usage in 1996 of $9,896 primarily reflected the purchase of Gartner common stock, higher payments for acquisitions and equity investments, offset in part by higher net proceeds for marketable securities and lower additions to computer software.

     Net cash (used in)/provided by financing activities totaled ($215,198) for 1997, compared with $80,531 and ($116,095) in 1996 and 1995, respectively. The increase in 1997 of cash used in financing activities primarily reflected the purchase of shares of the Company's common stock ($324,767) and dividend payments ($19,883); partially offset by minority interest financing $100,000 and proceeds from exercise of stock options $26,409.

     The increase in 1996 cash provided by financing activities principally reflected a net amount transferred from The Dun & Bradstreet Corporation ("D&B") as a result of the Company's spin-off (the "D&B spin-off") from D&B, compared with net transfers to D&B in 1995 and long-term liabilities assumed with the D&B spin-off related to prior business transactions, offset in part by the payment of short-term debt assumed with the D&B spin-off. The increase in cash usage in 1995 of $10,035 primarily reflected short and long-term debt payments, included in Other financing activities.

     On February 18, 1997 the Company announced that its board of directors had authorized a systematic stock repurchase program to buy up to 8,500,000 shares of the Company's outstanding common stock. The stock purchases are held in Treasury and reissued upon exercise of employee stock options. This program was completed on September 5, 1997 at a total cost of $299,737.

     On October 21, 1997 the Company announced that its board of directors had authorized a second systematic stock repurchase program to buy up to 10,000,000 shares of the Company's outstanding common stock. A portion of this program is intended to cover option exercises. Through December 31, 1997, 574,600 shares have been acquired at a total cost of $22,756.

     The Company's existing balances of cash, cash equivalents and marketable securities, and cash generated from operations and debt capacity are expected to be sufficient to meet the Company's long-term and short-term cash requirements including dividends, acquisitions and the stock repurchase programs.

YEAR 2000

     Many existing computer systems and software applications use two digits, rather than four, to record years, e.g., "98" instead of "1998." Unless modified, such systems will not properly record or interpret years after 1999, which could lead to business disruptions. This is known as the Year 2000 issue.

     The Company depends on systems and software both for its internal operations as well as for the receipt of data used in its information products and the transmission of those products to its customers. The Company began to address the Year 2000 issue in 1996. It expects to complete upgrading or replacing affected programs during 1998, with testing to be done during 1999. The operating income impact of Year 2000 compliance was $12,500 in 1997. Based on current information, the operating income impact of Year 2000 compliance in 1998 is expected to be in the range of $50,000 to $55,000.Year 2000 compliance expenditures for 1999, the final year of the project, are in the process of being determined; however, they are expected to be significantly less than in 1998. These costs are being expensed as incurred.

MARKET RISK

     The Company's primary market risks are the impact of foreign exchange fluctuations on non-dollar-denominated revenue and price fluctuations on equity securities.

     In the normal course of business, the Company employs established practices and procedures to manage its exposure to fluctuations in the value of foreign currencies using a variety of financial instruments.

     The Company's objective in managing the exposure to foreign currency fluctuations is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business activities. Accordingly, the Company enters into various contracts which change in value as foreign exchange rates change to protect the value of a portion of committed and anticipated foreign currency revenues and non-functional currency assets and liabilities. The principal currencies hedged are the Japanese yen, Swiss franc, German mark and Italian lira. By policy, the Company maintains hedge coverage between minimum and maximum percentages of its anticipated foreign exchange exposures over the next year. The gains and losses on these hedges offset changes in the value of the related exposures.

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

     It is the Company's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. The Company does not enter into foreign currency transactions for speculative purposes.

     The fair value of the Company's hedging instruments are subject to change as a result of potential changes in foreign exchange rates. The potential loss in fair value for foreign exchange rate-sensitive instruments, based on a hypothetical 10% decrease in the value of U.S. dollar or, in the case of non-dollar-related instruments, the currency being purchased, was $2,600 at December 31, 1997. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices.

     The Company also invests in marketable securities and is subject to equity price risk. These investments are classified as available for sale and consequently, carried at fair value, with unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity. The Company does not hedge this market risk exposure. A 10% decline in the market price of these equity securities would cause the fair value of the securities to decrease by $4,800 at December 31, 1997.

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

COMMON STOCK INFORMATION

     The Company's common stock (symbol CZT) is listed on the New York Stock Exchange. The number of shareholders of record and shares issued and outstanding on December 31, 1997 were 11,286 and 162,093,621, respectively. The high and low price per share during 1997 was $44 13/16 and $28 1/2, respectively. Approximately 76% of shares were held by institutions.

                                                                     DIVIDENDS
                                   PRICE PER SHARE ($)                 PAID
--------------------------------------------------------------------------------
                               1997                  1996           PER SHARE($)
--------------------------------------------------------------------------------

                         HIGH        LOW        HIGH      LOW       1997    1996
--------------------------------------------------------------------------------
First Quarter           34 7/8      29 1/8       --        --       0.03      --
Second Quarter          40          28 1/2       --        --       0.03      --
Third Quarter           44 5/8      38 3/8       --        --       0.03      --
Fourth Quarter          44 13/16    35 1/16    36 7/8    31 3/8     0.03      --
--------------------------------------------------------------------------------
Year                    44 13/16    28 1/2     36 7/8    31 3/8     0.12      --
--------------------------------------------------------------------------------

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

/s/ ROBERT E. WEISSMAN
--------------------------------
Robert E. Weissman
Chairman &
Chief Executive Officer

/s/ VICTORIA R. FASH
--------------------------------
Victoria R. Fash
Executive Vice President
& Chief Financial Officer


REPORT OF INDEPENDENT
ACCOUNTANTS

--------------------------------------------------------------------------------
To the Shareholders and Board of Directors of Cognizant Corporation:

     We have audited the accompanying consolidated statements of financial position of Cognizant Corporation as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cognizant Corporation as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the consolidated financial statements, in 1995, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of".

/s/ COOPERS & LYBRAND L.L.P.

New York, New York
February 17, 1998

COGNIZANT CORPORATION

Consolidated Statements of Income

                                                                                               Years Ended December 31,
                                                                              ------------------------------------------------------
Dollar amounts in thousands, except per share data                                   1997                1996                1995
====================================================================================================================================
OPERATING REVENUE                                                                $1,418,153          $1,730,596          $1,542,340
------------------------------------------------------------------------------------------------------------------------------------
Operating Costs                                                                     597,199             746,781             753,466
Selling and Administrative Expenses                                                 368,298             506,786             488,865
Depreciation and Amortization                                                       117,314             133,861             132,532
Restructuring Expense                                                                     0                   0              12,800
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                                    335,342             343,168             154,677
------------------------------------------------------------------------------------------------------------------------------------
Interest Income                                                                      12,775               9,456              10,325
Interest Expense                                                                     (2,293)             (1,338)               (540)
Gartner Equity Income                                                                65,120                   0                   0
Gains from Dispositions--Net                                                          9,391                 200              15,124
Other Income/(Expense)--Net                                                           9,900              (2,465)            (17,029)
------------------------------------------------------------------------------------------------------------------------------------
Non-Operating Income--Net                                                            94,893               5,853               7,880
------------------------------------------------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes                                            430,235             349,021             162,557
Provision for Income Taxes                                                         (117,885)           (153,570)            (73,676)
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                       $  312,350          $  195,451         $    88,881
====================================================================================================================================
BASIC EARNINGS PER SHARE OF COMMON STOCK                                         $     1.89          $     1.15         $       .52
====================================================================================================================================
DILUTED EARNINGS PER SHARE OF COMMON STOCK                                       $     1.86          $     1.15         $       .52
====================================================================================================================================
Average Number of Shares Outstanding--Basic                                     165,163,000         169,944,000         169,522,000
Dilutive Effect of Shares Issuable as of Year-End Under Stock
 Option Plans                                                                     1,667,000             187,000           2,061,000
Adjustment of Shares Applicable to Exercised Stock Options
 and Restricted Stock                                                               660,000             369,000              25,000
------------------------------------------------------------------------------------------------------------------------------------
Average Number of Shares Outstanding--Diluted                                   167,490,000         170,500,000         171,608,000
====================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

COGNIZANT CORPORATION

Consolidated Statements of Financial Position


                                                                                                                 December 31,
                                                                                                    --------------------------------
Dollar amounts in thousands, except per share data                                                        1997                  1996
====================================================================================================================================
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents                                                                           $  318,435           $  428,520
Accounts Receivable-Net                                                                                303,609              453,791
Other Current Assets                                                                                    72,368              112,151
------------------------------------------------------------------------------------------------------------------------------------
   Total Current Assets                                                                                694,412              994,462
------------------------------------------------------------------------------------------------------------------------------------
INVESTMENT IN GARTNER GROUP                                                                            195,695                    0
------------------------------------------------------------------------------------------------------------------------------------
NOTES RECEIVABLE AND OTHER INVESTMENTS                                                                 109,712              117,706
------------------------------------------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT-NET                                                                      233,583              268,888
------------------------------------------------------------------------------------------------------------------------------------
OTHER ASSETS-NET
Computer Software                                                                                      142,268              139,040
Goodwill                                                                                                87,430              251,483
Other Assets                                                                                           116,420              103,403
------------------------------------------------------------------------------------------------------------------------------------
   Total Other Assets-Net                                                                              346,118              493,926
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                        $1,579,520           $1,874,982
====================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts and Notes Payable                                                                          $   58,796           $   46,923
Accrued and Other Current Liabilities                                                                  212,944              266,932
Accrued Income Taxes                                                                                    57,549               63,416
Deferred Revenues                                                                                      111,921              292,970
------------------------------------------------------------------------------------------------------------------------------------
   Total Current Liabilities                                                                           441,210              670,241
------------------------------------------------------------------------------------------------------------------------------------
POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS                                                              49,927               60,269
DEFERRED INCOME TAXES                                                                                  113,749              105,074
MINORITY INTERESTS                                                                                     101,209               90,635
OTHER LIABILITIES                                                                                       71,855               76,150
------------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                                      777,950            1,002,369
====================================================================================================================================
COMMITMENTS AND CONTINGENCIES
------------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Preferred Stock, Par Value $.01 Per Share, Authorized--
 10,000,000 Shares; Outstanding--None
Series Common Stock, Par Value $.01 Per Share, Authorized--
 10,000,000 Shares; Outstanding--None
Common Stock, Par Value $.01 Per Share, Authorized--400,000,000 Shares;
 Issued 171,120,069 and 171,082,301 Shares in 1997 and 1996, respectively                                1,711                1,711
Capital Surplus                                                                                        808,550              805,170
Retained Earnings                                                                                      358,456               65,989
Treasury Stock, at cost, 9,026,448 and 800,000 Shares
 in 1997 and 1996, respectively                                                                       (323,026)             (25,200)
Cumulative Translation Adjustment                                                                      (76,771)             (11,752)
Unrealized Gains on Investments                                                                         32,650               36,695
------------------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                                             801,570              872,613
------------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                         $ 1,579,520          $ 1,874,982
====================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

COGNIZANT CORPORATION

Consolidated Statements of Cash Flows

                                                                                                  Years Ended December 31,
                                                                                     -----------------------------------------------
Dollar amounts in thousands                                                              1997               1996               1995
====================================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                           $312,350           $195,451           $ 88,881
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
  Depreciation and Amortization                                                       117,314            133,861            132,532
  Net Gains from Dispositions                                                          (9,391)              (200)           (15,124)
  Write-Off of Purchased In-Process Research and Development                             --               33,233               --
  Restructuring Provisions                                                               --                 --               12,800
  Restructuring Payments                                                                 --              (11,515)           (15,544)
  Postemployment Benefit Expense                                                         --                  666             37,632
  Postemployment Benefit Payments                                                      (7,129)           (11,045)           (18,480)
  Non-Recurring Charge                                                                   --                 --               90,070
  Non-Recurring Charge Payments                                                        (5,255)           (13,125)              --
  Net Increase in Accounts Receivable                                                  (1,378)           (19,576)           (83,035)
  Net Increase in Deferred Revenue                                                      9,973             23,276             53,788
  Equity Income, Net of Taxes                                                         (38,040)              --                 --
  Minority Interests                                                                    4,797             11,710             14,696
  Deferred Income Taxes                                                                38,562             16,566            (13,392)
  Net (Decrease) Increase in Accrued Income Taxes                                     (21,352)            23,606            (35,994)
  Net (Increase) Decrease in Other Working Capital Items                              (43,437)           (30,885)            39,709
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                             357,014            352,023            288,539
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Maturities of Marketable Securities                                        --              193,392             40,338
Payments for Marketable Securities                                                       --             (165,791)           (70,546)
Payments for Acquisitions of Businesses                                                  --              (24,386)           (10,916)
Proceeds from Sale of Businesses and Investments                                       44,901              1,565             11,349
Capital Expenditures                                                                  (71,894)           (74,963)           (77,032)
Additions to Computer Software                                                        (66,673)           (49,395)           (70,565)
Additions to Other Assets                                                             (32,905)           (19,187)            (4,694)
Increase in Other Investments-Net                                                     (16,705)           (24,423)            (8,232)
Change of Gartner Group to Equity Basis                                              (123,697)              --                 --
Payments for Purchase of Gartner Group Common Stock                                      --              (49,419)            (8,372)
Other                                                                                  26,294             54,542             50,501
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                                                (240,679)          (158,065)          (148,169)
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for Purchase of Treasury Stock                                              (324,767)              --                 --
Proceeds from Exercise of Stock Options                                                26,409                557               --
Dividends Paid                                                                        (19,883)              --                 --
Proceeds from Employee Stock Purchase Plan                                              1,683               --                 --
Other Stock Transactions with Employees                                                  --               14,377              5,149
Proceeds from Issuance of Purchased Stock Options                                        --                8,699               --
Net Transfers from (to) The Dun & Bradstreet Corporation                                 --               44,880           (113,051)
Minority Interest Financing                                                           100,000               --                 --
Payment of Short-Term Debt                                                               --              (50,000)              --
Other                                                                                   1,360             62,018             (8,193)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash (Used in) Provided by Financing Activities                                  (215,198)            80,531           (116,095)
------------------------------------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash and Cash Equivalents                          (11,222)            (3,074)             4,846
------------------------------------------------------------------------------------------------------------------------------------
(Decrease) Increase in Cash and Cash Equivalents                                     (110,085)           271,415             29,121
Cash and Cash Equivalents, Beginning of Year                                          428,520            157,105            127,984
------------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                                               $318,435           $428,520           $157,105
====================================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid during the Year for Interest                                               $  2,293           $  1,463           $    425
Cash Paid during the Year for Income Taxes                                           $ 72,827           $ 48,372           $ 26,956

The accompanying notes are an integral part of the consolidated financial statements.

COGNIZANT CORPORATION

Consolidated Statements of Shareholders' Equity


Dollar amounts in thousands, except per share data
====================================================================================================================================
                                                                                                             UNREALIZED
                                                                                                CUMULATIVE     GAINS
THREE YEARS ENDED               DIVISIONAL     COMMON     CAPITAL   RETAINED    TREASURY       TRANSLATION  (LOSSES) ON
DECEMBER 31, 1997                  EQUITY       STOCK     SURPLUS   EARNINGS      STOCK         ADJUSTMENT   INVESTMENTS     TOTAL
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1995         $ 622,253    $    --      $   --     $   --     $    --      $   (15,770)   $    --      $ 606,483
------------------------------------------------------------------------------------------------------------------------------------
Net Income                          88,881                                                                                   88,881
Net Transfers to The Dun &
 Bradstreet Corporation           (113,051)                                                                                (113,051)
Change in Cumulative
 Translation Adjustment                                                                            22,275                    22,275
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995         598,083         --          --         --          --            6,505         --        604,588
------------------------------------------------------------------------------------------------------------------------------------
Net Income                         129,462                                                                                  129,462
Net Transfers from The Dun &
 Bradstreet Corporation             44,880                                                                                   44,880
Change in Cumulative
 Translation Adjustment                                                                           (16,817)                  (16,817)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 1, 1996             --          1,711     795,914       --       (25,200)       (10,312)        --        762,113
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                                              65,989                                               65,989
Exercise of Stock Options (18,467)                              557                                                             557
Restricted Stock Plan (6,286)                                   210                                                             210
  Less: Unearned Portion                                       (210)                                                           (210)
Purchase of Stock Options
  (2,692,700)                                                 8,699                                                           8,699
Change in Cumulative
 Translation Adjustment                                                                            (1,440)                   (1,440)
Unrealized Gains on
  Investments--Net                                                                                              36,695       36,695
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996            --          1,711     805,170     65,989     (25,200)       (11,752)      36,695      872,613
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                                             312,350                                              312,350
Cash Dividends ($.12 per
  share)                                                               (19,883)                                             (19,883)
Exercise of Stock Options
  (37,768)                                                    1,151                                                           1,151
Treasury Stock Reissued Under:
 Exercise of Stock Options
  (818,925)                                                   2,187                 25,258                                   27,445
 Restricted Stock Plan
  (41,400)                                                                           1,741                                    1,741
   Less: Unearned Portion                                                           (1,741)                                  (1,741)
   Plus: Earned Portion                                          42                                                              42
 Employee Stock Purchase Plan
  (46,645)                                                                           1,683                                    1,683
Treasury Shares Acquired
  (9,133,418)                                                                     (324,767)                                (324,767)
Change in Cumulative
 Translation Adjustment                                                                           (65,019)                  (65,019)
Unrealized Loss on
  Investments--Net                                                                                              (4,045)      (4,045)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997       $    --      $   1,711    $808,550   $358,456   $(323,026)   $   (76,771)   $  32,650    $ 801,570
====================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

COGNIZANT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------
Note 1. Basis of Presentation

     Cognizant Corporation (the "Company") integrates information and technology to create business insight. The Company includes IMS International, Inc. ("IMS"), Nielsen Media Research, Inc. ("Nielsen Media Research"), Erisco Inc. ("Erisco"), Cognizant Technology Solutions Corporation ("CTS"), Cognizant Enterprises, Inc. ("Enterprises"), SSJ K.K. ("Super Systems Japan"), and Pilot Software, Inc. ("Pilot"), which was divested in July 1997. During 1997,the Company's voting interest in Gartner Group, Inc. ("Gartner") fell below 50% due principally to Gartner stock option exercises. Accordingly, the Company has deconsolidated its investment in Gartner and accounted for its interest on an equity basis for the year-ended December 31, 1997. The prior years' financial statements, however, continue to account for Gartner as a consolidated subsidiary.

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

     The financial statements for 1996 and 1995 also include allocations of certain D&B corporate headquarters assets (including prepaid pension assets), liabilities (including pension and postretirement benefits) and expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other D&B corporate overhead) relating to the Company's businesses that were transferred to the Company from D&B. Management believes these allocations are reasonable. However, the financial information included herein for 1996 and 1995 may not necessarily reflect the financial position, results of operations, and cash flows had the Company been a separate entity.

--------------------------------------------------------------------------------

Note 2. Summary of Significant Accounting Policies

Consolidation. The consolidated financial statements of the Company include the accounts of the Company and its subsidiaries after elimination of all material intercompany accounts and transactions. Investments in companies over which the Company has significant influence but not a controlling interest are accounted for under the equity method of accounting. The Company recognizes as income any gains or losses related to the sale or issuance of stock by a consolidated subsidiary or a company accounted for under the equity basis. The financial statements of IMS and its affiliates reflect a fiscal year ending November 30 to facilitate timely reporting of the Company's financial results.

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

Computer Software. Direct costs incurred in the development of computer software are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Costs incurred to establish technological feasibility of a computer software product are expensed in the periods in which they are incurred. Capitalization ceases and amortization starts when the product is available for general release to customers. Computer software costs are being amortized, on a product by product basis, generally over three to five years. Annual amortization is the greater of the amount computed using (a) the ratio that gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or (b) the straight-line method over the remaining estimated economic life of the product. At each balance sheet date, the Company reviews the recoverability of the unamortized capitalized costs of computer software products by comparing the carrying value of computer software with its estimated net realizable value.

Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired and is amortized on a straight-line basis over seven to forty years. At each balance sheet date, the Company reviews the recoverability of goodwill, not identified with impaired long-lived assets, based on estimated undiscounted future cash flow from operating activities compared with the carrying value of goodwill and recognizes any impairment on the basis of such comparison. The recognition and measurement of goodwill impairment is assessed at the business unit level.

Dollar amounts in thousands, except per share data

--------------------------------------------------------------------------------

Other Assets. Other intangibles result from acquisitions and database development and are included in other assets. Other intangibles are being amortized, using principally the straight-line method, over three to seven years.

     The Company adopted the provisions of SFAS No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in 1995. This statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flow is less than the carrying amount of such assets. The measurement for such impairment loss is then based on the fair value of the asset. See Note 6 to the Consolidated Financial Statements.

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

         For all operations outside the United States where the Company has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues and expenses are translated using average rates of exchange. For these countries, currency translation adjustments are accumulated in a separate component of shareholders' equity whereas realized transaction gains and losses are recognized in other expense--net. For operations in countries that are considered to be highly inflationary, where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are translated using end-of-period exchange rates, non-monetary accounts are translated using historical exchange rates, and all translation and transaction adjustments are recognized in other expense--net.

Income Taxes. Prior to the Distribution, the Company was included in the Federal and certain state and non-U.S. income tax returns of D&B. The provision for income taxes in the Company's financial statements has been calculated on a separate-company basis. Income taxes paid on behalf of the Company by D&B, prior to the Distribution, are included in Divisional Equity.

Divisional Equity. Divisional Equity includes historical investments and advances from D&B prior to the Distribution, including net transfers to/from D&B, third-party liabilities paid on behalf of the Company by D&B and amounts due to/from D&B for services and other charges, as well as current-period income through the Distribution Date.

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

Earnings Per Share. In 1997, the Company adopted SFAS No. 128, "Earnings Per Share". Previously reported earnings per share amounts have been restated. Basic earnings per share are calculated by dividing net income by weighted average common shares. Diluted earnings per share are calculated by dividing net income by dilutive potential common shares. Dilutive potential common shares are calculated in accordance with the Treasury stock method, which assumes that proceeds from the exercise of all options are used to repurchase common stock at market value. The amount of shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the securities. The computation includes the weighted average number of shares of D&B common stock outstanding through the Distribution Date, reflecting the one-for-one distribution ratio, and the weighted average number of shares of Cognizant common stock outstanding since the Distribution.

Concentrations of Credit Risk. IMS maintains accounts receivable balances ($228,284 and $237,279 at December 31, 1997 and 1996, respectively), principally from customers in the pharmaceutical industry.

Reclassifications. Certain prior-year amounts have been reclassified to conform with the 1997 presentation.

Recently Issued Accounting Standards: In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income", which requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for periods beginning after December 15, 1997. The Company is in the process of determining its preferred disclosure format.

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions And Other Postretirement Benefits", which changes current financial statement disclosure requirements from those required under SFAS No. 87, "Employers' Accounting for Pensions", SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The statement does not change the existing measurement or recognition provisions of SFAS Nos. 87, 88 or 106, and is effective for the fiscal years beginning after December 15, 1997. The Company is in the process of evaluating the disclosure requirements under this standard.

--------------------------------------------------------------------------------
Note 3. Investment in Gartner

     In the third quarter of 1997, the Company's voting interest in Gartner fell below 50% as a result of the exercise of Gartner employee stock options and employee stock purchases. Accordingly, the Company has deconsolidated Gartner and is accounting for its ownership interest on the equity basis.

     The Company has restated the first and second quarter Statements of Income to reflect the change to equity accounting as of January 1, 1997. Generally accepted accounting principles do not permit the restatement of prior-year financial results.

     During the third and fourth quarters of 1997, the proceeds from the issuance of shares to Gartner employees, including associated tax benefits, increased Gartner's equity and reduced the Company's ownership interest by slightly less than 2%. This reduction in ownership was partially offset by an increase in Gartner treasury stock. As a result, the Company recognized within other income/expense-net, a pre-tax unrealized gain on its investment in Gartner ("SAB 51 Gain") of $14,689 corresponding to the net increase in the underlying value of its investment in Gartner.

     Selected financial information regarding the results of operations and financial position of Gartner is summarized below:

                                                               (Unaudited)
                                                        Years Ended December 31,
--------------------------------------------------------------------------------
                                                            1997          1996
--------------------------------------------------------------------------------
Condensed Income Statement Information
Operating Revenue                                         $548,539      $423,565
Operating Income                                          $126,239      $ 61,624
Income Before Provision for Taxes                         $134,385      $ 65,803
Net Income                                                $ 79,732      $ 23,987
Condensed Balance Sheet Information
Current Assets                                            $439,356      $325,904
Non-current Assets                                        $237,284      $133,031
Current Liabilities                                       $338,087      $273,616
Non-current Liabilities                                   $  3,933      $  2,871
================================================================================

Note 4. Dispositions

     During 1997, the Company recorded a $39,336 pre-tax gain on the sale of its investment in WEFA Group, Inc. and a portion of its investment in TSI International, Inc. and Aspect Development, Inc. These investments, which were part of Enterprises' portfolio, generated cash proceeds of $43,601.

     Additionally, in the third quarter, the Company sold Pilot and recorded a non-cash pre-tax loss of $29,945.

--------------------------------------------------------------------------------
Note 5. Investment Partnership

     Three of the Company's subsidiaries have contributed assets to, and participate in, a limited partnership. One subsidiary serves as general partner, and all other partners hold limited partnership interests. The partnership, which is a separate and distinct legal entity, is in the business of licensing database assets and computer software. In the second quarter of 1997, third-party investors contributed $100,000 to the partnership in exchange for limited partnership interests. For financial reporting purposes, the assets, liabilities, results of operations and cash flows of the partnership are included in the Company's consolidated financial statements. The third-parties' investments in this partnership are reflected in minority interests.

--------------------------------------------------------------------------------
Note 6. Non-Recurring Charges

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

     SFAS No. 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In connection with this review, the Company recorded an impairment loss of $40,570 reflecting the revaluation of certain fixed assets, administrative and production systems and other intangibles that were replaced or no longer used. In addition, the Company recognized a charge of $20,300, principally related to the write-off of certain computer software product lines at Pilot.

     The provision for postemployment benefits of $7,400 represented the cost of workforce reductions. The accrual for contractual obligations that have no future economic benefits of $21,800 related to the acquisition of certain information and other services that were no longer used by the Company.

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------
Note 7. Restructuring

     In 1995, the Company recorded a $12,800 restructuring provision primarily to write-off software for product lines that were discontinued at Sales Technologies. All restructuring actions were completed in 1996.

                                         DECEMBER 31,     CASH      DECEMBER 31,
CATEGORY                                     1995         ITEMS           1996
--------------------------------------------------------------------------------
Real Estate Cost Reductions                $ 1,059       $ (1,059)            --
Discontinued Production
 and Data Collection Systems
 and Products                                4,400         (4,400)
Other                                        6,056         (6,056)            --
--------------------------------------------------------------------------------
Total                                      $11,515       $(11,515)            --
================================================================================

Note 8. Acquisitions

     In 1996 and 1995, the Company acquired various companies in separate transactions that were accounted for as purchases.

     The aggregate cash purchase price of such acquisitions totaled $24,386 in 1996. The largest acquisition during 1996 was Gartner's acquisition of J3 Learning Corporation ("J3"), a leading provider of software educational materials for corporate and individual training. Gartner acquired all of the outstanding shares of J3 for consideration of $8,000 in cash, approximately $35,400 in Gartner Group Class A Common Stock, and options to purchase Gartner Group Class A Common Stock, which had a value of $1,300. Operating costs and selling and administrative expenses in 1996 include a one-time acquisition related charge of $33,233 for in-process research and development costs associated with J3.

     The aggregate purchase price of such acquisitions totaled $10,916 in 1995.

     The results of operations of all purchases are included in the Consolidated Statements of Income from the date of acquisition. Had the acquisitions made in 1995 and 1996 been consummated on January 1 of the year preceding the year of acquisition, the results of these acquired operations would not have had a significant impact on the Company's consolidated results of operations for any of the years presented.

Note 9. Marketable Securities and Other
        Investments

     Amounts included below are classified in the consolidated statements of financial position as marketable securities and other investments. Cash equivalents have been excluded from these disclosures.

                                                     December 31,
                                      ------------------------------------------
                                             1997                   1996
--------------------------------------------------------------------------------
                                                   FAIR                    Fair
                                       COST       VALUE        Cost        Value
--------------------------------------------------------------------------------
Debt Securities of States
 and Other Subdivisions
 of the U.S.
 Government                               --          --     $23,317     $23,317
Equity Securities                     $3,491     $48,463       4,357      58,320
--------------------------------------------------------------------------------
Total                                 $3,491     $48,463     $27,674     $81,637
================================================================================

Note 10. Financial Instruments

Foreign Exchange Risk Management

     The Company transacts business in virtually every part of the world and is subject to risks associated with changing foreign exchange rates. The Company's objective is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business activities. Accordingly, the Company enters into various contracts which change in value as foreign exchange rates change to protect the value of a portion of committed and anticipated foreign currency revenues and non-functional currency assets and liabilities. By policy, the Company maintains hedge coverage between minimum and maximum percentages of its anticipated foreign exchange exposures over the next year. The gains and losses on these hedges offset changes in the value of the related exposures.

     It is the Company's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. The Company does not enter into foreign currency transactions for speculative purposes.

     The Company uses forward contracts and purchased currency options to hedge committed and anticipated foreign currency denominated revenues, respectively. The principal currencies hedged are the Japanese yen, Swiss franc, German mark and Italian lira. The Company also uses forward contracts to hedge non-functional currency assets and liabilities.

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

     At December 31, 1997, the notional amounts of the Company's risk management contracts were $212,000 and all contracts mature in 1998.

     Gains and losses on contracts hedging anticipated and committed foreign currency revenues are deferred until such revenues are recognized, and offset changes in the value of such revenues. At December 31, 1997, the Company had unrealized deferred gains of $2,768 related to foreign currency hedge transactions. Deferred amounts to be recognized can change with market conditions and will substantially be offset by changes in the value of the related hedged transactions. The impact of foreign exchange risk management activities on operating income in 1997 was a net gain of $15,617. Gains and losses on contracts hedging non-functional currency assets and liabilities are not deferred and are included in current income in other income/expense--net.

Fair Value of Financial Instruments

     At December 31, 1997, the Company's financial instruments included cash, cash equivalents, receivables, accounts payable and foreign exchange risk management contracts. At December 31, 1997, the fair values of cash, cash equivalents, receivables and accounts payable approximated carrying values due to the short-term nature of these instruments. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices.

Credit Concentrations

     The Company continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments and does not anticipate non-performance by the counterparties. The Company would not realize a material loss as of December 31, 1997 in the event of non-performance by any one counterparty. The Company enters into transactions only with financial institution counterparties which have a credit rating of A or better. In addition, the Company limits the amount of credit exposure with any one institution.

     IMS maintains accounts receivable balances ($228,284 and $237,279 at December 31, 1997 and 1996, respectively), principally from customers in the pharmaceutical industry. The Company's trade receivables do not represent significant concentrations of credit risk at December 31, 1997 due to the high quality of its customers and their dispersion across many geographic areas.

--------------------------------------------------------------------------------

Note 11. Pension and Postretirement Benefits

     Pension Plans. The Company has a defined benefit pension plan covering all employees in the United States in certain of the Company's businesses. The plan is a cash balance pension plan under which 6% of creditable compensation plus interest is credited to eligible employee retirement accounts on a monthly basis. At the time of retirement, the vested employee's account balance is actuarially converted into an annuity. Pension costs are determined actuarially and are funded to the extent allowable under the Internal Revenue Code. Supplemental plans in the United States are maintained to provide retirement benefits in excess of levels allowed by ERISA. The Company's non-U.S. subsidiaries provide retirement benefits for employees consistent with local practices, primarily using defined benefit or termination indemnity plans.

Consolidated pension costs are summarized as follows:

                                                  1997         1996        1995
--------------------------------------------------------------------------------
U.S. Plans--D&B Allocation                        $ --       $2,230       $1,241
U.S. Plans--Post Distribution                    2,145          291           --
Non-U.S. Plans                                   4,837        4,364        4,078
--------------------------------------------------------------------------------
Total Pension Cost                              $6,982       $6,885       $5,319
================================================================================

The components of net periodic pension cost for 1997 (1996 and 1995 are unavailable) are summarized as follows:

                                    1997
----------------------------------------
Service Cost                    $  9,959
Interest Cost                     10,503
Actual Return on Plan Assets     (20,357)
Net Amortization and Deferral      6,877
----------------------------------------
Net Periodic Pension Cost       $  6,982
========================================

     In addition, during 1996 the Company recognized a pension curtailment gain of $1,895 relating to a reduced level of participation in the Company's supplemental plan and workforce reductions.

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

The status of all defined benefit pension plans at December 31, 1997 and 1996 is as follows:

                                                                              Funded                   Unfunded
-------------------------------------------------------------------------------------------------------------------
                                                                        1997         1996         1997        1996
-------------------------------------------------------------------------------------------------------------------
Fair Value of Plan Assets                                           $ 157,643    $ 151,724       $  --       $  --
-------------------------------------------------------------------------------------------------------------------
Actuarial Present Value of Accumulated Benefit Obligation:
 Vested                                                              (112,663)    (120,602)     (5,607)     (4,857)
Nonvested                                                              (1,900)      (1,611)         --        (296)
-------------------------------------------------------------------------------------------------------------------
Accumulated Benefit Obligation                                       (114,563)    (122,213)     (5,607)     (5,153)
Effect of Projected Future Salary Increases                           (11,650)     (12,088)     (9,534)     (7,100)
-------------------------------------------------------------------------------------------------------------------
Projected Benefit Obligation                                         (126,213)    (134,301)    (15,141)    (12,253)
-------------------------------------------------------------------------------------------------------------------
Plan Assets in Excess of (Less Than) Projected Benefit Obligation      31,430       17,423     (15,141)    (12,253)
Unrecognized Net (Gain) Loss                                          (11,306)       3,652       3,135         478
Unrecognized Prior Service Cost (Credit)                               (6,476)      (6,547)        639         833
Unrecognized Net Transition (Asset) Obligation                         (1,818)      (1,226)         49          49
Adjustment to Recognize Minimum Liability                                  --           --          --        (123)
-------------------------------------------------------------------------------------------------------------------
Prepaid (Accrued) Pension Cost                                      $  11,830    $  13,302    $(11,318)   $(11,016)
===================================================================================================================

     The weighted average expected long-term rate of return on pension plan assets was 9.28%, 9.31% and 9.82% for 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, the projected benefit obligation was determined using weighted average discount rates of 7.56% and 7.59%, respectively, and weighted average rates of increase in future compensation levels of 4.66% and 4.59%, respectively. Plan assets are invested in diversified portfolios that consist primarily of equity and debt securities.

     Certain employees of the Company in the United States also are eligible to participate in the Company-sponsored defined contribution plan. The Company's businesses make a matching contribution of up to 50% of the employee's contribution based on specified limits of the employee's salary. The Company's expense related to this plan was $4,666, $4,075 and $3,178 for the years 1997, 1996 and 1995, respectively.

Postretirement Benefits. In addition to providing pension benefits, the Company provides various healthcare and life insurance benefits for retired employees. Employees at certain businesses of the Company in the United States become eligible for these benefits if they reach normal retirement age while working for the Company. Certain of the Company's subsidiaries outside the United States have postretirement benefit plans, although most participants are covered by government-sponsored or administered plans. The cost of Company-sponsored postretirement benefit plans outside the U.S. is not significant.

     The Company has recorded postretirement benefits costs totaling $1,200, $2,619 and $3,447 for the years 1997, 1996 and 1995, respectively.

     The status of postretirement benefit plans other than pensions at December 31, 1997 and 1996 is as follows:

                                                          1997            1996
--------------------------------------------------------------------------------
Accumulated Postretirement
 Benefit Obligation:
Active Employees--Eligible                             $ (8,110)       $ (8,350)
Active Employees--Not Yet Eligible                       (6,830)         (6,530)
--------------------------------------------------------------------------------
Accumulated Postretirement
 Benefit Obligation                                     (14,940)        (14,880)
Unrecognized Net Loss                                       540             300
Unrecognized Prior Service Credit                        (2,110)           (850)
--------------------------------------------------------------------------------
Accrued Postretirement Benefit Cost                    $(16,510)       $(15,430)
================================================================================

     At December 31, 1997 and 1996 the accumulated postretirement benefit obligation was determined using a discount rate of 7.0% and 7.5%, respectively. The assumed rate of future increases in per capita cost of covered healthcare benefits is 7.3% in 1998, decreasing gradually to 5.0% for the year 2021 and remaining constant thereafter. Increasing the assumed healthcare cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation by $2,007 and would increase annual aggregate service and interest costs by $257.

--------------------------------------------------------------------------------

Note 12. Employee Stock Plans

     The Company has a Key Employees Stock Incentive Plan which provides for the grant of stock options and restricted stock to eligible employees. In addition it provides an opportunity for the purchase of stock options with a prepayment equal to ten percent of the exercise price, with the remaining payment due when the options are exercised. All options have a life of ten years, vest proportionally over six years and have an exercise price equal to the fair market value of the common stock on the grant date.

     The Company adopted an Employee Stock Purchase Plan in 1997 which allows eligible employees to purchase a limited amount of common stock at the end of each quarter at

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

a price equal to the lesser of 90% of fair market value on (a) the first trading day of the quarter, or (b) the last trading day of the quarter. Fair market value is defined as the average of the high and low prices of the shares on the relevant day.

     Gartner has several stock option and stock purchase plans. The exercise price of options granted under the plans is equal to the fair market value at the date of grant of Gartner stock. Options outstanding and exercisable were 15,496,068 and 6,670,813, respectively, at December 31, 1997, at prices ranging from $0.02 to $35.38 per share.

     In July 1997, CTS adopted a Key Employees Stock Option Plan which provides for the grant of stock options to eligible employees. Options granted under this plan may not be granted at an exercise price less than fair market value of the underlying shares on the date of grant. All such options become exercisable in April 2006 with certain acceleration provisions of the vesting period to 25% per year over four years from the grant date should an initial public offering or change in control occur. At December 31, 1997, 800,500 options were outstanding at a weighted average exercise price of $2.50 per share. None were exercisable.

     CTS also has a Key Employees' Restricted Stock Purchase Plan which allows eligible employees to purchase a limited amount of restricted common stock at the time of grant at a price equal to the fair market value on the effective date of the award. At December 31, 1997, 175,000 shares have been purchased at an average exercise price of $2.50. The restrictions lapse should an initial public offering or change in control occur.

     In October 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation", which requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                        Years Ended December 31,
                                    -------------------------------
                                       1997       1996        1995
--------------------------------------------------------------------
Net Income          As reported     $312,350    $195,451    $88,881
                    Pro forma       $284,634    $188,705    $88,120
Earnings Per Share:
 Basic              As reported        $1.89       $1.15       $.52
                    Pro forma          $1.72       $1.11       $.52
 Diluted            As reported        $1.86       $1.15       $.52
                    Pro forma          $1.70       $1.11       $.52
===================================================================

Note: The pro forma disclosures shown above are not representative of the effects on net income and earnings per share in future years.

     The fair value of the Company's stock options used to compute pro forma net income and earnings per share disclosures is the estimated present value at grant date using the Black-Scholes option pricing model. The following weighted-average assumptions were used for 1997, 1996 and 1995: dividend yield of 0.3%; expected volatility of 25%; a risk-free interest rate of 5.9%; and an expected term of 4.5 years. The weighted average fair value of the Company's stock options granted in 1997, 1996 and 1995 are $13.12, $9.76 and $7.61, respectively.

     The fair value of Gartner stock options used to compute the Company's pro forma net income and earnings per share disclosures was computed in the same manner with the following weighted-average assumptions for 1997, 1996 and 1995: dividend yield of 0%; expected volatility of 40%; a risk-free interest rate of 6.0%; and an expected term of 3.5 years. The weighted average fair value of Gartner stock options granted in 1997, 1996 and 1995 are $10.12, $11.80 and $5.82, respectively.

     Immediately following the Distribution, outstanding awards under the D&B Key Employees Stock Option Plans held by company employees were cancelled and replaced by substitute awards under the Company's Key Employees Stock Incentive Plan. The substitute awards had the same ratio of the exercise price per option to the market value per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option periods and other terms and conditions as the options they replaced.

     At December 31, 1997, outstanding options for Cognizant common stock held by Company employees, including the substitute awards mentioned above, totaled 21,922,390, of which 4,386,181 had vested and were exercisable. The option prices range from $22.99 to $44.47 per share and are exercisable over periods ending no later than 2007. At December 31, 1996, outstanding options for Cognizant common stock held by Company employees totaled 20,226,749, of which 2,168,714 had vested and were exercisable. The option prices ranged from $22.99 to $35.31 per share.

                                                WEIGHTED
                                                AVERAGE
                                SHARES      EXERCISE PRICE
----------------------------------------------------------
Options Outstanding,
 November 1, 1996              3,340,778         $31.13
Granted                       14,209,500         $33.37
Purchased                      2,702,700         $33.37
Exercised                        (18,467)        $30.17
Expired                           (7,762)        $33.75
----------------------------------------------------------
Options Outstanding,
 December 31, 1996            20,226,749         $33.00
==========================================================
Granted                        3,878,237         $42.35
Exercised                       (856,693)        $30.78
Expired                       (1,325,903)        $33.19
----------------------------------------------------------
Options Outstanding,
 December 31, 1997            21,922,390         $34.75
==========================================================

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

                                                                                     WEIGHTED-AVERAGE
                                DECEMBER 31, 1997                  -----------------------------------------------------
RANGE OF                 --------------------------------           REMAINING               OPTION EXERCISE PRICES
EXERCISE                   NUMBER               NUMBER              CONTRACTUAL          -------------------------------
PRICES                   OUTSTANDING          EXERCISABLE              LIFE              OUTSTANDING         EXERCISABLE
------------------------------------------------------------------------------------------------------------------------
$40.00 - $44.47           3,095,250                    0            9.8  years             $44.25              $44.25
$37.56 - $38.88             338,000                    0            9.5  years             $37.58              $37.58
$30.31 - $35.31          17,285,856            3,368,490            7.7  years             $33.43              $33.50
$22.99 - $29.91           1,203,284            1,017,691            4.5  years             $28.07              $27.75
                         -------------------------------
                         21,922,390            4,386,181
========================================================================================================================

Note 13. Income Taxes

Income before provision for income taxes consisted of:

                         1997         1996        1995
--------------------------------------------------------
U.S.                   $230,717     $162,128    $ 43,495
Non-U.S.                199,518      186,893     119,062
--------------------------------------------------------
                       $430,235     $349,021    $162,557
========================================================

The provision (benefit) for income taxes consisted of:

                         1997          1996        1995
--------------------------------------------------------
U.S. Federal and State:
Current                $ 55,647     $ 53,489    $ 57,596
Deferred                 (8,437)      31,178     (23,871)
--------------------------------------------------------
                         47,210       84,667      33,725
--------------------------------------------------------
Non-U.S.:
Current                  57,949       61,880      33,632
Deferred                 12,726        7,023       6,319
--------------------------------------------------------
                         70,675       68,903      39,951
--------------------------------------------------------
Total                  $117,885     $153,570     $73,676
========================================================

     The following table summarizes the significant differences between the U.S. Federal statutory taxes and the Company's provision for income taxes for consolidated financial statement purposes.

                                               1997          1996        1995
--------------------------------------------------------------------------------
Tax Expense at Statutory Rate              $ 150,582      $122,157     $ 56,895
State and Local Income Taxes,
 net of Federal Tax Benefit                   13,704        12,729       13,079
Non-U.S. Taxes                                  (623)        2,939       (3,684)
Purchased In-Process R&D Costs                    --        11,632           --
Goodwill                                       1,396         3,709        4,457
Amortization of Intangibles                  (48,612)           --           --
Other                                          1,438           404        2,929
--------------------------------------------------------------------------------
Total Taxes                                $ 117,885      $153,570     $ 73,676
================================================================================

     The Company's deferred tax assets (liabilities) are comprised of the following at December 31:

                                     1997         1996
------------------------------------------------------
Deferred Tax Assets:
 Operating Losses               $  23,236     $ 34,225
 Intangibles                       31,552          --
 Postretirement Benefits            6,009        5,274
 Non-Recurring Charges              4,073        5,440
 Postemployment Benefits            3,923        4,969
 Bad Debts                          1,599        2,488
 Other                              4,706        9,006
------------------------------------------------------
                                   75,098       61,402
Valuation Allowance               (21,826)     (29,784)
------------------------------------------------------
                                   53,272       31,618
------------------------------------------------------
Deferred Tax Liabilities:
 Intangibles                      (66,322)     (67,818)
 Deferred Revenue                 (37,274)     (16,966)
 Marketable Securities            (20,522)     (17,268)
 Depreciation                     (17,522)     (12,223)
 Other                            (14,535)      (7,442)
------------------------------------------------------
                                 (156,175)    (121,717)
------------------------------------------------------
Net Deferred Tax Liability      $(102,903)    $(90,099)
======================================================

     The 1997 net deferred tax liability consists of a non-current deferred tax liability of $113,749, offset by a current deferred tax asset of $10,846 included in Other Current Assets. (See Note 18 to the Consolidated Financial Statements).

     The Company has established a valuation allowance attributable to deferred tax assets in certain U.S. state and non-U.S. tax jurisdictions where, based on available evidence, it is more likely than not that such assets will not be realized.

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

     Undistributed earnings of non-U.S. subsidiaries aggregated approximately $479,960 at December 31, 1997. Deferred tax liabilities have not been recognized for these undistributed earnings because it is the Company's intention to permanently reinvest such undistributed earnings outside the U.S. If such earnings are repatriated in the future, or are no longer deemed to be permanently reinvested, applicable taxes will be provided for on such amounts. It is not currently practicable to determine the amount of applicable taxes.

--------------------------------------------------------------------------------
Note 14. Commitments

     Certain of the Company's operations are conducted from leased facilities, which are under operating leases. Rental expense under real estate operating leases for the years 1997, 1996 and 1995 was $28,298, $37,805, and $34,997, respectively. The totals include $387 and $446 in 1996, and 1995 respectively, for facilities usage charged by D&B or an affiliate. The minimum annual rental expense for real estate operating leases that have remaining noncancelable lease terms in excess of one year, net of sublease rentals, at December 31, 1997 was:
1998--$27,896; 1999--$26,849; 2000--$25,901; 2001--$24,522; 2002--$18,639 and an
aggregate of $24,411 thereafter.

     The Company also leases or participates in leases of certain computer and other equipment under operating leases. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance. Rental expense under computer and other equipment leases was $30,286, $25,304, and $21,864 for 1997, 1996 and 1995, respectively. At December 31, 1997, the minimum annual rental expense for computer and other equipment under operating leases that have remaining noncancelable lease terms in excess of one year was: 1998--$27,069; 1999--$24,977; 2000--$13,425; 2001--$6,836 and 2002--$5,898.

     The Company has agreements with various third parties to purchase certain data processing and telecommunications services, extending beyond one year. At December 31, 1997, the purchases covered by these agreements aggregated:
1998--$13,578; 1999--$13,638; and 2000--$5,880.

--------------------------------------------------------------------------------
Note 15. Other Transactions with Affiliates

     Prior to the Distribution, D&B provided certain centralized services (see
Note 1 to the Consolidated Financial Statements) to the Company. Expenses related to these services were allocated to the Company based on utilization of specific services or, where not estimable, based on assets employed by the Company in proportion to D&B's total assets. Management believes these allocation methods are reasonable. These allocations (including data service charges beginning in 1995) were $107,200 and $116,900 in 1996 and 1995, respectively, and are included in operating costs and selling and administrative expenses in the Consolidated Statements of Income. Amounts due to D&B for these expenses are included in Divisional Equity.

     Net transfers to or from D&B, included in Divisional Equity, include advances and loans from affiliates, net cash transfers to or from D&B, third-party liabilities paid on behalf of the Company by D&B, amounts due to or from D&B for services and other charges, and income taxes paid on behalf of the Company by D&B. No interest has been charged on these transactions. The weighted average balance due from D&B was $466,938, and $452,693 for 1996 and 1995, respectively.

     The activity in the net transfers from (to) D&B account for the periods through the Distribution Date included in Divisional Equity in the Consolidated Statements of Shareholders' Equity is summarized as follows:

                                  TEN MONTHS
                                       ENDED    Year Ended
                                 OCTOBER 31,   December 31,
                                        1996          1995
-----------------------------------------------------------
D&B Services and Other Charges     $ 111,806     $ 121,673
Loans and Advances--Net              137,639        44,917
U.S. Income Taxes                     35,434        57,596
Cash Transfers--Net                 (239,999)     (337,237)
-----------------------------------------------------------
Net Transfers from (to) D&B        $  44,880     $(113,051)
===========================================================

     In connection with the Distribution, the Company received 800,000 shares of new D&B common stock and 266,666 shares of ACNielsen Corporation ("ACNielsen") common stock. In December 1996 the Company sold such shares to D&B and ACNielsen, at fair market value, for $18,560 and $3,967, respectively. In addition, the Company assumed $69,000 of liabilities (included in Other Liabilities) which are subject to adjustment in accordance with the Distribution Agreement, related to certain prior business transactions, and $50,000 of short-term debt, which was repaid in December 1996.

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

--------------------------------------------------------------------------------
Note 16. Capital Stock

     On February 18, 1997 the Company announced that its board of directors had authorized a systematic stock repurchase program to buy up to 8,500,000 shares of the

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

Company's outstanding common stock. The stock purchases are held in Treasury and reissued upon exercise of employee stock options. This program was completed on September 5, 1997 at a total cost of $299,737.

     On October 21, 1997 the Company announced that its board of directors had authorized a second systematic stock repurchase program to buy up to 10,000,000 shares of the Company's outstanding common stock. A portion of this program is intended to cover option exercises. Through December 31, 1997, 574,600 shares have been acquired at a total cost of $22,756.

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

--------------------------------------------------------------------------------
Note 17. Litigation

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

     The complaint alleges various violations of the United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These latter claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges that SRG violated an alleged agreement with IRI when it agreed to be acquired by defendants and that the defendants induced SRG to breach that agreement.

     IRI's complaint alleges damages in excess of $350,000, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount.

     On October 15, 1996, defendants moved for an order dismissing all claims in the complaint. On May 6, 1997 the United States District Court for the Southern District of New York issued a decision dismissing IRI's claim of attempted monopolization in the United States, with leave to replead within sixty days. The Court denied defendants' motion with respect to the remaining claims in the complaint. On June 3, 1997, defendants filed an answer denying the material allegations in IRI's complaint, and A.C. Nielsen Company filed a counterclaim alleging that IRI has made false and misleading statements about its services and commercial activities. On July 7, 1997, IRI filed an amended and restated complaint repleading its alleged claim of attempted monopolization in the United States and realleging its other claims. On August 18, 1997, defendants moved for an order dismissing the amended claims. On December 1, 1997, the court denied the motion and, on December 16, 1997, defendants filed a supplemental answer denying the remaining material allegations of the amended complaint.

     In connection with the IRI Action, D&B, ACNielsen Corporation ("ACNielsen") (the parent company of A.C. Nielsen Company) and the Company have entered into an Indemnity and Joint Defense Agreement (the "Indemnity and Joint Defense Agreement") pursuant to which they agree (i) to certain arrangements allocating potential liabilities ("IRI Liabilities") that may arise out of or in connection with the IRI Action, and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that ACNielsen will assume exclusive liability for IRI Liabilities up to a maximum amount to be calculated at the time such liabilities, if any, become payable (the "ACN Maximum Amount"), and that the Company and D&B will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount which ACNielsen is able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring shareholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

     Management of the Company is unable to predict at this time the final outcome of this matter or whether the resolution of this matter could materially affect the Company's results of operations, cash flows or financial position.

Note 18. Supplemental Financial Data

Accounts Receivable--Net:

                                     1997         1996
------------------------------------------------------
Trade                            $250,899     $401,224
Less: Allowance for Doubtful
  Accounts                         (7,199)     (15,470)
Unbilled Receivables               41,291       35,383
Other                              18,618       32,654
------------------------------------------------------
                                 $303,609     $453,791
======================================================

Other Current Assets:
                                     1997         1996
------------------------------------------------------
Deferred Income Taxes            $ 10,846     $ 14,975
Prepaid Expenses                   35,059       48,531
Inventories                        26,463       26,369
Marketable Securities                  --       22,276
------------------------------------------------------
                                 $ 72,368     $112,151
======================================================

Property, Plant and Equipment--Net, Carried at Cost, Less Accumulated Depreciation and Amortization:

                                     1997         1996
------------------------------------------------------
Buildings                        $113,845     $118,122
Machinery and Equipment           355,624      402,424
Less: Accumulated Depreciation   (260,400)    (287,200)
Leasehold Improvements, less:
 Accumulated Amortization of
 $14,095 and $20,199               16,879       23,282
Land                                7,635       12,260
------------------------------------------------------
                                 $233,583     $268,888
======================================================

Computer Software and Goodwill:

                                 COMPUTER
                                 SOFTWARE     GOODWILL
------------------------------------------------------
January 1, 1996                 $ 137,700     $230,888
Additions at Cost                  49,395       60,484
Amortization                      (39,802)     (17,094)
Other Deductions, Additions
 and Reclassifications             (8,253)     (22,795)
------------------------------------------------------
December 31, 1996                 139,040      251,483
Additions at Cost                  58,707        1,554
Amortization                      (42,426)      (8,810)
Other Deductions and
 Reclassifications (1)            (13,053)    (156,797)
------------------------------------------------------
DECEMBER 31, 1997                $142,268     $ 87,430
======================================================

(1) The significant decrease in Goodwill during 1997 is primarily related to the deconsolidation of Gartner.

     Accumulated amortization of Computer Software was $180,106 and $150,481 at December 31, 1997 and 1996, respectively. Accumulated amortization of Goodwill was $40,399 and $67,366 at December 31, 1997 and 1996, respectively.

Accounts and Notes Payable:

                                     1997         1996
------------------------------------------------------
Trade                             $33,708      $25,763
Taxes Other Than Income Taxes      16,377       15,587
Notes                                 458          464
Other                               8,253        5,109
------------------------------------------------------
                                  $58,796      $46,923
======================================================

     The Company has short-term borrowing arrangements with several banks to provide up to $39,400 of borrowings at December 31, 1997. None of these arrangements had material commitment fees or compensating balance requirements.

Accrued and Other Current Liabilities:

                                     1997         1996
------------------------------------------------------
Salaries, Wages, Bonuses and
 Other Compensation              $ 68,717     $ 78,676
Postemployment Benefits             4,073        7,995
Other                             140,154      180,261
------------------------------------------------------
                                 $212,944     $266,932
======================================================

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------
Note 19. Operations by Business Segment

In June 1997, the FASB issued SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information". The Company has adopted SFAS No. 131 for the year ended December 31, 1997, and as required has restated the prior years in order to conform to the 1997 presentation. The Company, operating globally in approximately 80 countries, delivers information, software and related services principally through these strategic business segments referenced below.

IMS is the leading global provider of market information and decision-support services to the pharmaceutical and healthcare industries.

Nielsen Media Research is the leading provider of television audience measurement services, both nationally and locally, in the United States and Canada.

Gartner is the world's leading independent provider of research and analysis on the computer hardware, software, communications and related information technology (IT) industries. The company's subscribers receive research and analysis about significant IT industry development and trends.

Emerging Markets includes Erisco, the premier supplier of software-based administrative and analytical solutions to the managed care industry; CTS, an outsourcer of software applications and development services specializing in Year 2000 conversion services; Super Systems Japan, a marketer of financial application software products to the Japanese market; Enterprises, the Company's venture capital unit, focused on investments in emerging healthcare businesses; and Pilot, which was sold on July 31, 1997.

The accounting policies of these reportable segments are the same as those described for the consolidated entity. The Company evaluates the performance of its operating segments based on revenue and income from operations.

                                                                    NIELSEN                            EMERGING
YEAR ENDED DECEMBER 31, 1997                       IMS           MEDIA RESEARCH       GARTNER(1)       MARKETS(2)           TOTAL
------------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE                                 $980,521           $358,594                            $ 79,038         $1,418,153
SEGMENT OPERATING INCOME                          $265,351           $107,732                           ($  9,752)        $  363,331
General Corporate Expenses                                                                                                    27,989
Interest Income (3)                                  4,441                                                    140              4,581
Non-Operating Income--Net
 Gartner Equity Income (1)                                                                                                    65,120
 Gains from Dispositions--Net                                                                               9,391              9,391
 Other--Net                                                                                                                   15,801
====================================================================================================================================
Income Before Provision for Income Taxes                                                                                  $  430,235
Segment Depreciation and Amortization             $ 76,375           $ 28,663                            $ 11,139         $  116,177
Segment Capital Expenditures                      $ 41,932           $ 24,874                            $  4,304         $   71,110
IDENTIFIABLE ASSETS AT DECEMBER 31, 1997 (4)      $855,789           $182,642                            $147,628         $1,186,059
====================================================================================================================================
Year Ended December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE                                 $904,444           $319,404           $424,382         $ 82,366         $1,730,596
SEGMENT OPERATING INCOME                          $232,827           $ 99,461           $ 60,114        ($ 12,903)        $  379,499
General Corporate Expenses                                                                                                    36,331
Interest Income (3)                                  3,597                                 3,982              221              7,800
Non-Operating Expense--Other--Net                                                                                              2,147
Gains from Dispositions--Net                                                                                  200                200
====================================================================================================================================
Income Before Provision for Income Taxes                                                                                  $  349,021
Segment Depreciation and Amortization             $ 80,313           $ 25,229           $ 15,934         $ 12,181         $  133,657
Segment Capital Expenditures                      $ 37,862           $ 17,929           $ 15,918         $  3,254         $   74,963
IDENTIFIABLE ASSETS AT DECEMBER 31, 1996 (4)      $756,966           $152,307           $497,242         $206,825         $1,613,340
====================================================================================================================================
Year Ended December 31, 1995
------------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE                                 $835,442           $288,652           $337,639         $ 80,607         $1,542,340
Restructuring Expense                             $ 12,800                                                                $   12,800
SEGMENT OPERATING INCOME                          $ 89,335           $ 87,068           $ 51,180        ($ 18,366)        $  209,217
General Corporate Expenses                                                                                                    54,540
Interest Income (3)                                  6,005                                 2,761              330              9,096
Non-Operating Expense--Other--Net                                                                                             16,340
Gains from Dispositions--Net                         4,524                                10,600                              15,124
====================================================================================================================================
Income Before Provision for Income Taxes                                                                                  $  162,557
Segment Depreciation and Amortization             $ 84,641           $ 24,343           $ 11,987         $ 11,561         $  132,532
Segment Capital Expenditures                      $ 29,935           $ 13,508           $ 19,657          $ 2,532         $   65,632
IDENTIFIABLE ASSETS AT DECEMBER 31, 1995 (4)      $768,684           $124,535           $355,088         $132,568         $1,380,875
====================================================================================================================================

(1) The Company maintained a majority interest in Gartner during 1995 and 1996 and accordingly, reflected Gartner on a consolidated basis. During 1997, The Company's voting interest in Gartner fell below 50%. Gartner's results for 1997 are therefore reflected as Gartner Equity Income and included in Non-Operating Income--Net.

(2)  Intersegment sales of $11,092, $8,877 and $7,929 in 1997, 1996 and 1995, respectively, consisting primarily of sales from CTS to IMS and Nielsen Media Research, have been excluded.

(3) Interest income excludes amounts recorded at corporate of $8,194, $1,656 and $1,229 for 1997, 1996 and 1995, respectively.

(4)  Assets of $393,461, $261,642 and $61,215 at December 31, 1997, 1996 and
     1995, respectively, include cash and cash equivalents, investment in Gartner and Property, Plant and Equipment not identified with business segments and represent the reconciling items between total identifiable assets shown and the Company's total assets.



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Dollar amounts in thousands, except per share data
====================================================================================================================================
Note 19. Operations by Business Segment (continued)

Financial information by country:

                                                                UNITED STATES (1)              ALL OTHER                   TOTAL
------------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE (2)                                               $759,070                    $659,083                  $1,418,153
LONG-LIVED ASSETS                                                   $363,478                    $190,657                  $  554,135
====================================================================================================================================
Year Ended December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
Operating Revenue (2)                                               $950,526                    $780,070                  $1,730,596
Long-Lived Assets                                                   $554,795                    $192,472                  $  747,267
====================================================================================================================================
Year Ended December 31, 1995
------------------------------------------------------------------------------------------------------------------------------------
Operating Revenue (2)                                               $834,786                    $707,554                  $1,542,340
Long-Lived Assets                                                   $488,730                    $198,554                  $  687,284
====================================================================================================================================

(1) The above table reflects the deconsolidation of Gartner and the sale of Pilot, in 1997.

(2) Revenue relates to external customers and is primarily attributable to the country of domicile.

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------
Note 20. Reorganization Plan

     On January 15, 1998, the Company announced a plan to separate into two independent, publicly traded companies--IMS Health and Nielsen Media Research. The transaction, which has been structured as a tax-free dividend of one share of IMS Health common stock for each share of Cognizant Corporation common stock, is targeted for completion by the middle of 1998. Concurrent with the transaction, Cognizant Corporation will change its name to Nielsen Media Research. The separation would create IMS Health as the premier global provider of information solutions to the pharmaceutical and healthcare industries, and establish an independent Nielsen Media Research, the leader in electronic audience measurement services. The transaction is subject to final approval by the Company's board of directors and obtaining a ruling from the Internal Revenue Service with respect to the tax-free treatment of the transaction.

Note 21. Quarterly Financial Data (Unaudited)

                                                                      THREE MONTHS ENDED
                                               -----------------------------------------------------------------
                                               MARCH 31 (1)       JUNE 30 (1)      SEPTEMBER 30       DECEMBER 31          FULL YEAR
====================================================================================================================================
1997
OPERATING REVENUE                                $315,576          $338,260          $341,041           $423,276          $1,418,153
OPERATING INCOME                                 $ 47,887          $ 66,701          $ 87,163           $133,591          $  335,342
NET INCOME                                       $ 52,905          $ 60,055          $ 77,066           $122,324          $  312,350
BASIC EARNING PER SHARE OF
 COMMON STOCK                                    $   0.31          $   0.36          $   0.47           $   0.75          $     1.89
DILUTED EARNINGS PER SHARE OF
 COMMON STOCK                                    $   0.31          $   0.36          $   0.46           $   0.73          $     1.86
====================================================================================================================================

====================================================================================================================================
1996
Operating Revenue                                $370,019          $415,703          $424,188           $520,686          $1,730,596
Operating Income(2)                              $ 58,978          $ 81,912          $ 60,195           $142,083          $  343,168
Net Income                                       $ 33,277          $ 42,875          $ 39,858           $ 79,441          $  195,451
Basic Earnings Per Share                         $   0.20          $   0.25          $   0.23           $   0.47          $     1.15
Diluted Earnings Per Share                       $   0.20          $   0.25          $   0.23           $   0.47          $     1.15
====================================================================================================================================


(1) 1997 quarterly results have been restated to reflect the deconsolidation of Gartner.

(2) Includes a one-time acquisition-related charge of $33,233 related to Gartner's acquisition of J3 Learning Corporation in the third quarter.

FIVE-YEAR SELECTED FINANCIAL DATA (UNAUDITED)

Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                        1997              1996              1995              1994            1993
-----------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS:
 Operating Revenue                                $1,418,153        $1,730,596        $1,542,340        $1,257,415      $1,039,259
 Costs and Expenses(1)(2)                          1,082,811         1,387,428         1,387,663         1,030,780         897,909
-----------------------------------------------------------------------------------------------------------------------------------
 Operating Income(1)(2)                              335,342           343,168           154,677           226,635         141,350
 Non-Operating Income--Net(3)                         94,893             5,853             7,880            18,853          25,982
-----------------------------------------------------------------------------------------------------------------------------------
 Income Before Provision for
  Income Tax                                         430,235           349,021           162,557           245,488         167,332
 Provision For Income Taxes                         (117,885)         (153,570)          (73,676)          (99,083)        (58,475)
-----------------------------------------------------------------------------------------------------------------------------------
Income Before Cumulative Effect of
 Accounting Changes                                  312,350           195,451            88,881           146,405         108,857
Cumulative Effect of Accounting
 Changes, Net of Income Taxes(4)                        --                --                --                --           (41,143)
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                        $  312,350        $  195,451        $   88,881        $  146,405      $   67,714
-----------------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share of Common
 Stock                                            $     1.89        $     1.15        $     0.52        $     0.86      $     --
-----------------------------------------------------------------------------------------------------------------------------------
Basic Average Number of
 Shares  Outstanding                             165,163,000       169,944,000       169,522,000       169,946,000            --
-----------------------------------------------------------------------------------------------------------------------------------
Diluted Earnings Per Share of
 Common Stock                                     $     1.86        $     1.15        $     --          $     --        $     --
-----------------------------------------------------------------------------------------------------------------------------------
Diluted Average Number of
 Shares Outstanding                              167,490,000       170,500,000              --                --              --
-----------------------------------------------------------------------------------------------------------------------------------
As a % of Operating Revenue:
 Operating Income                                       23.6%             19.8%             10.0%             18.0%           13.6%
 Income Before Cumulative Effect
  of Accounting Changes                                 22.0%             11.3%              5.8%             11.6%           10.5%
-----------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                              $  801,570        $  872,613        $  604,588        $  606,483      $  540,833
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                      $1,579,520        $1,874,982        $1,442,090        $1,331,038      $1,158,764
===================================================================================================================================


(1) 1996 includes a one-time acquisition-related charge of $33,233 related to Gartner's acquisition of J3 Learning Corporation.

(2) 1995 includes a non-recurring charge of $90,070 (see Note 6 to the Consolidated Financial Statements) and an incremental provision for postemployment benefits of $32,500. Also includes restructuring expense of $12,800, $7,957, and $46,408 in 1995, 1994 and 1993, respectively (See Note
     7 to the Consolidated Financial Statements).

(3) Non-Operating Income in 1997 includes Gartner equity income of $65,120, SAB 51 gains of $14,689, and gains from dispositions--net of $9,391. Results for prior years include gains from dispositions--net of $200, $15,124, $21,473 and $21,022 in non-operating income in 1996, 1995, 1994 and 1993, respectively.

(4) 1993 includes the impact of $28,303 for the adoption of SFAS No. 112 and $12,840 for the adoption of SFAS No. 106.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

COGNIZANT CORPORATION
================================================================================
DIRECTORS
================================================================================
CLIFFORD L. ALEXANDER, JR. (1)
President
Alexander & Associates, Inc.
(Consulting Firm specializing in work force inclusiveness)

JOHN P. IMLAY, JR. (2)
Chairman
Imlay Investments, Inc.
(Private Venture Capital Investments)

ROBERT KAMERSCHEN (2)
Chairman & Chief Executive Officer
ADVO, Inc.
(Direct Mail Marketing Services)

ROBERT J. LANIGAN (1)
Chairman Emeritus
Former Chairman & Chief Executive Officer
Owens-Illinois, Inc.
(Glass, Paper, Plastics and Other Packaging Products)

H. EUGENE LOCKHART (1)
President
BankAmerica Corp.
Retail Banking Division
(Financial Services)

JAMES R. PETERSON (2)
Former President & Chief Executive Officer
The Parker Pen Company
(Writing Instruments and Temporary Help Services)

M. BERNARD PUCKETT (2)
Private Investor

ROBERT E. WEISSMAN
Chairman & Chief Executive Officer
Cognizant Corporation

Board Committees
(1) Audit Committee
(2) Compensation and Benefits Committee


OFFICERS
================================================================================
Chairman & Chief Executive Officer
ROBERT E. WEISSMAN
--------------------------------------------------------------------------------
Executive Vice President
VICTORIA R. FASH
Chief Financial Officer
--------------------------------------------------------------------------------
Senior Vice Presidents
ALAN J. KLUTCH
Finance

JAMES C. MALONE
Finance & Controller

KENNETH S. SIEGEL
General Counsel & Secretary
--------------------------------------------------------------------------------
Vice Presidents
LESLYE G. KATZ
Treasurer

CRAIG S. KUSSMAN
Corporate Development


OFFICERS OF OPERATING UNITS
================================================================================
IMS INTERNATIONAL

VICTORIA R. FASH
Chairman & Chief Executive Officer

TOMMY BOHMAN
Vice Chairman & President, IMS America

GILLES PAJOT
Vice Chairman & President, IMS Europe Region

SHUNSUKE KEIMATSU
Chairman & Chief Executive Officer, IMS Japan

HANS BIEDERMANN
President, Emerging Markets

JAMES C. NEWELL
President, Global Services

Erisco

ANTHONY BELLOMO
President

Cognizant Technology Solutions

WIJEYARAJ A. MAHADEVA
Chairman & Chief Executive Officer

Cognizant Enterprises

VENETIA KONTOGOURIS
President

Nielsen Media Research
WILLIAM G. JACOBI
Chairman

JOHN A. DIMLING
President & Chief Operating Officer

                                [COGNIZANT LOGO]






TRANSFER AGENT
First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, New Jersey 07303-2500
Telephone: (201) 324-1225

CORPORATE CENTER
200 Nyala Farms
Westport, Connecticut 06880
Telephone: (203) 222-4200

INDEPENDENT ACCOUNTANTS
Coopers & Lybrand L.L.P.
1301 Avenue of Americas
New York, N.Y. 10019

FORM 10-K

Your Company will file its report to shareholders on Form 10-K with the Securities and Exchange Commission by March 31, 1998. Many of the SEC's 10-K information requirements are satisfied by this 1997 Annual Report to Shareholders. However, a copy of the Form 10-K will be available without charge after March 31, 1998, upon request to the Investor Relations Department at the Corporate Center address.

COMMON STOCK INFORMATION

The Company's common stock (symbol CZT) is listed on the New York Stock
Exchange.