Form 10-K, Exhibit 13
period 1998-12-31
NIELSEN MEDIA RESEARCH INC
filed 1999-03-29
CIK 1019876

Nielsen Media Research, Inc.
================================================================================
Financial Report



               Management's Discussion and Analysis of
               Financial Condition and Results of Operations                  28

               Report of Independent Accountants                              31

               Statement of Management Responsibility                         31

               Consolidated Statements of Operations                          32

               Consolidated Statements of Financial Position                  33

               Consolidated Statements of Cash Flows                          34

               Consolidated Statements of Shareholders'/
               Divisional Equity and Comprehensive Income                     35

               Notes to Consolidated Financial Statements                     36

               Five-Year Selected Financial Data                              45

Management's Discussion and
Analysis of Financial Condition
and Results of Operations

================================================================================
Dollar amounts in thousands
--------------------------------------------------------------------------------

Overview

Until June 30, 1998, Nielsen Media Research, Inc. ("Nielsen Media Research" or the "Company") was operated as a subsidiary of Cognizant Corporation ("Cognizant"), which also included the business of IMS Health Incorporated ("IMS Health"). Prior to November 1, 1996, the Company was a division of The Dun & Bradstreet Corporation ("D&B"). On June 30, 1998, Cognizant (which is now the Company) distributed shares of IMS Health (the "Distribution") to all holders of common stock. Because of the relative significance of the IMS Health business to Cognizant, IMS Health was treated as the "accounting successor" to Cognizant, and the financial statements of Nielsen Media Research have been prepared on a standalone basis. For periods prior to the Distribution, the Company's results of operations reflect an allocation of Cognizant and D&B corporate and other expenses. See Notes 1 and 9 to the Company's Consolidated Financial Statements.

Results of Operations

Year Ended December 31, 1998 Compared with Year Ended December 31, 1997:

Nielsen Media Research revenue increased 12.1% in 1998 to $401,932 from $358,594 in 1997. National revenues were fueled by the addition of two new cable network customers in 1998, higher sales of special analyses and derivative products, the launch of the new PAX-TV network in September and the growth of the WB network. Local revenues benefited from the full-year effect of three markets metered in 1997 and the start-up of six additional metered markets in 1998.

     Operating costs and selling and administrative expenses in 1998 were $276,168, compared with $239,670 in 1997, an increase of 15.2%. The increase reflects higher costs related to increased investment in the business, including the opening of new metered markets and an increase in Year 2000 expenses of $7,263. Excluding the Year 2000 expenses, operating costs and selling and administrative expenses would have increased 12.3%.

     Operating income in 1998 was $94,379 compared with $90,261 in 1997, an increase of 4.6%. The increase resulted primarily from the factors noted above. Excluding the Year 2000 expenses, operating income would have increased 12.2%.

     Interest expense in 1998 was $8,156, reflecting the debt assumed in connection with the Distribution.

     Gain on sales of marketable securities in 1998 was $8,008.

     Operating margin in 1998 was 23.5%, compared with 25.2% in 1997. Excluding the Year 2000 expenses mentioned above, 1998 operating margin was 26.0%.

     Nielsen Media Research's consolidated 1998 and 1997 effective tax rates were 41.9%. The tax rates were computed on a separate-company basis.

     Net income in 1998 was $54,748, compared with $52,475 in 1997, an increase of 4.3%.

Year Ended December 31, 1997 Compared with Year Ended December 31, 1996:

Nielsen Media Research revenue increased 12.3% in 1997 to $358,594 from $319,404 in 1996. Revenue growth resulted from additional cable customers, entrance into three metered markets, an increase in the level of special analyses and the continued growth of the Hispanic service.

     Operating costs and selling and administrative expenses in 1997 were $239,670, compared with $212,214 in 1996, an increase of 12.9%. The increase reflects higher costs related to increased investment in the business, including the opening of new metered markets and Year 2000 expenses of $2,681. Excluding the Year 2000 expenses, operating costs and selling and administrative expenses would have increased 11.7%.

     Operating income in 1997 was $90,261 compared with $81,961 in 1996, an increase of 10.1%. The increase resulted primarily from the factors noted above, partially offset by Year 2000 expenses of $2,681. Excluding the Year 2000 expenses, operating income would have increased 13.4%.

     Operating margin in 1997 was 25.2%, compared with 25.7% in 1996. Excluding the Year 2000 expenses mentioned above, 1997 operating margin was 25.9%.

     Nielsen Media Research's consolidated 1997 and 1996 effective tax rates were 41.9%. The tax rates were computed on a separate-company basis.

     Net income in 1997 was $52,475, compared with $47,605 in 1996, an increase of 10.2%.

Recently Issued Accounting Standards

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 provides guidance on costs to be capitalized and when capitalization of such costs should commence. The Company will adopt SOP 98-1 beginning January 1, 1999 and expects that the adoption of this SOP will not have a material effect on the Company's financial position, results of operations or cash flows.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of an exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, or an unrecognized foreign-currency-denominated forecasted transaction. The Company will be required to implement SFAS 133 beginning January 1, 2000. The Company expects that the adoption of this pronouncement will not have a material effect on the Company's financial position, results of operations or cash flows.

================================================================================
                                                    Nielsen Media Research, Inc.
--------------------------------------------------------------------------------

Year 2000

Many existing computer systems, software applications and embedded computer chips use two digits, rather than four, to record years, e.g., "98" instead of "1998". Unless modified, such systems will not properly record or interpret years after 1999, which could result in system failures or miscalculations causing disruption of business operations, including, among other things, an inability to process transactions, deliver reports, send invoices, or engage in similar normal business activities. This is known as the Year 2000 Issue.

     The Company began to address the Year 2000 Issue in 1996. The Company determined that most of its significant information technology ("IT") systems, as well as production operations applications that interface with its core IT systems, could be affected and significant portions of software needed to be modified or replaced so that those systems and applications would properly utilize dates beyond December 31, 1999. Affected systems and processes include software applications and computer software and hardware that sample, collect, process, report, and deliver television ratings and audience estimates to the television marketplace in the U.S. and Canada.

     The Company's project to resolve the Year 2000 Issue involves four phases: assessment, remediation, testing and implementation. Once each software application, computer system, or process has completed all four phases, it is returned to a production environment. After completing a series of implementations, the Company's project calls for enterprise-wide system testing of its business-critical systems and processes to validate that key applications and systems will function in concert in a Year 2000 test environment producing the same results as today.

     To date, the Company has devoted substantially all of its Year 2000 efforts to modifying and testing its business-critical processes and computer systems to be Year 2000 ready by the first quarter of 1999. As of December 31, 1998, for its IT exposures, the Company has completed 100% of its assessments, and was nearly 70% complete in the implementation phase. The target to complete the modifications and testing of the remaining business-critical IT software is the end of March 1999. By the end of 1998, the Company completed the first of four planned enterprise-wide system tests, which confirmed that work done to date has been accurate and effective. All four enterprise-wide system tests are scheduled to be completed by July 1999.

     Remediation, testing and implementation of applications supported and used by production operations departments that interface with the IT systems is progressing with substantial completion scheduled for March 1999.

     Third parties, including data providers, users of the Company's data, and application vendors, have been queried about their Year 2000 readiness. To date, the Company is not aware of any anticipated Year 2000-related failures. Failures by data providers to be Year 2000 ready could disrupt the flow of data used in the Company's products. Failures by users could hinder their ability to make use of the Company's products. Failures by application vendors could impact certain product delivery schedules until corrected. While the Company believes most companies it deals with are addressing the issue, it is unable to determine the effect, if any, such failures might have on the Company's business or future results of operations.

     The Company also relies on local and long-distance telecommunications companies throughout the U.S. and Canada to transmit viewing data from its television meters to its computer systems for processing. Given the large number of telephone companies serving the households where the Company's meters are installed, the Company may not be able to assess the extent to which telecommunications failures will occur. Scattered or short-lived telecommunications outages will be unlikely to materially impair the Company's ability to deliver television ratings. A serious telecommunications failure, however, could significantly interrupt the Company's delivery of ratings data to its metered ratings customers, and, if the failure were lengthy, data could be lost.

     The assessment of embedded computer chips relating to building facilities, mailing, and print shop equipment is under way. The Company expects to complete the resolution of any issues by July 1999.

     The Company is utilizing both internal and external resources to address the Year 2000 issue. This project is estimated to cost $19,625 and is being funded through operating cash flows. The operating income impact of the Year 2000 project was $9,944 and $2,681 in 1998 and 1997, respectively. Based on current information, the operating income impact of the Year 2000 project for the full year 1999 is expected to be approximately $7,000.

     Because of its focus in ensuring that remediation projects are on schedule, the Company has not yet fully developed contingency plans to address alternative solutions in the event the Company or its suppliers fail to make any critical systems Year 2000 ready. The Company has begun the contingency planning process with completion expected by September 1999.

     The Company believes that with modifications and replacement of existing software, the Year 2000 impact on systems and computer code controlled and maintained by the Company can be mitigated. However, if such modifications and replacements are not made, are not completed in a timely manner, or if third party providers fail to provide timely, accurate and uninterrupted goods and services, the Year 2000 Issue could materially and adversely affect the Company's results of operations, liquidity and financial condition.

Management's Discussion and
Analysis of Financial Condition
and Results of Operations (cont'd)

================================================================================
Dollar amounts in thousands
--------------------------------------------------------------------------------

Non-U.S. Operating Results and Monetary Assets

Nielsen Media Research operates in the U.S. and Canada. Approximately 2.6% of Nielsen Media Research's revenues in 1998 were derived from its Canadian operations. As a result, fluctuations in the value of the Canadian dollar relative to the U.S. dollar do not significantly affect Nielsen Media Research's results of operations.

     Non-U.S. monetary assets are maintained in Canadian dollars. Changes in the value of this currency relative to the U.S. dollar are charged or credited to Shareholders'/Divisional Equity. The effects of exchange rate changes during 1998, 1997 and 1996 were not material.

Market Risk Sensitive Instruments

The Company is exposed to market risk through its variable-rate short-term bank borrowings. The Company intends to refinance a substantial portion of its variable-rate bank borrowings and issue fixed-rate long-term debt securities. Accordingly, the Company has entered into an interest rate hedge agreement to manage its exposure to changes in interest rates on a portion of the anticipated issuance. At December 31, 1998, the notional amount of the interest rate hedge agreement was $125,000 and the deferred unrealized loss thereon was $8,590.

     The Company's sensitivity to losses due to interest rate risk is calculated utilizing estimates of the termination value of the Company's interest rate hedge agreement and the present value of changes in interest on its short-term bank borrowings based upon an assumed 10% increase or decrease in interest rates from their December 31, 1998 levels. Assuming an instantaneous increase in interest rates of 10% from the December 31, 1998 levels, the unrealized loss on the Company's interest rate hedge agreement and short-term bank borrowings would be $3,899. Assuming an instantaneous decrease in interest rates of 10% from the December 31, 1998 levels, the unrealized loss on the Company's interest rate hedge agreement and short-term bank borrowings would be $13,491.

Liquidity and Capital Resources

Cash and cash equivalents totaled $7,799 and $5,993 at December 31, 1998 and 1997, respectively, an increase of $1,806.

     Net cash provided by operating activities was $122,436 and $94,392 for the years ended December 31, 1998 and 1997, respectively. The increase of $28,044 in cash provided by operating activities compared with the prior year primarily reflected higher earnings, an increase in accrued and other current liabilities ($27,852) primarily related to liabilities assumed in connection with the Distribution and an increase in accrued compensation, offset, in part, by a decrease in accounts payable ($8,869) due to the timing of disbursements.

     Net cash used in investing activities totaled $68,086 for the year ended December 31, 1998 compared with $42,842 in the prior year. The increase of $25,244 primarily reflected increases in additions to property, plant and equipment ($5,844), computer software ($4,964) and intangibles ($5,298).

     Net cash used in financing activities was $52,496 for the year ended December 31, 1998 compared with $51,107 in the prior year. The increase of $1,389 in cash used in financing activities compared to the prior year reflected a repayment of bank borrowings ($50,000), offset, in part, by a decrease in transfers to Cognizant and D&B ($43,781), exclusive of the proceeds from the $300,000 bank borrowings and limited partnership investment, which were distributed to Cognizant in connection with the Distribution, and the proceeds from employee stock option exercises and the employee stock purchase plan.

     Nielsen Media Research's existing balances of cash and cash equivalents, and cash generated from operations and debt capacity, are expected to be sufficient to meet Nielsen Media Research's long-term and short-term cash requirements including continued investment in the business. The Company intends to refinance its short-term bank borrowing facility in 1999 and replace a significant portion of such borrowings with fixed-rate long-term debt securities.

Dividends

The payment and level of cash dividends by Nielsen Media Research are subject to the discretion of the Board of Directors of Nielsen Media Research. Nielsen Media Research currently intends to retain future earnings for the development of its business and does not anticipate paying cash dividends in the near future. Future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of Nielsen Media Research. There can be no assurance that any dividends will be declared or paid.

Forward Looking Statements

Certain statements under the captions "Liquidity and Capital Resources", "Dividends" and "Year 2000" are forward-looking. These may be identified by the use of forward-looking words or phrases, such as "believe", "expect", "intend", "should", "could", "estimated", "target", "efforts" and "scheduled", among others. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's assessment of the Year 2000 Issue to differ materially from its actual impact. These risks and uncertainties include, but are not limited to, the complexity involved in ascertaining all situations in which the Year 2000 Issue may arise; the availability and cost of personnel trained in this area of expertise; the receipt and the reliability of responses from users, suppliers and others to whom compliance inquiries are being made; the success of users and suppliers in addressing the Year 2000 Issue; and the possibility of unforeseen events that could delay timely implementation of the Company's Year 2000 project. In addition, factors that could cause actual results to differ materially from the forward-looking statements relating to liquidity and dividends include, but are not limited to, the results of litigation and other contingencies affecting the Company, deterioration in economic conditions, and the ability to obtain future financing on satisfactory terms.

Report of Independent
Accountants and Statement of
Management Responsibility

================================================================================
                                                    Nielsen Media Research, Inc.
--------------------------------------------------------------------------------

Report of Independent Accountants

To the Shareholders of Nielsen Media Research, Inc.:

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, cash flows, and shareholders'/divisional equity and comprehensive income present fairly, in all material respects, the financial position of Nielsen Media Research, Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and the significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
New York, NY
January 27, 1999


Statement of Management Responsibility

To the Shareholders of Nielsen Media Research, Inc.:

Management has prepared and is responsible for the consolidated financial statements and related information presented in this annual report. The consolidated financial statements, which include amounts based on the estimates of management, have been prepared in conformity with generally accepted accounting principles. Other financial information in the annual report is consistent with that in the consolidated financial statements.

     Management believes that the Company's internal control systems provide reasonable assurance, at reasonable costs, that assets are safeguarded against loss from unauthorized use or disposition, and that the financial records are reliable for preparing financial statements and maintaining accountability for assets. These systems are augmented by written policies, an organizational structure providing division of responsibilities, careful selection and training of qualified financial personnel and a program of internal audits.

     The independent accountants are engaged to conduct an audit of and issue an opinion on the financial statements in accordance with generally accepted auditing standards. These standards include an assessment of the system of internal controls and tests of transactions to the extent considered necessary by them to support their opinion.

     The Board of Directors, through its Audit Committee consisting solely of outside directors of the Company, is responsible for reviewing and monitoring the Company's financial reporting and accounting practices.
PricewaterhouseCoopers LLP have full and free access to the Audit Committee and meet with it periodically, with and without management.


/s/ JOHN A. DIMLING

John A. Dimling
President and Chief Executive Officer


/s/ THOMAS W. YOUNG

Thomas W. Young
Executive Vice President and Chief Financial Officer

Consolidated Statements
of Operations

================================================================================
Amounts in thousands, except per share data         Nielsen Media Research, Inc.
--------------------------------------------------------------------------------

Year Ended December 31,                                        1998         1997         1996
---------------------------------------------------------------------------------------------
Operating Revenue                                         $ 401,932    $ 358,594    $ 319,404
Operating Costs                                             195,301      164,516      146,981
Selling and Administrative Expenses                          80,867       75,154       65,233
Depreciation and Amortization                                31,385       28,663       25,229
---------------------------------------------------------------------------------------------
Operating Income                                             94,379       90,261       81,961
---------------------------------------------------------------------------------------------
Interest Expense                                             (8,156)          --           --
Gain on Sales of Marketable Securities                        8,008           --           --
---------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes                     94,231       90,261       81,961
---------------------------------------------------------------------------------------------
Provision for Income Taxes                                  (39,483)     (37,786)     (34,356)
---------------------------------------------------------------------------------------------
Net Income                                                $  54,748    $  52,475    $  47,605
=============================================================================================
Basic Earnings Per Share of Common Stock                  $    0.99    $    0.95    $    0.84
=============================================================================================
Diluted Earnings Per Share of Common Stock                $    0.92    $    0.92    $    0.84
=============================================================================================
Weighted Average Number of Shares Outstanding - Basic        55,159       55,054       56,648
Dilutive Effect of Stock Option Plans                         4,346        2,063          243
---------------------------------------------------------------------------------------------
Weighted Average Number of Shares Outstanding - Diluted      59,505       57,117       56,891
=============================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements
of Financial Position

================================================================================
Dollar amounts in thousands, except share data      Nielsen Media Research, Inc.
--------------------------------------------------------------------------------

December 31,                                                                         1998         1997
------------------------------------------------------------------------------------------------------
Assets
Current Assets
Cash and Cash Equivalents                                                       $   7,799    $   5,993
Accounts Receivable - Net                                                          54,392       51,986
Other Current Assets                                                                6,092        4,551
------------------------------------------------------------------------------------------------------
Total Current Assets                                                               68,283       62,530
------------------------------------------------------------------------------------------------------
Property, Plant and Equipment - Net                                                68,286       55,050
Computer Software                                                                  50,575       43,093
Intangibles                                                                        22,234       10,649
Other Assets                                                                       22,787       21,112
------------------------------------------------------------------------------------------------------
Total Assets                                                                    $ 232,165    $ 192,434
======================================================================================================

Liabilities and Shareholders'/Divisional Equity
Current Liabilities
Accounts Payable                                                                $  12,965    $  14,355
Accrued and Other Current Liabilities                                              54,753       23,629
Accrued Income Taxes                                                                2,822        5,475
Deferred Revenues                                                                   2,276        1,153
Short-term Debt                                                                   225,000           --
------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                         297,816       44,612
------------------------------------------------------------------------------------------------------
Postretirement Benefits                                                             9,273       11,845
Deferred Income Taxes                                                              47,938       34,394
Long-term Debt                                                                     25,000           --
------------------------------------------------------------------------------------------------------
Total Liabilities                                                                 380,027       90,851
------------------------------------------------------------------------------------------------------

Commitments and Contingencies

Shareholders'/Divisional Equity
Divisional Equity                                                                      --      101,583
Preferred Stock, Par Value $.01 Per Share, Authorized - 10,000,000 shares;
  Outstanding - None                                                                   --           --
Series Common Stock, Par Value $.01 Per Share, Authorized - 10,000,000 shares;
  Outstanding - None                                                                   --           --
Common Stock, Par Value $.01 Per Share, Authorized - 400,000,000 shares;
  Issued - 57,033,524 shares                                                          570           --
Treasury Stock, at Cost - 723,414 shares                                          (11,121)          --
Distribution in Excess of Net Book Value                                         (163,542)          --
Retained Earnings                                                                  25,261           --
Cumulative Translation Adjustment                                                     970           --
------------------------------------------------------------------------------------------------------
Total Shareholders'/Divisional Equity                                            (147,862)     101,583
------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders'/Divisional Equity                           $ 232,165    $ 192,434
======================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements
of Cash Flows

================================================================================
Dollar amounts in thousands                         Nielsen Media Research, Inc.
--------------------------------------------------------------------------------

Year Ended December 31,                                                  1998         1997         1996
-------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net Income                                                        $  54,748    $  52,475    $  47,605
  Reconciliation of Net Income to Net Cash
  Provided by Operating Activities:
     Depreciation and Amortization                                     31,385       28,663       25,229
     Provision for Deferred Income Taxes                               13,352        5,585       10,473
  Changes in Operating Assets and Liabilities:
     Increase in Accounts Receivable                                   (2,406)      (7,213)     (14,022)
     Increase (Decrease) in Accrued and Other Current Liabilities      31,124        3,272          (67)
     (Decrease) Increase in Accounts Payable                           (1,390)       7,479          896
     (Decrease) Increase in Postretirement Benefits                    (2,572)       3,543       (6,183)
     (Decrease) Increase in Accrued Income Taxes                       (2,653)         665          728
     Decrease (Increase) in Other Working Capital Items                   848          (77)           8
-------------------------------------------------------------------------------------------------------
       Net Cash Provided by Operating Activities                      122,436       94,392       64,667
-------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
     Capital Expenditures                                             (30,718)     (24,874)     (17,929)
     Additions to Computer Software                                   (22,085)     (17,121)     (14,356)
     Additions to Intangibles                                         (12,979)      (7,681)      (6,266)
     Other                                                             (2,304)       6,834       (2,234)
-------------------------------------------------------------------------------------------------------
       Net Cash Used in Investing Activities                          (68,086)     (42,842)     (40,785)
-------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
     Third Party Limited Partnership Investment                        25,000           --           --
     Bank Borrowings                                                  275,000           --           --
     Repayment of Bank Borrowings                                     (50,000)          --           --
     Proceeds from Stock Plans                                          4,830           --           --
     Transfers to Cognizant and D&B                                  (307,326)     (51,107)     (19,069)
-------------------------------------------------------------------------------------------------------
       Net Cash Used in Financing Activities                          (52,496)     (51,107)     (19,069)
-------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash and Cash Equivalents              (48)          (7)         (11)
-------------------------------------------------------------------------------------------------------
Increase in Cash and Cash Equivalents                                   1,806          436        4,802
Cash and Cash Equivalents, Beginning of Year                            5,993        5,557          755
-------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                              $   7,799    $   5,993    $   5,557
=======================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of
Shareholders'/Divisional Equity
and Comprehensive Income

================================================================================
Dollar amounts in thousands, except share data      Nielsen Media Research, Inc.
--------------------------------------------------------------------------------

                                                Divisional         Common          Treasury          Capital        Distribution
                                                  Equity           Stock            Stock            Surplus        In Excess of
                                                                                                                     Book Value
--------------------------------------------------------------------------------------------------------------------------------
Balance January 1, 1996                         $  70,874

Net Income                                         47,605
Net Transfers to Cognizant/D&B                    (19,069)
Change in Cumulative
  Translation Adjustment                              (57)
--------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1996                          99,353

Net Income                                         52,475
Net Transfers to Cognizant                        (51,107)
Change in Cumulative
  Translation Adjustment                              862
--------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1997                         101,583

Net Income                                         29,009
Net Transfers to Cognizant                       (307,326)
Distribution to Cognizant
  Shareholders                                    176,734        $   1,711        $ (20,756)       $      --        $(160,356)
--------------------------------------------------------------------------------------------------------------------------------
Balance July 1, 1998                                   --            1,711          (20,756)              --         (160,356)

Transfer of Treasury Shares
  to IMS Health (220,385 shares)                                                      3,186                            (3,186)
Reverse Stock Split                                                 (1,141)                            1,141
Activity under Stock Plans,
  including Tax Benefits
  (491,992 shares)                                                                    6,449           (1,141)
Net Income
Change in Cumulative
  Translation Adjustment
Change in Unrealized Gains
--------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1998                       $      --        $     570        $ (11,121)       $      --        $(163,542)
================================================================================================================================

                                                  Retained          Other             Total        Comprehensive
                                                   Earnings                       Shareholders'        Income
                                                                                     Equity
----------------------------------------------------------------------------------------------------------------
Balance January 1, 1996

Net Income                                                                                         $  47,605
Net Transfers to Cognizant/D&B
Change in Cumulative
  Translation Adjustment                                                                                 (57)
----------------------------------------------------------------------------------------------------------------
Balance December 31, 1996                                                                          $  47,548
                                                                                                   =========
Net Income                                                                                         $  52,475
Net Transfers to Cognizant
Change in Cumulative
  Translation Adjustment                                                                                 862
----------------------------------------------------------------------------------------------------------------
Balance December 31, 1997                                                                          $  53,337
                                                                                                   =========
Net Income                                                                                         $  29,009
Net Transfers to Cognizant
Distribution to Cognizant
  Shareholders                                  $      --        $   2,667        $      --            1,644
----------------------------------------------------------------------------------------------------------------
Balance July 1, 1998                                   --            2,667         (176,734)

Transfer of Treasury Shares
  to IMS Health (220,385 shares)                                                         --
Reverse Stock Split                                                                      --
Activity under Stock Plans,
  including Tax Benefits
  (491,992 shares)                                   (478)                            4,830
Net Income                                         25,739                            25,739           25,739
Change in Cumulative
  Translation Adjustment                                               (53)             (53)             (53)
Change in Unrealized Gains                                          (1,644)          (1,644)          (1,644)
----------------------------------------------------------------------------------------------------------------
Balance December 31, 1998                       $  25,261        $     970        $(147,862)       $  54,695
================================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated
Financial Statements

================================================================================
Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

Note 1. Basis of Presentation

Until June 30, 1998, Nielsen Media Research, Inc. ("Nielsen Media Research" or the "Company") was operated as part of Cognizant Corporation ("Cognizant"), which also included the business of IMS Health Incorporated ("IMS Health"). On June 30, 1998, Cognizant (which is now the Company) distributed to all holders of common stock, the shares of IMS Health (the "Distribution"). Because of the relative significance of the IMS Health business to Cognizant, IMS Health was treated as the "accounting successor" to Cognizant and the financial statements of Nielsen Media Research have been prepared on a standalone basis.

     Although Nielsen Media Research, Inc. is the same corporate legal entity as Cognizant Corporation, except as specifically included or disclosed in these consolidated financial statements, or specified in agreements between Nielsen Media Research and IMS Health, Nielsen Media Research has been indemnified by IMS Health for liabilities of Cognizant incurred before the date of the Cognizant Distribution. As used in the accompanying consolidated financial statements, the term "Nielsen Media Research" or the "Company" refers to the operations of the television audience measurement business, the term "IMS Health" refers to the operations of the pharmaceutical and healthcare information business, and the term "Cognizant" refers to the pre-Cognizant Distribution consolidated entity which operated both businesses. The term "D&B" refers to Cognizant's former parent, The Dun & Bradstreet Corporation.

     On November 1, 1996 (the "D&B Distribution Date"), D&B distributed to its shareholders all of the outstanding shares of common stock of Cognizant, then a wholly-owned subsidiary of D&B (the "D&B Distribution"). In the D&B Distribution, holders of D&B common stock received one share of Cognizant common stock for every share of D&B common stock held.

     The consolidated financial statements have been prepared using Cognizant's historical basis in the assets and liabilities and historical results of operations related to the Company's business.

     The consolidated financial statements generally reflect the financial position, results of operations, and cash flows of the Company as if it were a separate entity for all periods presented. The consolidated financial statements include allocations of certain Cognizant corporate headquarters assets (including prepaid pension assets) and liabilities (including pension and postretirement benefits) as of June 30, 1998 and December 31, 1997 and 1996 and an allocation of Cognizant corporate and other expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other corporate overhead) relating to the Company's business for the six months ended June 30, 1998, and the year ended December 31, 1997 and for the two months ended December 31, 1996 and a corresponding allocation of D&B corporate and other expenses for the ten months ended October 31, 1996 (the "Respective Periods"). Management believes these allocations are reasonable. However, the financial information included herein may not necessarily reflect the consolidated financial position, results of operations, and cash flows of the Company in the future or what they would have been if the Company had been a separate entity during the periods presented.

     For purposes of governing certain of the ongoing relationships between the Company and IMS Health after the Cognizant Distribution and to provide for orderly transition, the Company and IMS Health entered into various agreements.

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

Property, Plant and Equipment. Buildings and machinery and equipment are depreciated over their estimated useful lives of 40 and 3 to 6 years, respectively, using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement.

Computer Software. Certain direct costs incurred in the development of computer software for external use or to meet the internal needs of the Company are capitalized. Computer software costs incurred to establish technological feasibility or in the preliminary project stage of development are expensed in the periods in which they are incurred. Capitalization ceases and amortization starts when a computer software product is available for general release to customers or when the computer software project is placed in service. Amortization of a computer software product is computed using the greater of (a) the ratio of a product's current gross revenues to the total of current and expected gross revenues or (b) the straight-line method computed by dividing the capitalized costs by the estimated economic life of a product over three to five years. The costs of computer software developed for internal use are amortized on a straight-line basis over three to five years. At each balance sheet date the Company reviews the recoverability of the unamortized capitalized costs of computer software by comparing the carrying value of computer software with the estimated net realizable value.

Intangibles. Intangibles primarily result from the deferral of direct costs related to the installation of meters in markets in which customer contracts pre-exist. Intangibles are amortized, using the straight-line method, over the life of the contracts, which are generally five years.

================================================================================
                                                    Nielsen Media Research, Inc.
--------------------------------------------------------------------------------

Note 2. Summary of Significant Accounting Policies (cont'd)

Long-lived Assets. Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recognition of an impairment loss is recognized when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such impairment loss is then based on the fair value of the asset.

Revenue Recognition. The Company recognizes subscription revenue as earned, which is generally pro rata over a one-year period, or as the information is delivered or related services are performed. For certain metered market contracts with fixed payment terms, revenue is recognized on a straight-line basis over the contract period, which is generally five years. The difference between the amount recognized as revenue and the amount billed for service is recorded as unbilled receivables.

Foreign Currency Translation. The Company has operations in Canada. Changes in the value of the Canadian dollar (the functional currency) affect the Company's consolidated financial statements when translated into U.S. dollars. For operations in Canada, assets and liabilities are translated using end-of-period exchange rates; revenues and expenses are translated using average rates of exchange. Currency translation adjustments are accumulated in a separate component of Shareholders'/ Divisional Equity, whereas realized transaction gains and losses are recognized in current income.

Income Taxes. The Company has been included in the Federal and certain state and Canadian income tax returns of Cognizant and D&B for the Respective Periods. The provision for income taxes in the Company's consolidated financial statements has been calculated on a separate-company basis. Income taxes paid on behalf of the Company by Cognizant and D&B for the Respective Periods are included in Divisional Equity. Effective after the Cognizant Distribution, the Company will file separate income tax returns.

Divisional Equity. Divisional Equity includes historical investments and advances from Cognizant and D&B, including net transfers to/from Cognizant and D&B, third-party liabilities paid on behalf of the Company by Cognizant and D&B and amounts due to/from Cognizant and D&B for services and other charges, as well as current-period income through the Respective Periods.

Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Estimates are used for, but are not limited to, the accounting for: allowance for uncollectible accounts receivable, depreciation and amortization, capitalized software costs, intangibles, employee benefit plans, taxes and contingencies.

Earnings Per Share. In 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". Basic earnings per share are calculated by dividing net income by weighted average common shares outstanding. Diluted earnings per share are calculated by dividing net income by dilutive potential common shares. Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all Nielsen Media Research employee stock options are used to repurchase common stock at market value. The number of shares remaining after the proceeds are exhausted represents the potentially dilutive effect of the options. In 1998, the computation represents the weighted average number of common shares of Cognizant common stock outstanding for the six months ended June 30, 1998 and the weighted average number of Nielsen Media Research common shares outstanding for the six months ended December 31, 1998. Basic and fully diluted earnings per share and the average number of shares outstanding for the years ended December 31, 1998, 1997 and 1996 were adjusted to reflect a one-for-three reverse stock split of Nielsen Media Research common shares and the conversion of stock options held by Nielsen Media Research employees in accordance with the methodology provided for in the Cognizant and D&B Distributions. The computation for the year ended December 31, 1996 includes the weighted average number of D&B common shares outstanding, and the weighted average number of shares of Cognizant common stock outstanding during the Respective Periods.

Segments. The Company operates in one segment providing national and local television audience measurement services.

Reclassifications. Certain prior-year amounts have been reclassified to conform with the 1998 presentation.

Financial Instruments. The Company is using an interest rate hedge agreement to manage its exposure to changes in interest rate on a portion of its anticipated issuance of long-term debt securities. The Company does not use derivatives for trading or speculative purposes. Gains and losses on such interest rate hedge agreements that qualify as hedges of anticipated transactions are deferred and will be recognized as an adjustment to interest expense over the life of the to-be-issued debt securities when the debt is issued. If the interest rate hedge agreement is sold or terminated prior to maturity, gains or losses will continue to be deferred until the long-term securities are issued. If the interest rate hedge ceases to qualify as a hedge, gains and losses are recognized currently in income.

Concentrations of Credit Risk. The Company had trade accounts receivable and unbilled receivable balances of $69,073 and $66,207 at December 31, 1998 and 1997, respectively, principally from U.S. based customers in the television media industry.

Notes to Consolidated
Financial Statements (cont'd)

================================================================================
Dollar amounts in thousands, except share data
--------------------------------------------------------------------------------

Note 2. Summary of Significant Accounting Policies (cont'd)

Recently Issued Accounting Standards. In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 provides guidance on costs to be capitalized and when capitalization of such costs should commence. The Company will adopt SOP 98-1 beginning January 1, 1999 and expects that the adoption of this SOP will not have a material effect on the Company's financial position, results of operations or cash flows.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of an exposure to variable cash flows of a forecasted transaction, or
(c) a hedge of the foreign currency exposure of a net investment in a foreign operation, or an unrecognized foreign-currency-denominated forecasted transaction. The Company will be required to implement SFAS 133 beginning January 1, 2000. The Company expects that the adoption of this pronouncement will not have a material effect on the Company's financial position, results of operations or cash flows.

Note 3. Financial Instruments

At December 31, 1998, the Company's financial instruments included cash, cash equivalents, receivables, and accounts payable, short-term bank borrowings and an interest rate hedge agreement. At December 31, 1998, the fair values of cash, cash equivalents, trade receivables and accounts payable approximated carrying values because of the short-term nature of these instruments. The carrying value of the short-term bank borrowing approximates fair value as the interest rate thereon is variable. The interest rate hedge agreement is carried at fair value.

     In 1998, the Company entered into an agreement to hedge against an increase in interest rates in anticipation of the issuance of long-term debt securities in 1999 to replace a significant portion of the 364-Day tranche under the Company's Revolving Credit Facility (see Note 4). The hedge agreement has a notional amount of $125,000 and will be settled when the long-term debt securities are issued. If the settlement rate, based on the yield on designated U.S. Treasury notes is greater than the agreed-upon initial rate, the Company will receive a cash payment. If the difference is less, the Company will make a cash payment. The amount paid or received will be recognized as an adjustment to interest expense over the life of the to-be-issued debt securities. As of December 31, 1998, the Company has deferred an unrealized loss of $8,590.

Note 4. Debt

In connection with the Distribution, the Company borrowed $275,000 under an unsecured revolving credit facility ("Revolving Credit Facility") provided by a group of lenders led by The Chase Manhattan Bank. The Revolving Credit Facility consists of two tranches: a 364-Day $225,000 tranche and a Three-Year $100,000 tranche. As of December 31, 1998, $225,000 of the 364-Day tranche and none of the Three-Year tranche were outstanding. The outstanding commitments under the 364-Day tranche will mature on June 15, 1999. Interest under the Revolving Credit Facility is based upon the London Interbank Offered (LIBO) Rate plus a spread. The weighted average interest rate on the Revolving Credit Facility was 5.33% on December 31, 1998. The Revolving Credit Facility contains certain restrictive covenants and requires the Company to maintain certain specified minimum financial ratios.

     The Company and one of its subsidiaries participate in a limited partnership, one of which serves as general partner. In June 1998, a third party investor contributed $25,000 to the partnership in exchange for a limited partnership interest. The partnership is obligated to make distributions to the third party limited partner of approximately 6.26% per annum. The third party limited partner has the ability to terminate the partnership at the end of December 2000, unless, at that time, one or more of the other partners elect to purchase the entire limited partner interest of the third party limited partner. The partnership licenses database assets and computer software.

================================================================================
                                                    Nielsen Media Research, Inc.
--------------------------------------------------------------------------------

Note 5. Pension and Other Postretirement Benefit Plans

In connection with the Distribution, the Company assumed responsibility for pension and postretirement benefits for active employees and retirees of the Company. An allocation of assets and liabilities and expenses for such benefits prior to July 1, 1998 has been included in the consolidated financial statements.

                                                                        Post-
                                                        Pension       retirement
                                                        Benefits       Benefits
--------------------------------------------------------------------------------
Change in benefit obligation
Benefit obligation at July 1, 1998                      $ 37,727       $  8,040
Service cost                                               1,644            330
Interest cost                                              1,316            260
Plan participants' contributions                              --             10
Actuarial loss                                             1,951            280
Benefits paid                                               (242)           (80)
-------------------------------------------------------------------------------
Benefit obligation at December 31, 1998                 $ 42,396       $  8,840
-------------------------------------------------------------------------------

Change in plan assets
Fair value of plan assets at July 1, 1998               $ 58,292       $     --
Actual return on plan assets                               4,129             --
Company contribution                                          --             70
Plan participants' contributions                              --             10
Benefits paid                                               (242)           (80)
-------------------------------------------------------------------------------
Fair value of plan assets
  at December 31, 1998                                  $ 62,179       $     --
-------------------------------------------------------------------------------

Funded status
  at December 31, 1998                                  $ 19,783       $ (8,840)
Unrecognized actuarial (gain) loss                       (11,306)           170
Unamortized Transition Asset                                (973)            --
Unrecognized prior service credit                         (2,456)          (770)
-------------------------------------------------------------------------------
Prepaid (accrued) benefit cost                          $  5,048       $ (9,440)
-------------------------------------------------------------------------------

Weighted-average assumptions as of December 31, 1998, except as indicated:

Discount rate
  July 1, 1998                                              7.00%          7.00%
  December 31, 1998                                         6.75%          6.75%
Expected return on plan assets                              9.75%           N/A
Rate of compensation increase                               4.16%          4.16%

For measurement purposes, the assumed rate of future increases in per capita cost of covered postretirement health care benefits is 7.3% in 1998, decreasing gradually to 5.0% for the year 2021 and remaining constant thereafter.


                                                    Pension       Postretirement
Six Months Ended December 31, 1998                 Benefits         Benefits
--------------------------------------------------------------------------------
Components of net
  periodic benefit cost
Service cost                                       $ 1,644         $   330
Interest cost                                        1,316             260
Expected return on plan assets                      (2,419)             --
Amortization of transition asset                      (242)             --
Amortization of prior service cost                    (117)           (170)
Recognized actuarial loss                              (21)             --
--------------------------------------------------------------------------------
Net periodic benefit cost                          $   161         $   420
--------------------------------------------------------------------------------


Through June 30, 1998, the Company participated in Cognizant's defined benefit pension plan and its postretirement health and life insurance plans covering eligible employees in the U.S. Prior to the D&B Distribution, the Company participated in D&B's plans. Accordingly, the Company has recorded pension expense, as allocated in the Respective Periods by Cognizant and D&B, totaling $334 for the six months ended June 30, 1998, and $1,571 and $2,397 for the years ended December 31, 1997 and 1996, respectively. The cost of postretirement benefit plans to the Company and as allocated by Cognizant and D&B during the respective periods was not significant.

     Certain employees of the Company in the U.S. also have been eligible to participate in the Company's defined contribution plan and in the Cognizant and D&B-sponsored defined contribution plans during the Respective Periods. The Company makes a matching contribution of up to 50% of the employee's contribution based on specified limits of the employee's salary. The Company's expense related to these plans was $2,278, $2,021, and $1,797 for the years ended December 31, 1998, 1997, and 1996, respectively.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

                                                          1% Point      1% Point
                                                          Increase      Decrease
--------------------------------------------------------------------------------
Effect on total of service and
  interest cost components
  for the six months ended
  December 31, 1998                                        $  50         ($ 40)
Effect on postretirement benefit obligation
  as of December 31, 1998                                  $ 850         ($740)

Notes to Consolidated
Financial Statements (cont'd)

================================================================================
Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

Note 6. Employee Stock Plans

The Nielsen Media Research Key Employees Stock Incentive Plan provides for the grant of stock options and restricted stock to eligible employees. All options have a life of ten years, vest proportionally over three to six years and have an exercise price equal to the fair value of the common stock on the grant date. On November 1, 1996, immediately following the D&B Distribution, outstanding stock option awards under the D&B Key Employees Stock Option Plans held by Company employees were canceled and replaced by substitute awards under the Cognizant Corporation Key Employees Stock Incentive Plan. Immediately following the Cognizant Distribution, outstanding awards under the Cognizant Key Employees Stock Incentive Plan held by Company employees were adjusted in accordance with the Nielsen Media Research Plan. The adjusted awards have the same ratio of the exercise price per option to the market value per share, the same aggregate difference between market value and exercise price, and the same vesting provisions, option periods and other terms and conditions as the original options. These adjusted awards were further adjusted retroactive to November 1, 1996 to reflect the Company's one-for-three reverse stock split effective August 26, 1998.
                                                                  Weighted Avg.
                                                      Shares      Exercise Price
--------------------------------------------------------------------------------
Options Outstanding November 1, 1996                 3,350,314        $ 7.63
Granted                                             14,804,506        $ 8.12
--------------------------------------------------------------------------------
Options Outstanding December 31, 1996               18,154,820        $ 8.04
Granted                                                951,219        $ 8.77
Exercised                                             (575,004)       $ 7.37
Expired                                             (1,128,270)       $ 8.03
--------------------------------------------------------------------------------
Options Outstanding December 31, 1997               17,402,765        $ 8.11
Granted                                              1,372,634        $15.58
Exercised                                           (3,831,547)       $ 8.49
Expired                                               (745,094)       $ 8.17
--------------------------------------------------------------------------------
Options Outstanding December 31, 1998               14,198,758        $ 8.87
================================================================================

At December 31, 1998 outstanding options for Nielsen Media Research common stock held by Company employees were as follows:

                                                           Weighted Avg.
                                Shares              ----------------------------
Range of              -------------------------       Years        Exercise
Exercise Prices       Outstanding   Exercisable     Remaining       Price
--------------------------------------------------------------------------------

$ 5.59 - $ 6.82          116,448       116,448          2           $ 6.11
$ 7.28 - $ 8.59       12,348,098     3,005,263          8           $ 8.12
$ 9.14 - $10.82          369,798        17,460          9           $10.15
$11.86 - $16.44        1,364,414             0         10           $15.61
--------------------------------------------------------------------------------
                      14,198,758     3,139,171          8           $ 8.87
================================================================================

The Company maintains an Employee Stock Purchase Plan which allows eligible employees to purchase a limited amount of common stock at the end of each quarter at a price equal to the lesser of 90% of fair market value on (a) the first trading day of the quarter or (b) the last trading day of the quarter. Fair market value is defined as the average of the high and low prices of the shares on the relevant day.

     SFAS No. 123, "Accounting for Stock-Based Compensation", requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards to Company employees under those plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated as follows:

Year Ended December 31,                     1998            1997            1996
--------------------------------------------------------------------------------
Net Income
           As reported                $   54,748      $   52,475      $   47,605
           Pro forma                  $   51,813      $   49,059      $   46,660
Earnings Per Share:
  Basic:   As reported                $     0.99      $     0.95      $     0.84
           Pro forma                  $     0.94      $     0.89      $     0.82
  Diluted: As reported                $     0.92      $     0.92      $     0.84
           Pro forma                  $     0.87      $     0.86      $     0.82

Note: The pro forma disclosures shown above are not representative of the effects on net income and earnings per share in future years.

The fair value of the Company's stock options used to compute the Company's pro forma net income and earnings per share disclosures for the years ended December 31, 1998, 1997 and 1996 are based on the estimated present value of the Company's stock options at grant date and an allocation of the estimated present value of the Cognizant stock options at their respective grant dates using the Black-Scholes option pricing model.

The following weighted average assumptions were used:

                                                       Stock Option Grants
--------------------------------------------------------------------------------
                                                                 Cognizant
                                             Nielsen       ---------------------
                                               1998          1997          1996
--------------------------------------------------------------------------------
Dividend Yield                                  0.0%          0.3%          0.3%
Expected Volatility                            30.0%         25.0%         25.0%
Risk-Free Interest Rate                         4.7%          5.9%          5.9%
Expected Term (years)                           3.0           4.5           4.5
Fair Value                                   $ 4.29        $11.46        $10.31

================================================================================
                                                    Nielsen Media Research, Inc.
--------------------------------------------------------------------------------

Note 7. Income Taxes

Years ended December 31,                          1998         1997        1996
--------------------------------------------------------------------------------
Pretax Income                                  $94,231      $90,261      $81,961
================================================================================
The provision for income taxes
 consisted of:
    U.S. Federal
    Current                                    $18,949      $23,600      $16,735
    Deferred                                     9,969        4,674        8,764
--------------------------------------------------------------------------------
                                                28,918       28,274       25,499
--------------------------------------------------------------------------------
    U.S. State & Local and Foreign
    Current                                      7,182        8,601        7,148
    Deferred                                     3,383          911        1,709
--------------------------------------------------------------------------------
                                                10,565        9,512        8,857
--------------------------------------------------------------------------------
    Total                                      $39,483      $37,786      $34,356
================================================================================

The following table summarizes the significant differences between the U.S. Federal statutory taxes and the Company's provision for income taxes for consolidated financial statement purposes for the years ended December 31:

                                                  1998         1997         1996
--------------------------------------------------------------------------------
  Tax Expense at Statutory Rate                $32,981      $31,591      $28,686
  State and Local Income Taxes,
    net of Federal Tax Benefit                   6,380        6,053        5,355
  Foreign                                          122          142          315
--------------------------------------------------------------------------------
  Total Taxes                                  $39,483      $37,786      $34,356
================================================================================

The Company's deferred tax assets (liabilities) are comprised of the following at December 31:

                                                           1998            1997
--------------------------------------------------------------------------------
Deferred Tax Assets:
  Postretirement Benefits                              $  3,855        $  4,428
  Bad Debts                                               1,226           1,735
  Other                                                     425             151
-------------------------------------------------------------------------------
                                                          5,506           6,314
-------------------------------------------------------------------------------
Deferred Tax Liabilities:
  Computer Software and Intangibles                     (38,860)        (25,524)
  Unbilled Revenue                                       (5,299)         (3,952)
  Postretirement Benefits                                (2,966)         (3,418)
  Depreciation                                           (4,669)         (5,879)
  Other                                                      --            (477)
-------------------------------------------------------------------------------
                                                        (51,794)        (39,250)
-------------------------------------------------------------------------------
Net Deferred Tax Liability                             $(46,288)       $(32,936)
================================================================================

Note 8. Lease Commitments

The Company leases office and production facilities, computers and other equipment under operating leases expiring through 2007. Rental expense under these leases amounted to $11,309, $10,911, and $10,774 for the years ended December 31, 1998, 1997 and 1996, respectively. Aggregate minimum rentals under noncancellable leases are as follows:

Years ending December 31,
--------------------------------------------------------------------------------
1999                                                                     $ 8,763
2000                                                                       7,885
2001                                                                       7,485
2002                                                                       7,572
2003                                                                       6,837
Thereafter                                                                 6,068
--------------------------------------------------------------------------------
                                                                         $44,610
================================================================================

At the Distribution, the Company assumed certain Cognizant leases or entered into sublease agreements with IMS Health or third parties for certain facilities, computer and other equipment, which principally are a continuation of existing lease commitments at market rates. These commitments are included in the amounts disclosed above.

Notes to Consolidated
Financial Statements (cont'd)

================================================================================
Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

Note 9. Other Transactions with Affiliates

Prior to the Cognizant Distribution, Cognizant, and prior to the D&B Distribution, D&B, used a centralized cash management system to finance their operations. Cash deposits from most of the Company's businesses were transferred to Cognizant and D&B, respectively, on a daily basis. Cognizant and D&B, respectively, funded the Company's disbursement bank accounts as required. No interest was charged on these transactions. Cash and cash equivalents at December 31, 1997 and 1996 in the accompanying consolidated financial statements represent remaining balances in the Company's accounts.

     Cognizant and D&B provided certain centralized services (see Note 1 to the Consolidated Financial Statements) to the Company. Expenses related to these services were allocated to the Company based on utilization of specific services or, where not estimable, based on revenue of the Company in proportion to Cognizant's and D&B's consolidated revenue. Management believes these allocation methods are reasonable. These allocations were $16,903 for the six months ended June 30, 1998, and $34,146 and $34,676 for the years ended December 31, 1997 and 1996, respectively, and are included in operating costs and selling and administrative expenses in the Consolidated Statements of Operations. Amounts due to Cognizant and D&B for these allocated expenses are included in Divisional Equity.

     Net transfers to or from Cognizant and D&B, included in Divisional Equity, include advances and loans from affiliates, net cash transfers to or from Cognizant and D&B, third-party liabilities paid on behalf of the Company by Cognizant and D&B, amounts due to or from Cognizant and D&B for services and other charges, and income taxes paid on behalf of the Company by Cognizant and D&B during the Respective Periods. No interest has been charged on these transactions. The weighted average balance due from Cognizant and D&B was $338,061 for the six months ended June 30, 1998, and $334,329 and $342,319 for the years ended December 31, 1997 and 1996, respectively.

     The activity in the net transfers to Cognizant and D&B account for the periods included in Divisional Equity in the Consolidated Statements of Shareholders'/Divisional Equity and Comprehensive Income is summarized as follows:

                                                        Year ended December 31
                                   Six months ended   --------------------------
                                     June 30,1998        1997            1996
--------------------------------------------------------------------------------
Cognizant/D&B Services
  and Other Charges                   $ (16,903)      $ (37,738)      $ (38,870)
Loans and Advances, Net                  14,714          12,151         (28,980)
U.S. Income Taxes                       (12,551)        (23,600)        (16,735)
Cash Transfers, Net                     322,066         100,294         103,654
-------------------------------------------------------------------------------
Net Transfers to
  Cognizant/D&B                       $ 307,326       $  51,107       $  19,069
===============================================================================

     For purposes of governing certain of the ongoing relationships between the Company and IMS Health after the Cognizant Distribution and to provide for an orderly transition, the Company and IMS Health have entered into various agreements including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Shared Transaction Services Agreement, and Transition Services Agreement. Among other things, the agreements set forth principles to be applied in allocating certain Cognizant Distribution-related costs and specify portions of contingent liabilities (including certain contingent liabilities arising from the D&B Distribution) to be shared if certain amounts are exceeded.

Note 10. Capital Stock

On July 8, 1998, the Nielsen Media Research Board of Directors authorized a one-for-three reverse stock split which was approved at a special shareholders' meeting held on August 26, 1998. Shareholders at the close of business on that date have the right to receive one new share of Nielsen Media Research common stock in exchange for three old shares.

     Under a Shareholder Rights Plan (the "Rights Plan") adopted by the Cognizant Board of Directors, and continued by the Company, each certificate for a share of Nielsen Media Research's common stock also represents one Preferred Share Purchase Right (a "Right"). In the event a person or group (an "Acquiring Person") acquires beneficial ownership of, or commences or announces an intention to make a tender offer for more than 15% of the outstanding shares of common stock, each Right entitles the holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at $210 per each one one-thousandth of a share (the "Purchase Price"). In the event a person or group becomes an Acquiring Person, or Nielsen Media Research is acquired in a merger or other business combination or 50% or more of its assets or earning power are sold, each holder of a Right (other than an Acquiring Person) has the right to receive common stock of Nielsen Media Research or the entity that engaged in such transaction, as applicable, which has a market value of two times the Purchase Price. The Rights, which do not have voting rights and are subject to adjustment in certain circumstances, expire on October 23, 2006 and are redeemable by Nielsen Media Research at a price of $0.01 per Right under certain circumstances.

================================================================================
                                                    Nielsen Media Research, Inc.
--------------------------------------------------------------------------------

Note 11. Litigation and Contingencies

The Company and its subsidiaries are involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such current legal proceedings and litigation, if decided adversely, could have a material adverse effect on quarterly or annual operating results or cash flows when resolved in a future period. However, in the opinion of management, these matters will not materially affect the Company's consolidated financial position.

     On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen Company and IMS, a unit of Cognizant (the "IRI Action"). The complaint alleges, among other things, various violations of the antitrust laws and damages in excess of $350,000, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages of an unspecified amount. In connection with the D&B Distribution, D&B, ACNielsen Corporation ("ACNielsen") (the parent of A.C. Nielsen Company) and Cognizant entered into an Indemnity and Joint Defense Agreement (the "Indemnity and Joint Defense Agreement") pursuant to which ACNielsen agreed to be responsible for any potential liabilities which may ultimately be incurred by D&B or Cognizant as a result of such action, up to a maximum amount to be determined by an independent investment bank if and when any such liabilities are incurred. The determination of such maximum amount will be based on ACNielsen's ability to satisfy such liabilities and remain financially viable, subject to certain assumptions and limitations. However, Cognizant and D&B agreed that to the extent that ACNielsen is unable to satisfy any such liabilities in full and remain financially viable, Cognizant and D&B will each be responsible for 50% of the difference between the amount, if any, which may be payable as a result of such litigation and the maximum amount which ACNielsen is then able to pay as determined by such investment bank. Under the terms of the D&B Distribution Agreement, dated October 28, 1996, among Cognizant, D&B and ACNielsen (the "1996 Distribution Agreement"), pursuant to which shares of Cognizant and ACNielsen were distributed to the stockholders of D&B and as a condition to the Cognizant Distribution, Nielsen Media Research and IMS Health were required to undertake to be jointly and severally liable to D&B and ACNielsen for Cognizant's obligations with respect to the IRI action.

     However, pursuant to the Distribution Agreement, dated as of June 30, 1998 between Cognizant and IMS Health, IMS Health and Nielsen Media Research agreed that, as between themselves, IMS Health will assume 75%, and Nielsen Media Research will assume 25%, of any payments to be made in respect of the IRI Action under the Indemnity and Joint Defense Agreement or otherwise, including any ongoing legal fees and expenses related thereto incurred in 1999 or thereafter. IMS Health agreed to be fully responsible for any legal fees and expenses incurred during 1998.

     Under the terms of the 1996 Distribution Agreement, Nielsen Media Research and IMS Health are also jointly and severally liable to D&B for taxes and accrued interest arising from certain tax assessments that may be levied by the Internal Revenue Service ("IRS") related to certain D&B tax planning strategies. Pursuant to the Distribution Agreement, Nielsen Media Research is liable to pay 25% of any payments made by D&B to the IRS, net of any related tax benefits, in excess of the first $397,000 which is payable by D&B and/or IMS Health.

     The IRS is currently reviewing D&B's utilization of certain capital losses during 1989 and 1990. D&B has stated that it intends to vigorously defend its position against any assessment that may be made in the future regarding this transaction. However, if an assessment is made and should the IRS prevail, in the opinion of management the impact of this transaction would not have a material effect on the results of operations, cash flows or financial position of Nielsen Media Research.

     In accordance with the Distribution Agreement, Nielsen Media Research's aggregate liability to IMS Health for payments in respect of the IRI Action and its share of any future D&B tax and interest payments relating to the tax uncertainties referred to in the paragraphs above shall not exceed $125,000 and is not payable until 2001.

     Management is unable to predict at this time the final outcome of the IRI Action, the amount of or any future D&B tax and interest payments and whether the resolution of such matters could materially affect Nielsen Media Research's results of operations, cash flows or financial position.

Notes to Consolidated
Financial Statements (cont'd)

================================================================================
Dollar amounts in thousands, except per share data
--------------------------------------------------------------------------------

Note 12. Supplemental Financial Data

Accounts Receivable - Net:                                 1998           1997
--------------------------------------------------------------------------------
Trade                                                  $ 56,119        $ 53,641
Less: Allowance for Doubtful Accounts                    (2,994)         (3,294)
Other                                                     1,267           1,639
-------------------------------------------------------------------------------
                                                       $ 54,392        $ 51,986
===============================================================================

Other Current Assets:                                      1998            1997
-------------------------------------------------------------------------------
Deferred Income Taxes                                  $  1,650        $  1,458
Prepaid Expenses                                          4,442           3,093
-------------------------------------------------------------------------------
                                                       $  6,092        $  4,551
===============================================================================

Property, Plant and Equipment - Net, Carried at Cost, Less
Accumulated Depreciation and Amortization                   1998           1997
--------------------------------------------------------------------------------
Buildings                                              $  13,448      $  13,413
Machinery and Equipment                                  149,472        134,155
Less: Accumulated Depreciation                           (99,270)       (98,325)
Leasehold Improvements, less: Accumulated
   Amortization of $2,883 and $2,597                       3,586          4,243
Land                                                       1,050          1,564
-------------------------------------------------------------------------------
                                                       $  68,286      $  55,050
===============================================================================

                                                       Computer
                                                        Software     Intangibles
--------------------------------------------------------------------------------
January 1, 1997                                         $ 35,653      $ 11,686
   Additions at Cost                                      17,121         7,681
   Amortization                                           (9,641)       (4,934)
   Other Deductions and Reclassifications                    (40)       (3,784)
--------------------------------------------------------------------------------
December 31, 1997                                         43,093        10,649
   Additions at Cost                                      22,085        12,979
   Amortization                                          (10,973)       (4,066)
   Other Deductions and Reclassifications                 (3,630)        2,672
--------------------------------------------------------------------------------
December 31, 1998                                       $ 50,575      $ 22,234
================================================================================

Accumulated Amortization of Computer Software and Intangibles was $43,173 and $19,501 at December 31, 1998, and $32,605 and $22,773 at December 31, 1997,
respectively.

Other Assets                                                  1998          1997
--------------------------------------------------------------------------------
Unbilled Receivables                                       $12,954       $12,566
Pension Assets                                               7,079         8,546
Investments                                                  2,754            --
--------------------------------------------------------------------------------
                                                           $22,787       $21,112
================================================================================

Accounts Payable                                              1998          1997
--------------------------------------------------------------------------------
Trade                                                      $10,829       $11,714
Payroll Taxes                                                2,136         2,641
--------------------------------------------------------------------------------
                                                           $12,965       $14,355
================================================================================

Accrued and Other Current Liabilities:                        1998          1997
--------------------------------------------------------------------------------
Salaries, Wages, Bonuses and
   Other Compensation                                      $22,715       $13,386
Sales and Use Taxes                                          3,511           644
Interest Rate Hedge Obligation                               8,590            --
Other                                                       19,937         9,599
--------------------------------------------------------------------------------
                                                           $54,753       $23,629
================================================================================


================================================================================
Note 13. Selected Quarterly Financial Data (Unaudited)

                                                  March 31,         June 30,      September 30,    December 31,      Full Year
Three Months Ended                                -------------------------------------------------------------
1998
----------------------------------------------------------------------------------------------------------------------------------
Operating Revenue                                 $ 96,064         $ 97,931         $ 99,394         $108,543         $401,932
Operating Income                                  $ 21,317         $ 23,013         $ 26,001         $ 24,048         $ 94,379
Net Income                                        $ 14,246         $ 14,774         $ 13,258         $ 12,470         $ 54,748
Basic Earnings Per Share                          $   0.26         $   0.27         $   0.24         $   0.22         $   0.99
Diluted Earnings Per Share                        $   0.25         $   0.25         $   0.23         $   0.21         $   0.92 (1)

1997
----------------------------------------------------------------------------------------------------------------------------------
Operating Revenue                                 $ 86,271         $ 87,184         $ 89,911         $ 95,228         $358,594
Operating Income                                  $ 21,910         $ 22,980         $ 24,267         $ 21,104         $ 90,261
Net Income                                        $ 12,730         $ 13,351         $ 14,099         $ 12,295         $ 52,475
Basic Earnings Per Share                          $   0.22         $   0.24         $   0.26         $   0.23         $   0.95
Diluted Earnings Per Share                        $   0.22         $   0.24         $   0.25         $   0.22         $   0.92 (1)

(1) The sum of the quarterly earnings per share does not equal full year earnings per share due to rounding.

Five-Year Selected
Financial Data
================================================================================
Amounts in thousands, except per share data         Nielsen Media Research, Inc.

                                                                                                                     (Unaudited)
Year Ended, and as of December 31,                          1998            1997           1996          1995            1994
--------------------------------------------------------------------------------------------------------------------------------
Income Statement Data:
Operating Revenue                                        $ 401,932       $ 358,594      $ 319,404      $ 288,652      $ 250,303
Costs and Expenses                                         307,553         268,333        237,443        219,084        198,380
-------------------------------------------------------------------------------------------------------------------------------
Operating Income                                            94,379          90,261         81,961         69,568         51,923
Non Operating Expense, Net                                    (148)             --             --             --             --
-------------------------------------------------------------------------------------------------------------------------------
Income before Provision for Taxes                           94,231          90,261         81,961         69,568         51,923
-------------------------------------------------------------------------------------------------------------------------------
Net Income                                               $  54,748       $  52,475      $  47,605      $  40,412      $  30,115
===============================================================================================================================
Earnings Per Share - Basic                               $    0.99       $    0.95      $    0.84      $    0.72            N/A
Earnings Per Share - Diluted                             $    0.92       $    0.92      $    0.84      $    0.72            N/A

Weighted Average Number of Shares Outstanding:
Basic                                                       55,159          55,054         56,648         56,507            N/A
Diluted                                                     59,505          57,117         56,891         56,507            N/A

Balance Sheet Data:
Total Assets                                             $ 232,165       $ 192,434      $ 170,331      $ 134,521      $ 138,842
Total Debt                                               $ 250,000              --             --             --             --
Shareholders'/Divisional Equity                          $(147,862)      $ 101,583      $  99,353      $  70,874      $  87,893

Corporate Information

================================================================================
                                                    Nielsen Media Research, Inc.
--------------------------------------------------------------------------------

STOCK PERFORMANCE TABLE

The Company's common stock (symbol NMR) began trading on the New York Stock Exchange on July 1, 1998. The number of shareholders of record was 9,028 as of December 31, 1998. The following table summarizes price information for the Company's common stock during 1998:

                                                       Price per Share ($)
------------------------------------------------------------------------------
                                                     High                Low
------------------------------------------------------------------------------
Third quarter                                       15.375              8.250
Fourth quarter                                      18.000              8.375
-----------------------------------------------------------------------------
Year                                                18.000              8.250
=============================================================================

Amounts have been adjusted to reflect a one-for-three reverse stock split on August 26, 1998.

Nielsen Media Research is the legal successor to Cognizant Corporation, which spun off IMS Health to shareholders on June 30, 1998 and changed its name. Nielsen Media Research commenced when-issued trading on the New York Stock Exchange on June 23, 1998. This table reflects daily closing prices beginning July 1, 1998. Past performance is not necessarily indicative of future returns on an investment in Nielsen Media Research.

SHAREHOLDER INFORMATION

Annual Meeting

The Annual Meeting of Shareholders will be held at 1209 Orange Street, Wilmington, Delaware on Tuesday, April 13, 1999 at 9:30 a.m.

Inquiries Regarding Your Stock Holdings

Registered shareholders (shares held by you in your own name) should address communications to:

Nielsen Media Research
First Chicago Trust Company of New York
c/o EquiServe
PO Box 2500
Jersey City, NJ 07303-2500
Tel:  1-800-519-3111
Hearing Impaired: (201) 222-4955
E-mail: fctc@em.fcnbd.com

or

Office of the Corporate Secretary
Nielsen Media Research, Inc.
299 Park Avenue
New York, NY 10171
Tel: (212) 708-6976
Fax: (212) 708-7012

In all inquiries, please mention Nielsen Media Research, your name as printed on your stock certificate, your Social Security number, your address and telephone number.

Beneficial holders (shares held in the name of your bank or broker) should direct communications on all administrative matters to your stockbroker.

Employee benefit plan participants should direct all inquiries to the Employee Service Center at 1-800-525-9586.

Earnings announcements and other corporate information are available on our web site:

www.nielsenmedia.com

INSTITUTIONAL INVESTORS

Securities analysts, portfolio managers, representatives of financial institutions and others with questions are invited to contact:

Investor Relations
Nielsen Media Research, Inc.
299 Park Avenue
New York, NY 10171
(212) 708-7788

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP
1301 Avenue of the Americas
New York, NY 10019-6013

FORM 10-K

The Company will file its Annual Report on Form 10-K with the Securities and Exchange Commission (SEC) by March 31, 1999. Copies of the 10-K and 10-Q SEC filings can be obtained by submitting a request to the Company's Investor Relations department at the Corporate address above. Copies of SEC filings also are available from the SEC at: www.sec.gov.


46